UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

EXPRESSJET HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of ExpressJet Holdings, Inc. (“common stock”)

(2)	Aggregate number of securities to which transaction applies:

17,644,387 shares of common stock (including restricted stock) and warrants to purchase 2,700,000 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was determined by calculating the sum of (A) 17,644,387 shares of common stock (including restricted stock) multiplied by $6.75 per share and (B) warrants to purchase 2,700,000 shares of common stock multiplied by $6.74 (which is the difference between $6.75 and the exercise price of such warrants of $0.01 per share)

(4)	Proposed maximum aggregate value of transaction:

$137,297,612.25

(5)	Total fee paid:

$9,789.32

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

The Board of Directors of ExpressJet Holdings, Inc. (“we,” “us” or “ExpressJet”) has unanimously approved a merger agreement providing for ExpressJet to be acquired by SkyWest, Inc. (“SkyWest”). You are cordially invited to attend a special meeting of ExpressJet’s stockholders to be held at 10:00 a.m., Central Time, on , 2010, at the Houston Marriott North at Greenspoint, 255 N. Sam Houston Parkway East, Houston, Texas 77060.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the merger agreement entered into on August 3, 2010, pursuant to which an indirect wholly owned subsidiary of SkyWest would merge with and into ExpressJet, with ExpressJet surviving as an indirect wholly owned subsidiary of SkyWest. If the merger contemplated by the merger agreement is completed, the holders of our common stock will receive $6.75 in cash, without interest and less applicable withholding tax, for each share of our common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the Delaware General Corporation Law.

After careful consideration, the ExpressJet Board of Directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the stockholders of ExpressJet. THE EXPRESSJET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of ExpressJet’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about ExpressJet from documents ExpressJet has filed with the Securities and Exchange Commission.

Your vote is important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting and approving the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption and approval of the merger agreement and FOR adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

George Bravante
Chairman of the Board of Directors

THIS PROXY STATEMENT IS DATED             , 2010 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF EXPRESSJET HOLDINGS, INC. ON OR ABOUT             , 2010.

EXPRESSJET HOLDINGS, INC.

700 N. Sam Houston Parkway West, Suite 200

Houston, Texas 77067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD             , 2010

To the Stockholders of ExpressJet Holdings, Inc.:

A special meeting of stockholders of ExpressJet Holdings, Inc., a Delaware corporation (“ExpressJet”), will be held at 10:00 a.m., Central Time, on             , 2010, at the Houston Marriott North at Greenspoint, 255 N. Sam Houston Parkway East, Houston, Texas 77060, for the following purposes:

1.	Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 3, 2010, among SkyWest, Inc., a Utah corporation, Express Delaware Merger Co., a Delaware corporation and indirect wholly owned subsidiary of SkyWest, Inc., and ExpressJet, as it may be amended from time to time, pursuant to which Express Delaware Merger Co. will be merged with and into ExpressJet, with ExpressJet surviving the merger as an indirect wholly owned subsidiary of SkyWest; and

2.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Only stockholders of record at the close of business on             , 2010 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose, or by submitting your proxy by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of ExpressJet who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to ExpressJet prior to the time the vote is taken on the merger agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the caption “Appraisal Rights” in the accompanying proxy statement.

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure to vote will have the same effect as a vote against the merger. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote for the adoption and approval of the merger agreement and for adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against adoption and approval of the merger agreement.

By order of the Board of Directors,

Suzanne Lehman Johnson
General Counsel and Secretary

Houston, Texas

            , 2010

ANNEX A—Agreement and Plan of Merger

ANNEX B—Opinion of Goldman, Sachs & Co.

ANNEX C—Section 262 of the Delaware General Corporation Law

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of ExpressJet Holdings, Inc. (“ExpressJet,” the “Company,” “we,” or “us”) by SkyWest, Inc. (“SkyWest”). SkyWest has agreed to acquire ExpressJet pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of August 3, 2010, among SkyWest, Express Delaware Merger Co. (“merger sub”) and ExpressJet. Merger sub is an indirect wholly owned subsidiary of SkyWest. Once the merger agreement has been adopted and approved by ExpressJet’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into ExpressJet. ExpressJet will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of SkyWest.

The merger agreement is attached as Annex A to this proxy statement.

Q:	What will I receive in the merger?

A:	If the merger contemplated by the merger agreement is completed, you will receive $6.75 in cash, without interest and less applicable withholding tax, for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect you appraisal rights under the Delaware General Corporation Law (“DGCL”).

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 10:00 a.m., Central Time, on , 2010, at the Houston Marriott North at Greenspoint, 255 N. Sam Houston Parkway East, Houston, Texas 77060.

Q:	Who is eligible to vote?

A:	Holders of our common stock as of the close of business on , 2010, the record date for the special meeting, are eligible to vote.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned at the close of business on , 2010, the record date for the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	In order to complete the merger, the holders of a majority of the outstanding shares of our common stock must vote FOR the adoption and approval of the merger agreement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	The Company’s Board of Directors (the “Board”), by unanimous vote, has determined that it is advisable and in the best interests of the Company and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. You should read the information under the caption “The Merger—The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting for the adoption and approval of the merger agreement.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes, to consider how the merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope, or submit your proxy over the telephone or the Internet, as soon as possible so that your shares can be voted at the special meeting of the Company’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR the proposal to adopt and approve the merger agreement.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	The failure to return your proxy card or to otherwise vote will have the same effect as a vote against the merger. A vote to abstain will also have the same effect as a vote against the merger.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. We prefer that you vote by Internet or telephone, which saves the Company money. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

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To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct.

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To vote over the telephone, call Mellon Investor Services LLC, our transfer agent and registrar, toll-free at (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. If you are voting by phone, your vote must be received by 11:59 p.m., Eastern Time, on             , 2010 to be counted.

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To vote on the Internet, go to www.proxyvoting.com/xjt to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. If you are voting on the Internet, your vote must be received by 11:59 p.m., Eastern Time, on             , 2010 to be counted.

If your shares of common stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from your broker rather than from the Company. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy.”

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or the Internet in accordance with the instructions above, in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number on each proxy card.

Q:	May I vote in person?

A:	If you are the stockholder of record of shares of our common stock, you have the right to vote in person at the special meeting with respect to those shares.

If you are the beneficial owner of shares of our common stock, you are invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described in the Q&A entitled “How do I vote?” above so that your vote will be counted if you later decide not to attend the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Under Section 262 of the DGCL, our stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. Please read “Appraisal Rights” and Annex C of this proxy statement.

Q:	Is the merger expected to be taxable to me?

A:	In general, your receipt of the cash consideration for each of your shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may be a taxable transaction under state, local or non-U.S. income or other tax laws. Please read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You are urged to consult your own tax advisor regarding the tax consequences of the merger in light of your particular circumstances.

Q:	When do you expect the merger to be completed?

A:	We and SkyWest are working to complete the merger as quickly as possible after the special meeting. We currently anticipate that the merger will be completed during our fourth fiscal quarter ending December 31, 2010. In order to complete the merger, we must obtain the required stockholder approval, and a number of other closing conditions under the merger agreement must be satisfied or waived. Please read “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	Should I send in my stock certificates with my proxy?

A:	No. Shortly after the completion of the merger, you will receive a separate letter of transmittal with instructions informing you how to send in your stock certificates or otherwise deliver your shares to SkyWest’s exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange shares of stock for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of our common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the merger.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Call Collect: (203) 658-9400

or

Toll-Free: (800) 662-5200

Email: XJT@Morrowco.com

You may also wish to consult your legal, tax and financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

SUMMARY

The summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the proposed merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

The Proposed Transaction

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Stockholder Vote. You are being asked to vote to adopt and approve the merger agreement pursuant to which ExpressJet would be acquired by SkyWest. Adoption and approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock, as described herein.

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Price for Your Stock. Upon completion of the merger, you will receive $6.75 in cash, without interest and less applicable withholding tax, for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect you appraisal rights under the DGCL.

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The Acquiror. SkyWest, through its wholly owned subsidiaries, SkyWest Airlines, Inc. (“SkyWest Airlines”) and Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”), offers scheduled passenger service with approximately 2,800 daily departures to 226 destinations in the United States, Canada, Mexico and the Caribbean. Substantially all of SkyWest’s flights are operated as Delta Connection, United Express or AirTran under code-share arrangements with Delta Air Lines, Inc. (“Delta”) or United Air Lines, Inc. (“United”) or a marketing agreement with AirTran Airways, Inc. (“AirTran”), respectively, with significant presence in Delta and United’s key domestic hubs and focus cities. SkyWest Airlines and Atlantic Southeast generally provide regional flying to SkyWest’s partners under long-term, fixed-fee code-share agreements.

Board Recommendation (see page 31)

The Board, by unanimous vote, has determined that it is advisable and in the best interests of ExpressJet and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger (see page 31)

The Board considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of ExpressJet and its stockholders, including the following:

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the merger consideration to be received by ExpressJet’s stockholders, including the fact that a price of $6.75 per share represents a 111% premium to the closing price of ExpressJet’s common stock on August 2, 2010, the last trading day prior to the Board meeting at which the merger agreement was approved, and a 93% premium to the average closing price of ExpressJet’s common stock for the 12-month period ended July 26, 2010, the last trading day incorporated into Goldman Sachs’ presentation to the Board;

•	ExpressJet’s prospects as an independent company, including the significant risks associated with remaining independent;

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the extensive process conducted during the approximately three month period prior to the signing of the merger agreement and the lack of assurance as to when or whether another favorable opportunity to sell ExpressJet would arise;

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the financial analyses presented by Goldman, Sachs & Co. (“Goldman Sachs”) and its opinion, dated as of August 3, 2010, that, as of such date and based on and subject to the limitations and assumptions stated in the opinion, the $6.75 per share in cash to be paid to the holders of shares of our common stock (other than SkyWest and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the subsection entitled “The Merger—Opinion of the Company’s Financial Advisor.” The full text of the Goldman Sachs opinion is attached to this proxy statement as Annex B;

•	the $4.0 million termination fee payable to ExpressJet if the merger agreement is terminated under certain circumstances;

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the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations to close the merger, are reasonable;

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the fact that the terms of the merger agreement provide ExpressJet with the ability to respond to and accept a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendation”) and that the Board may change its recommendation that ExpressJet’s stockholders adopt the merger agreement in certain circumstances;

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the belief that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the merger will be completed, including (i) the likelihood that the conditions required to be satisfied prior to the completion of the merger will be fulfilled, (ii) the limited number of conditions to be met, including the absence of any financing-related closing condition and (iii) the limited circumstances in which SkyWest may terminate the merger agreement; and

•	the fact that ExpressJet’s stockholders will be entitled to appraisal rights under Delaware law.

The Board also identified and considered a number of countervailing factors and risks to ExpressJet and its stockholders relating to the merger and the merger agreement, including the following:

•	the possibility that the merger may not be completed and the potential adverse consequences to ExpressJet;

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the fact that our stockholders will not participate in the future growth of ExpressJet or SkyWest during the pre-closing period or following the closing of the merger because they will be receiving cash for their stock;

•	limitations on the conduct of ExpressJet’s business prior to closing imposed by the interim operating covenants of the merger agreement;

•	the $4.0 million termination fee payable to SkyWest if the merger agreement is terminated under certain circumstances;

•	the fact that the merger will be a taxable transaction to our stockholders; and

•	potential conflicts of interest of ExpressJet’s directors and executive officers.

Opinion of the Company’s Financial Advisor (see page 37)

Goldman Sachs delivered its opinion to ExpressJet’s Board that, as of August 3, 2010, and based upon and subject to the factors and assumptions set forth therein, the $6.75 per share in cash to be paid to the holders (other than SkyWest and its affiliates) of shares of ExpressJet common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Goldman Sachs, dated as of August 3, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of ExpressJet’s Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of common stock of ExpressJet should vote with respect to the merger or any other matter. Pursuant to an engagement letter between ExpressJet and Goldman Sachs, ExpressJet will pay Goldman Sachs a transaction fee of approximately $3,500,000, all of which was contingent upon execution of the merger agreement.

For a more complete description, see “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 37. See also Annex B to this proxy statement.

Financing

ExpressJet and SkyWest estimate that the total amount of funds necessary to pay the merger consideration is approximately $137.3 million. The merger agreement does not contain any financing-related closing condition.

Material U.S. Federal Income Tax Consequences of the Merger (see page 46)

In general, the merger will be a taxable transaction for holders of shares of ExpressJet’s common stock. For U.S. federal income tax purposes, you will generally recognize a gain or loss measured by the difference, if any, between the cash you receive (before reduction for any applicable withholding tax) in the merger and your adjusted tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You are urged to consult your own tax advisor about the tax consequences to you of the merger.

Required Antitrust and Other Regulatory Approvals (see page 47)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission by ExpressJet and SkyWest, and the applicable waiting period has expired or been terminated. ExpressJet and SkyWest have filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division, and expect the waiting period to expire by September 29, 2010, unless otherwise terminated or extended by the antitrust agencies.

In addition to the antitrust filings and clearances described above, ExpressJet and SkyWest must obtain approvals from various other U.S. regulatory agencies, including the Department of Transportation and the Federal Aviation Administration, except for any governmental approvals the absence of which would not reasonably be expected to have a material adverse effect on ExpressJet or SkyWest.

While ExpressJet has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental.

Under the merger agreement, ExpressJet and SkyWest have each agreed to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary, proper or advisable to complete the merger. Notwithstanding that agreement, SkyWest is permitted to terminate the merger agreement if, as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries); provided that in such event, SkyWest must pay ExpressJet a termination fee of $4.0 million.

Ownership of ExpressJet Common Stock by SkyWest

As of the record date, SkyWest owned              shares of ExpressJet common stock, or              % of the common stock outstanding on that date.

The Special Meeting of the Company’s Stockholders (see page 15)

•	Place, Date and Time. The special meeting will take place at 10:00 a.m., Central Time, on , 2010, at the Houston Marriott North at Greenspoint, 255 N. Sam Houston Parkway East, Houston, Texas 77060.

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Vote Required. The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock (the “stockholder approval”). A failure to vote or a vote to abstain has the same effect as a vote against approval of the merger agreement.

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Who Can Vote at the Special Meeting. You can vote at the special meeting all of the shares of ExpressJet common stock you owned of record as of             , 2010, which was the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. On the record date, there were              shares of ExpressJet common stock outstanding.

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Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or the Internet. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted.

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How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise ExpressJet’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Appraisal Rights (see page 66)

If certain criteria are satisfied, the DGCL provides you with the right to seek an appraisal of your shares, provided that you perfect that right in the manner provided for in the DGCL. This means that if you are not satisfied with the amount you are receiving in the merger, you may be entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

The Company’s Stock Price (see page 63)

Shares of ExpressJet’s common stock are listed on The New York Stock Exchange (the “NYSE”) under the trading symbol “XJT.” On August 3, 2010, which was the last trading day before the announcement of the merger, ExpressJet’s common stock closed at $3.28 per share. On             , 2010, which was the last practicable trading day before this proxy statement was printed, ExpressJet’s common stock closed at $      per share.

Non-Solicitation of Other Offers (see page 57)

The merger agreement contains restrictions on ExpressJet’s ability to solicit, or engage in discussions or negotiations with any third party regarding, any proposal to acquire a significant interest in ExpressJet. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited competing proposal and terminate the merger agreement to enter into an acquisition agreement with respect to a superior proposal.

Conditions to Completion of the Merger (see page 55)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the receipt of the approval of ExpressJet’s stockholders;

•	the expiration or termination of the waiting period under applicable U.S. antitrust laws;

•	the receipt of any other governmental approvals necessary for the consummation of the merger; and

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger.

SkyWest’s and merger sub’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, including the following:

•

the accuracy of ExpressJet’s representations and warranties in the merger agreement, except for any inaccuracies that would not, individually or in the aggregate, have a material adverse effect on ExpressJet (provided that, in the case of ExpressJet’s representations and warranties relating to its corporate organization and qualification, capitalization and corporate authority, such representations and warranties must be true in all material respects);

•	ExpressJet’s performance in all material respects of its material obligations under the merger agreement;

•	SkyWest’s receipt of an officer’s certificate from ExpressJet to the effect that the conditions set forth in the two previous bullet points have been satisfied; and

•

the absence of any events or developments during the period from the signing of the merger agreement to closing that, individually or in the aggregate, have had a material adverse effect on ExpressJet that is continuing on the closing date.

ExpressJet’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

•

the accuracy of SkyWest’s and merger sub’s representations and warranties in the merger agreement, except for any inaccuracies that would not, individually or in the aggregate, have a material adverse effect on SkyWest (provided that, in the case of SkyWest’s and merger sub’s representations and warranties relating to their corporate organization and qualification and corporate authority, such representations and warranties must be true in all material respects);

•	SkyWest’s and merger sub’s performance in all material respects of their material obligations under the merger agreement;

•	ExpressJet’s receipt of an officer’s certificate from SkyWest to the effect that the conditions set forth in the two previous bullet points have been satisfied; and

•

the absence of any events or developments during the period from the signing of the merger agreement to closing that, individually or in the aggregate, have had a material adverse effect on SkyWest that is continuing on the closing date.

Termination of the Merger Agreement (see page 58)

The merger agreement can be terminated under certain circumstances, including:

•	by mutual written agreement of ExpressJet, SkyWest and merger sub;

•	by either ExpressJet or SkyWest, if:

•

a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining, prohibiting or otherwise preventing the merger (provided that this right is not available to any party who has not complied in all material respects with its obligation to contest such order, decree or ruling); or

•	ExpressJet’s stockholders fail to approve and adopt the merger agreement;

•	by SkyWest, if:

•

ExpressJet breaches any of its representations or warranties or fails to perform any of its covenants in the merger agreement such that the conditions described in the first or second bullet point of the second paragraph under “—Conditions to Completion of the Merger” above are not capable of being satisfied, and such breach or failure to perform has not been cured prior to the earlier of 30 days after receipt of written notice of such breach or failure or January 15, 2011, provided that SkyWest and merger sub have not breached or failed to perform in any material respect any of their representations, warranties or covenants in the merger agreement;

•

(i) prior to obtaining stockholder approval, the Board effects a change in the Company recommendation (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendation”), or, in the case of an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendation”) made by tender or exchange offer, fails to recommend that ExpressJet’s stockholders reject such offer within ten business days, (ii) the Board fails to reconfirm its authorization, approval or recommendation of the merger within three business days after a written request from SkyWest to do so or (iii) the Board resolves to do any of the foregoing;

•

all necessary governmental and regulatory approvals have been obtained and the merger has not been completed on or before January 15, 2011, provided that SkyWest’s or merger sub’s material breach of any of its representations, warranties or covenants in the merger agreement was not the proximate cause of the merger’s failure to be completed on or before such date;

•	ExpressJet breaches, in any material respect, its obligations described under “—Non-Solicitation of Other Offers” above; or

•

as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries);

•	by ExpressJet, if:

•

SkyWest or merger sub breaches any of its representations or warranties or fails to perform any of its covenants in the merger agreement such that the conditions described in the first or second bullet point of the third paragraph under “—Conditions to Completion of the Merger” above are not capable of being satisfied, and such breach or failure to perform has not been cured prior to the earlier of 30 days after receipt of written notice of such breach or failure or January 15, 2011 (subject to extension to April 15, 2011 in certain circumstances), provided that ExpressJet has not breached or failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement;

•

prior to obtaining stockholder approval, the Board effects a change in the Company recommendation in connection with, and authorizes ExpressJet to enter into a binding definitive agreement with respect to, a superior proposal; or

•

the merger has not been completed on or before January 15, 2011 (except that if the merger has not been completed because all necessary governmental and regulatory approvals have not been obtained, and all other conditions to the completion of the merger have been satisfied or waived or are capable of being promptly satisfied, the applicable date will be extended until April 15, 2011), provided that ExpressJet’s material breach of any of its representations, warranties or covenants in the merger agreement was not the proximate cause of the merger’s failure to be completed on or before such date.

Termination Fees and Expenses (see page 60)

ExpressJet is required to pay SkyWest a $4.0 million termination fee if the merger agreement is terminated:

•

by SkyWest, if (i) prior to obtaining stockholder approval, the Board effects a change in the Company recommendation, or, in the case of an acquisition proposal made by tender or exchange offer, fails to recommend that ExpressJet’s stockholders reject such offer within ten business days, (ii) the Board fails to reconfirm its authorization, approval or recommendation of the merger within three business days after a written request from SkyWest to do so or (iii) the Board resolves to do any of the foregoing;

•

by ExpressJet, if prior to obtaining stockholder approval, the Board effects a change in the Company recommendation in connection with, and authorizes ExpressJet to enter into a binding definitive agreement with respect to, a superior proposal;

•

(i) by either SkyWest or ExpressJet, if the stockholder approval is not obtained at the special meeting or, if the special meeting is postponed or adjourned, at the last special meeting held after such postponement(s) or adjournment(s), (ii) by SkyWest, if all necessary governmental and regulatory approvals have been obtained and the merger has not been completed on or before January 15, 2011, or (iii) by ExpressJet, if the merger has not been completed on or before January 15, 2011 (or April 15, 2011, if applicable), provided that in any such case, both:

•

prior to the special meeting, a bona fide acquisition proposal has been publicly announced (for this purpose, treating references to “20%” in the definition of acquisition proposal as “50%”) and not withdrawn; and

•

within 12 months after the date of the special meeting, ExpressJet completes a transaction constituting an acquisition proposal, or enters into an agreement with respect to an acquisition proposal that is ultimately completed.

SkyWest is required to pay ExpressJet a $4.0 million termination fee if the merger agreement is terminated by SkyWest because as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries).

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Treatment of Options and Restricted Stock; Employee Matters (see pages 51 and 61)

The merger agreement contains provisions relating to the benefits that ExpressJet’s employees (including executive officers) and non-employee directors will receive in connection with and following the merger. In particular, under the merger agreement:

•

pursuant to the terms of agreements to be entered into between ExpressJet and each holder of outstanding options to purchase ExpressJet common stock (all of which have an exercise price in excess of the per share merger consideration), each such option will be cancelled; provided that ExpressJet is entitled to pay the holders of options issued under ExpressJet’s 2002 Stock Incentive Plan $0.10 per share of ExpressJet common stock issuable upon exercise of such option as consideration for the release of any and all rights that such holder has or may have had to purchase shares of ExpressJet common stock or any other security upon exercise of such option;

•

immediately prior to the effective time of the merger, all restrictions on each outstanding share of ExpressJet restricted common stock, with the exception of certain shares of ExpressJet restricted stock held by ExpressJet’s President and Chief Executive Officer, will automatically lapse, and each such share will automatically be converted into the right to receive $6.75 in cash, without interest and less applicable withholding tax;

•

to the extent applicable, SkyWest will grant all retained employees with service credit for all periods of employment with ExpressJet and its subsidiaries prior to the effective time for all eligibility, vesting and accrual purposes under all of SkyWest’s employee benefit plans, programs, policies or arrangements; and

•

for purposes of all medical and dental plans maintained by SkyWest, SkyWest will waive all restrictions and limitations for any medical condition existing immediately prior to the effective time of any retained employees and their eligible dependents for the purpose of any such plans to the extent that such condition was covered immediately prior to the effective time by the relevant ExpressJet benefit plan most comparable to the SkyWest benefit plan, provided that such persons had the requisite “creditable” service prior to the effective time.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 33)

You should be aware that some of ExpressJet’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of ExpressJet’s stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance provisions applicable to ExpressJet’s executive officers; and indemnification of ExpressJet’s directors and officers by the surviving corporation following the merger.

Shares Held by Directors and Executive Officers (see page 64)

As of the close of business on August 25, 2010, the current directors and executive officers of ExpressJet were deemed to beneficially own approximately 991,494 shares of ExpressJet common stock, which represented approximately 5.6% of the shares of ExpressJet common stock outstanding on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), as described below under “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Receiving Merger Consideration (see page 50)

SkyWest will appoint an exchange agent to coordinate the payment of the cash merger consideration following the merger. If you own shares of our common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the exchange agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration on or about the date on which the merger is completed. Do not send in your share certificates now.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact ExpressJet’s proxy solicitation agent:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Call Collect: (203) 658-9400

or

Toll-Free: (800) 662-5200

Email: XJT@Morrowco.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect ExpressJet’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, ExpressJet’s expectations with respect to the approval of the merger by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the merger; and the timing of the completion of the merger.

All forward-looking statements involve significant known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of ExpressJet and are difficult to predict. Although ExpressJet believes that the expectations reflected in these forward-looking statements are reasonable, ExpressJet cannot assure you that the actual results or developments it anticipates will be realized, or even if realized, that they will have the expected effects on the consummation of the merger or the business or operations of each of ExpressJet and SkyWest. In addition to other factors and matters contained or incorporated in this document, ExpressJet believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of each of ExpressJet and SkyWest through the completion of the merger, including in particular ExpressJet’s cash flows and cash balances;

•	volatility in the stock markets;

•	the timing of, and regulatory and other conditions associated with, the completion of the merger;

•	competitive pressures in the markets in which ExpressJet competes;

•	the loss of key employees;

•	general economic conditions;

•	ExpressJet’s history of losses and variable financial results; and

•	other factors that are described from time to time in ExpressJet’s periodic filings with the SEC.

ExpressJet cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in ExpressJet’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning ExpressJet, the merger or other matters and attributable to ExpressJet or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. ExpressJet undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

THE PARTIES TO THE MERGER

ExpressJet Holdings, Inc., a Delaware corporation, operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean, with approximately 1,400 departures per day. ExpressJet’s operations include flying under capacity purchase agreements for United and Continental Airlines, Inc. (“Continental”), as well as providing clients with customized 50-seat charter options and supplying third-party aviation and ground handling services. ExpressJet’s principal executive offices are located at 700 N. Sam Houston Parkway West, Suite 200, Houston, Texas 77067, and its primary telephone number is (832) 353-1000.

SkyWest, Inc., a Utah corporation, through its wholly owned subsidiaries, SkyWest Airlines and Atlantic Southeast, offers scheduled passenger service, with approximately 2,800 daily departures to 226 destinations in the United States, Canada, Mexico and the Caribbean. Substantially all of SkyWest’s flights are operated as Delta Connection, United Express or AirTran under code-share arrangements with Delta or United or a marketing agreement with AirTran, respectively, with significant presence in Delta and United’s key domestic hubs and focus cities. SkyWest Airlines and Atlantic Southeast generally provide regional flying to SkyWest’s partners under long-term, fixed-fee code-share agreements. SkyWest’s principal executive offices are located at 444 South River Road, St. George, Utah 84790, and its primary telephone number is (435) 634-3000.

Merger sub, a Delaware corporation, is an indirect wholly owned subsidiary of SkyWest, whose address is 444 South River Road, St. George, Utah 84790. Its primary telephone number is (435) 634-3000. Merger sub was formed solely for the purpose of facilitating SkyWest’s acquisition of ExpressJet.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at 10:00 a.m., Central Time, on             , 2010, at the Houston Marriott North at Greenspoint, 255 N. Sam Houston Parkway East, Houston, Texas 77060. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the merger agreement. The Board, by unanimous vote, has determined that it is advisable and in the best interests of ExpressJet and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Special Meeting

Only holders of record of ExpressJet common stock as of the close of business on             , 2010, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting or the reconvened meeting held following any adjournment or postponement of the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. On the record date, there were shares of common stock outstanding. Holders of record of ExpressJet common stock on the record date are entitled to one vote per share of common stock on each proposal at the special meeting.

Vote Required; Quorum

The adoption and approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of ExpressJet’s common stock. Because the required vote of ExpressJet’s stockholders is based upon the total number of shares of common stock outstanding, and not on the number of shares represented in person or by proxy at the special meeting, the failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the proposal to adopt and approve the merger agreement. A vote to abstain will have the same effect.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable rules and regulations, brokers who hold shares in “street name” for customers may not exercise their discretion to vote with respect to non-routine matters such as the adoption and approval of the merger agreement. As a result, if you do not instruct your broker to vote your shares of common stock, your shares will not be voted on the adoption and approval of the merger agreement.

Approval of the adjournment or postponement of the special meeting will require the affirmative vote of the holders of a majority of the votes cast at the special meeting. As a result, the failure to vote, a vote to abstain, and broker non-votes will have no effect on the outcome of any vote taken with respect to any proposal to adjourn or postpone the special meeting.

For purposes of transacting business at the special meeting, a majority of the voting power of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and the reconvened meeting held following any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established. Abstentions and broker non-votes will be considered present for purpose of determining a quorum.

Ownership of ExpressJet Common Stock by SkyWest

As of the record date, SkyWest owned            shares of ExpressJet common stock, or % of the common stock outstanding on that date.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of ExpressJet common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of common stock represented at the special meeting by proxy, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on the proxy card or by telephone or the Internet. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. We prefer that you vote by Internet or telephone, which saves the Company money. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct.

•

To vote over the telephone, call Mellon Investor Services LLC, our transfer agent and registrar, toll-free at (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. If you are voting by phone, your vote must be received by 11:59 p.m., Eastern Time, on            , 2010 to be counted.

•

To vote on the Internet, go to www.proxyvoting.com/xjt to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. If you are voting on the Internet, your vote must be received by 11:59 p.m., Eastern Time, on            , 2010 to be counted.

If your shares of common stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from your broker rather than from the Company. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise ExpressJet’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Delivery of One Proxy Statement to Stockholders Sharing an Address to Reduce Duplicate Mailings

We are required to send to each stockholder of record a proxy statement, and to arrange for a proxy statement to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of our common stock in multiple accounts, this process results in duplicate mailings of proxy materials to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shares Held of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement, you may contact the Company’s Secretary by mail at the Company’s headquarters at 700 N. Sam Houston Parkway West, Suite 200, Houston, Texas 77067.

Shares Held in a Bank or Brokerage Account. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement if there are other stockholders who share an address with you. If you currently receive more than one proxy statement at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement but later decide that you would prefer to receive a separate copy of the proxy statement for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements. If you wish to receive a separate copy of the proxy statement for each stockholder sharing your address in the future, you may contact the Company’s Secretary by mail at the Company’s headquarters at 700 N. Sam Houston Parkway West, Suite 200, Houston, Texas 77067, or by telephone at (832) 353-1000.

Solicitation of Proxies

ExpressJet is soliciting proxies for the special meeting and, in accordance with the merger agreement, ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by Internet, telephone, telegram, fax and in person by regular employees and directors of the company, each of whom is a participant in the solicitation and none of whom will receive additional compensation therefor. Such employees and directors may, however, be reimbursed for out-of-pocket expenses associated with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

ExpressJet has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co., LLC a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, Connecticut 06902. You can call Morrow & Co., LLC toll-free at (800) 662-5200 or collect at (203) 658-9400.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement that is attached to this proxy statement as Annex A. You should read the merger agreement carefully.

Background of the Merger

On April 7, 2008, SkyWest delivered an unsolicited, non-binding merger proposal to acquire ExpressJet for $3.50 per share ($35.00 per share after adjusting for ExpressJet’s October 2008 one-for-ten reverse stock split) in cash. The merger proposal was subject to numerous conditions, including SkyWest’s approval of an amendment to ExpressJet’s collective bargaining agreement with the union representing ExpressJet’s pilots, the approval by SkyWest’s board of directors of a new capacity purchase agreement, referred to as a CPA, with Continental, and the completion of due diligence by both SkyWest and Continental.

Also on April 7, 2008, ExpressJet received a letter from Continental confirming that it had substantially negotiated the terms of a new CPA with SkyWest, which would become effective upon a SkyWest acquisition of ExpressJet, and that Continental would consent to the change of control that would occur upon an acquisition of ExpressJet by SkyWest. Continental’s April 7 letter further informed ExpressJet that if ExpressJet did not enter into a new CPA with Continental on terms favorable to Continental, Continental would withdraw 51 aircraft pursuant to the existing CPA between ExpressJet and Continental beginning in December 2009. Continental’s April 7 letter also noted that Continental had the right to terminate the CPA at any time, and stated that Continental anticipated letting the existing CPA expire in 2010. In order to evaluate the transaction proposed by SkyWest and Continental, the Board appointed a special committee of the Board composed of four independent directors without ties to management, Continental, or SkyWest. The special committee engaged a financial advisor, Goldman Sachs, and a legal advisor, Abrams & Bayliss LLP (formerly Abrams & Laster LLP).

During April 2008, the special committee and its financial and legal advisors reviewed and evaluated the conditions required by the SkyWest merger proposal, the steps that might be taken by the special committee to improve the proposal and the potential advantages of a new CPA between ExpressJet and Continental. In addition, a senior Continental officer, the chairman of the special committee and a Goldman Sachs representative met to discuss Continental’s potential interest in a new CPA.

On April 25, 2008, the special committee announced that it had unanimously rejected SkyWest’s merger proposal and that it had commenced a full review of strategic and operating alternatives available to ExpressJet, including entering into discussions with SkyWest regarding a possible business combination, as well as entering into discussions with Continental regarding a new CPA. In making its determination to reject SkyWest’s merger proposal, the special committee considered all relevant factors, including the special committee’s belief that, while a combination of ExpressJet and SkyWest would likely produce meaningful synergies, SkyWest’s proposal did not deliver the appropriate value of those synergies to ExpressJet’s stockholders and that the required amendment to the pilots’ terms of employment significantly reduced the likelihood that a transaction could be concluded.

Following execution of confidentiality agreements by SkyWest and Continental, on May 2, 2008, the special committee, with the assistance of its financial and legal advisors, allowed SkyWest and Continental, as well as their financial and legal advisors, to perform due diligence and to address the other conditions to the SkyWest merger proposal. In addition, executives of the union representing ExpressJet’s pilots began discussions with SkyWest regarding an amendment to the collective bargaining agreement. Over the course of several weeks, the special committee and its advisors attempted repeatedly to secure the satisfaction or removal of the multiple conditions to the SkyWest offer.

On May 22, 2008, the chairman of the special committee and a Goldman Sachs representative met with a senior Continental officer to present a proposal for a new CPA. Following negotiations during the week of May 26, 2008, Continental demanded a prompt decision regarding the terms of a new CPA.

On May 30, 2008, the master executive council of the ExpressJet pilots’ union informed ExpressJet of the council’s intent not to pursue further discussions regarding SkyWest’s proposed amendment to the collective bargaining agreement. Following the pilots’ union’s communication to ExpressJet, ExpressJet engaged in negotiations with Continental over the terms of a new CPA. During the course of these negotiations, Continental informed the Board that it planned to terminate the existing CPA if a new agreement could not be approved by both companies on or before June 4, 2008.

During the week of June 2, 2008, the special committee twice requested that SkyWest clarify the status and terms of SkyWest’s merger proposal. SkyWest responded by reaffirming that its merger proposal continued to be conditioned on completion of due diligence, the finalization of a CPA between itself and Continental, and acceptance by ExpressJet’s pilots’ union of an amendment to its collective bargaining agreement.

On the evening of June 4, 2008, SkyWest delivered a letter to the special committee memorializing its position regarding the proposed merger. That night, following receipt of SkyWest’s letter, the special committee asked SkyWest to respond with its best and final offer to acquire ExpressJet, including the removal of as many conditions as possible to the SkyWest merger proposal. The special committee also secured a one-day extension of Continental’s deadline for executing a new CPA between Continental and ExpressJet. Shortly after midnight on June 5, 2008, SkyWest offered a “floor price” of $2.75 per share in cash ($27.50 per share in cash after adjusting for ExpressJet’s October 2008 one-for-ten reverse stock split) with the same three conditions.

On June 4 and 5, 2008, the special committee considered the SkyWest proposal as well as the special committee’s serious concern that Continental would immediately terminate the existing CPA unless ExpressJet immediately approved a new CPA and the multiple anticipated benefits to ExpressJet resulting from a new CPA with Continental. On June 5, the Board authorized a new CPA with Continental, and the new CPA with Continental was executed and publicly announced later that day. ExpressJet was not able to quantify the overall financial impact of the new CPA because it was substantially different than the previous CPA. However, ExpressJet announced that it needed to aggressively reduce managed expenses under the new CPA and that ExpressJet would have to reduce annual operating costs by approximately $100 million in order to be profitable. On June 6, 2008, SkyWest publicly announced that it had determined not to pursue the acquisition of ExpressJet.

As required by the indenture for ExpressJet’s then-outstanding 4.25% convertible notes due 2023, in July 2008, ExpressJet commenced a repurchase offer for the $128.2 million in aggregate principal amount of notes outstanding and provided written notice to the trustee of the intention to pay the repurchase price wholly in shares of ExpressJet common stock. As a result, and pursuant to the terms of the repurchase offer, ExpressJet issued 16,382,498 (reverse split-adjusted) shares of common stock in payment of the repurchase price for the notes that were validly tendered. Effective following the date of the repurchase, the notes were amended and the principal amount that was not tendered and repurchased in the offer became ExpressJet’s 11.25% convertible secured notes due 2023.

During July and August 2008, ExpressJet received notice from, and had discussions with, the New York Stock Exchange (the “NYSE”) regarding the NYSE’s share price criteria for continued listing. By August 29, 2008, ExpressJet’s stock price had declined to $0.20 per share (on a pre-reverse stock split basis). In order to remain in compliance with the continued listing standards of the NYSE, the Board authorized a one-for-ten reverse stock split and recommended that stockholders approve the amendment to ExpressJet’s certificate of incorporation necessary to effect the reverse stock split. On October 1, 2008, at a special meeting of ExpressJet’s stockholders, the amendment was approved. Effective October 2, 2008, each ten shares of ExpressJet common stock were combined into and automatically became one share of common stock, which began trading on a split-adjusted basis when the market opened that day. The reverse split affected all shares of common stock and stock options outstanding immediately prior to the effective time.

In September 2008, as a result of high fuel costs and other challenges facing the airline industry at such time, ExpressJet ceased operations under the ExpressJet brand and returned 39 aircraft used for such operations to Continental in accordance with Continental’s rights under the new CPA.

In November 2009, United and ExpressJet announced that ExpressJet had been awarded a multi-year CPA whereby ExpressJet would fly aircraft as United Express beginning May 1, 2010. United and ExpressJet later executed the CPA in February 2010 with an effective date of December 1, 2009. The United CPA included a grant to United of warrants to purchase 2.7 million shares of ExpressJet common stock, with an exercise price of $0.01 per share.

On December 1, 2009, ExpressJet announced that its President and Chief Executive Officer, Jim Ream, would be retiring effective January 1, 2010, and that Patrick Kelly, a member of the Board, had been appointed to serve as interim President and Chief Executive Officer until a new Chief Executive Officer was appointed.

On or about December 2, 2009, Jerry C. Atkin, SkyWest’s Chairman of the Board and Chief Executive Officer, contacted Mr. Kelly regarding the possibility of resuming discussions regarding SkyWest’s possible acquisition of ExpressJet, but did not have any specific proposal. On or about December 3, 2009, Mr. Kelly contacted Mr. Atkin and indicated that ExpressJet was not interested in pursuing a transaction with SkyWest at that time.

On February 3, 2010, Mr. Kelly met with Jeff Smisek, the Chief Executive Officer of Continental. During that meeting, Mr. Smisek informed Mr. Kelly that Continental would not object if ExpressJet were to enter into discussions regarding, or consummate, a strategic transaction. While SkyWest was mentioned as a potential strategic partner, no specific opportunity was identified or discussed at that time.

On February 11, 2010, at the request of the Board and in connection with the Board’s search for a new Chief Executive Officer, representatives of Goldman Sachs made a presentation to the Board regarding the strategic alternatives available to ExpressJet. The Goldman Sachs representatives noted that other than potentially SkyWest, a strategic buyer was unlikely to emerge.

On February 18, 2010, Mr. Smisek called each of Mr. Kelly and George R. Bravante, Jr., the Chairman of the Board, to inform them that SkyWest had expressed no interest in acquiring ExpressJet with its current CPA with Continental, which SkyWest viewed as a declining franchise, but that SkyWest was interested in trying to negotiate a new CPA with Continental that would become effective if SkyWest were to purchase ExpressJet. Mr. Smisek indicated that he viewed a partnership with SkyWest as potentially advantageous to Continental and that he would engage in negotiations with SkyWest. Because the Board was not at that time pursuing a sale of ExpressJet, the Board did not authorize Goldman Sachs or management to contact SkyWest or any other potential strategic partners. Instead, ExpressJet continued its search for a Chief Executive Officer.

During the first week of April 2010, Mr. Smisek informed Mr. Kelly that Continental had entered into preliminary discussions with SkyWest regarding a CPA between Continental and SkyWest which would become effective if SkyWest were to acquire ExpressJet. Mr. Smisek indicated that Continental was not opposed to an acquisition of ExpressJet and expressed his belief that a suitable commercial arrangement for ExpressJet was possible with SkyWest. Given the uncertainty regarding any potential strategic transaction and any potential future proposal by SkyWest, and ExpressJet’s previous acquisition negotiations with SkyWest, the Board continued to focus on its search for a Chief Executive Officer. SkyWest did not contact ExpressJet again at this time, and Continental provided no additional information to ExpressJet regarding any potential strategic transaction.

On April 19, 2010, ExpressJet announced that the Board had named Thomas M. Hanley as President and Chief Executive Officer, effective immediately.

On May 6, 2010, Mr. Atkin spoke by telephone with each of Mr. Hanley and Mr. Bravante regarding a potential strategic transaction between SkyWest and ExpressJet. Subsequent to these calls, Mr. Atkin delivered a letter to Messrs. Hanley and Bravante which proposed the acquisition by SkyWest of all of the shares of ExpressJet common stock for $6.00 per share in cash. The SkyWest proposal was not subject to a financing condition, but was subject to the completion of due diligence by both SkyWest and Continental, the approval of the transaction by the SkyWest board of directors, and SkyWest’s entry into a CPA with Continental. SkyWest informed ExpressJet that it had substantially negotiated the terms of a new CPA with Continental that would become effective upon the consummation of the proposed transaction with ExpressJet. While SkyWest requested that the parties discuss the proposed transaction on a confidential basis, it also reserved the right to make a unilateral public disclosure of the proposal after May 17, 2010 if ExpressJet did not commence discussions with SkyWest by such date. Mr. Atkin’s letter was immediately forwarded by Messrs. Hanley and Bravante to the Board, and, over the next several days, Mr. Hanley met and conferred with ExpressJet’s senior management, its regular outside legal counsel, Andrews Kurth LLP (“Andrews Kurth”), and its financial advisor, Goldman Sachs. Mr. Hanley also spoke with Mr. Atkin and informed him that the Board would consider the SkyWest letter at its meeting on May 13, 2010.

As part of Mr. Hanley’s preparation for the Board meeting on May 13, 2010, he contacted Seabury Advisors LLC, a consulting firm with expertise in the airline industry, to assist ExpressJet’s management in the identification and evaluation of possible additional improvements in ExpressJet’s costs, productivity and operations. Seabury Advisors LLC and its FINRA broker-dealer affiliate, Seabury Securities LLC (together, “Seabury”), were engaged to serve as a financial advisor to ExpressJet. Goldman Sachs and Seabury then held discussions with ExpressJet’s senior management and each other over the course of several days.

On May 13, 2010, following ExpressJet’s annual meeting of stockholders, the regular annual meeting of the Board was held. Also present at the invitation of the Board were representatives of Goldman Sachs, Seabury and Andrews Kurth. Mr. Hanley briefed the Board on his discussions with Mr. Atkin, and the Board discussed the principal terms of the SkyWest proposal. The Board also discussed with Mr. Hanley and ExpressJet’s senior management how a possible process with SkyWest might unfold. Andrews Kurth discussed certain legal matters with the directors and provided a summary of the directors’ fiduciary duties to stockholders in connection with a potential business combination. The Board also considered the discussions that had occurred and would be continuing between SkyWest and Continental concerning a new CPA between them, and the implications that might have for any potential transaction. In particular, the Board noted that the new CPA that ExpressJet and Continental had entered into in 2008 had eliminated the requirement in the previous CPA that Continental’s consent be given to a transaction between ExpressJet and SkyWest. The Board also discussed that each current Board member was both independent and not affiliated with SkyWest or Continental, and concluded that there was no need to establish a special committee with respect to negotiations with SkyWest.

At the May 13 meeting, representatives of Goldman Sachs and Seabury separately reviewed their respective preliminary financial analyses of the SkyWest proposal. Seabury’s presentation included a detailed review of possible cost-savings and operational initiatives that might be undertaken by management. Representatives of Goldman Sachs also reviewed potential alternatives to a transaction with SkyWest, including pursuing a stand-alone strategy, negotiating with Continental to revise the CPA, and exploring discussions with alternative potential buyers. Following extensive discussion with the financial advisors, the Board preliminarily concluded that financial buyers such as private equity firms were not likely to be plausible candidates to acquire ExpressJet, and that strategic buyers such as airlines other than SkyWest were not likely to see the strategic benefit of, or have the financial capability to complete, a business combination with ExpressJet.

At the conclusion of the meeting, the Board instructed Mr. Hanley to communicate to Mr. Atkin that the Board was carefully considering SkyWest’s proposal and would respond in due course. The Board authorized senior management, with the assistance of ExpressJet’s financial advisors and legal counsel, to enter into a confidentiality agreement with SkyWest and arrange for an initial meeting with SkyWest’s senior management. The Board also directed senior management to continue working with Seabury to further develop potential cost-savings and operational initiatives.

On May 14, 2010, Mr. Hanley conveyed the Board’s response to Mr. Atkin and made arrangements to meet in person the following week in New York, New York. Mr. Hanley also had a brief conversation with Bradford R. Rich, the Executive Vice President and Chief Financial Officer of SkyWest. in conjunction with his delivery of a draft of a confidentiality agreement. Over the next several days, representatives of ExpressJet, SkyWest, Andrews Kurth and SkyWest’s outside legal counsel, Parr Brown Gee & Loveless, P.C. (“Parr Brown”) negotiated the terms of a confidentiality agreement, which was executed by the parties on May 21, 2010.

On May 17, 2010, the Board met and received a report from Mr. Hanley regarding his discussions with SkyWest, the progress on the confidentiality agreement, and the upcoming meeting with SkyWest in New York.

On May 21, 2010, Mr. Hanley and two senior officers of ExpressJet met in New York with Mr. Atkin and Mr. Rich of SkyWest. Also present were representatives of Goldman Sachs and Seabury, as well as representatives of Raymond James and Associates, Inc. (“Raymond James”), financial advisor to SkyWest. ExpressJet, with the assistance of its advisors, made a presentation to SkyWest regarding, among other things, ExpressJet’s business, its financial outlook, the projected cost-savings and operational initiatives developed by ExpressJet’s management and Seabury, ExpressJet’s five-year plan, and certain valuations of ExpressJet’s equity value. Mr. Hanley stated that SkyWest’s initial proposal would have to be improved before the Board would agree to move forward. Mr. Atkin and Mr. Rich agreed to review the ExpressJet presentation and Mr. Hanley’s comments, but they indicated that SkyWest had already taken certain projected cost-savings and operational initiatives into account in its initial proposal and that substantial additional due diligence on ExpressJet would need to be conducted by SkyWest.

Following the meeting with SkyWest, Mr. Hanley relayed his impressions of the meeting to several members of the Board and senior management. Senior management also held follow-up discussions with representatives of Goldman Sachs and Seabury.

On May 24, 2010, Mr. Hanley and Mr. Rich had a conversation during which it was proposed that SkyWest engage in an initial phase of due diligence focusing on a high-level financial review in order to better understand ExpressJet’s May 21 presentation. Mr. Rich indicated that SkyWest might be prepared to improve its offer to no more than $6.50 per share. He also suggested that the Board consider a mixed consideration of SkyWest common stock and cash. Mr. Rich also proposed a second, more detailed due diligence phase by both SkyWest and Continental that would be coupled with SkyWest’s negotiations with Continental regarding a new CPA, which Mr. Rich stated had not yet been finalized, and indicated that SkyWest’s proposal to acquire ExpressJet was conditioned on SkyWest’s entering into a new CPA with Continental.

Also on May 24, the Board retained Kevin Abrams of Abrams & Bayliss as a legal advisor to the Board. The Board met without Mr. Hanley or other members of management being present from time to time during the course of the negotiations with SkyWest and also had separate access to ExpressJet’s financial and legal advisors. From time to time until the signing of the merger agreement, the non-employee directors also met separately with Abrams & Bayliss to discuss their fiduciary duties and other issues.

On May 26, 2010, SkyWest delivered a detailed due diligence request list to ExpressJet.

Also on May 26, the Board met and received a report from Mr. Hanley regarding the May 21, 2010 meeting with SkyWest and SkyWest’s indication that it might be prepared to increase its offer to as much as $6.50 per share, but that a transaction would be conditioned on SkyWest’s entry into a new CPA with Continental. After extensive discussion among the directors and ExpressJet’s financial and legal advisors, the Board directed Mr. Hanley and Goldman Sachs to respond in writing to SkyWest’s initial proposal by seeking $7.50 per share in cash and informing SkyWest that they must eliminate the conditionality of SkyWest’s entry into a new CPA with Continental, conduct limited due diligence and expedite the progress toward a definitive agreement. The Board also directed senior management to prepare to announce and implement the cost-savings and operational initiatives developed by ExpressJet and Seabury.

On May 27, 2010, Mr. Hanley and Mr. Rich communicated to confirm ExpressJet’s receipt of the due diligence request list and ExpressJet’s intention to confer with its advisors and respond early the following week. Also on that day, ExpressJet senior management, with the assistance of its legal and financial advisors, drafted a written response to SkyWest, which draft response was forwarded to the directors for their review.

On May 28, 2010, the Board met and reviewed the draft response to SkyWest. After discussion and advice from its financial advisors, the Board directed that the response to SkyWest should include the following terms:

•	a merger price of $7.50 per share in cash;

•	the completion of SkyWest’s due diligence and the negotiation of a definitive merger agreement in ten business days;

•	the removal of the condition relating to Continental’s due diligence; and

•	the removal of the condition that SkyWest reach an agreement with Continental regarding a new CPA.

On June 1, 2010, at the direction of the Board, representatives of Goldman Sachs forwarded the ExpressJet response to Raymond James.

In the evening of June 1, Mr. Rich called Mr. Hanley and stated that SkyWest found several aspects of ExpressJet’s response to be unacceptable. Mr. Rich also expressed SkyWest’s belief that ExpressJet stockholders would be willing to accept the original $6.00 per share offer, and he informed Mr. Hanley that SkyWest would be delivering a notice pursuant to the confidentiality agreement that would allow SkyWest to make a public announcement of its $6.00 per share offer after the expiration of three business days. Mr. Rich also stated that SkyWest would respond to ExpressJet with a counter-proposal in the next several days and hoped to be able to continue discussions. ExpressJet received the written notice regarding a potential public announcement by SkyWest shortly after Messrs. Hanley and Rich spoke. Later that evening, representatives of Raymond James and Goldman Sachs discussed ExpressJet’s response and Raymond James informed Goldman Sachs that SkyWest was prepared to make a public announcement of its original $6.00 per share offer to ExpressJet if the parties were unable to reach agreement regarding the principal terms of an acquisition transaction.

On June 2, 2010, the Board met and discussed Mr. Hanley’s communications with SkyWest, Goldman Sachs’ communications with Raymond James, and the notice from SkyWest that it was prepared to publicly disclose its acquisition proposal. Representatives of Goldman Sachs informed the Board that Raymond James had indicated that SkyWest was willing to raise its offer to $6.50, and expressed its willingness to pay a portion of the merger consideration in SkyWest common stock. Consistent with the Board’s prior directions, representatives of Goldman Sachs had rejected the proposal that SkyWest common stock be included as part of the merger consideration, and the Board confirmed that rejection. Representatives of Goldman Sachs also reported Raymond James’ position that the expedited process proposed in the ExpressJet response allowed insufficient time for due diligence and negotiations, that SkyWest desired to seek information from United as part of due diligence, and that Continental would not initially be involved in due diligence. The Board directed senior management to prepare a press release to respond to the potential public announcement by SkyWest. The Board also asked Mr. Hanley and Goldman Sachs to keep lines of communication open with SkyWest and its advisors. Mr. Hanley then reported to the Board on the development of management’s cost-savings and operational initiatives, now referred to as Operation: Green Light, and the Board directed him to work with the financial advisors to prepare a public announcement of those initiatives within the following week.

On June 3, 2010, Mr. Hanley and Mr. Rich discussed by telephone the ExpressJet response to SkyWest’s acquisition proposal. During the call, Mr. Rich stated that (i) SkyWest was unwilling to pay $7.50 per share to acquire ExpressJet’s stock, but that SkyWest would consider revising its offer, (ii) SkyWest preferred to negotiate the terms of an acquisition without public disclosure, and (iii) SkyWest’s separate negotiation of the principal terms of a new CPA with Continental was nearly complete.

On June 4, 2010, the Board met to discuss the status of the negotiations with SkyWest, and Mr. Hanley updated the Board with respect to his conversation with Mr. Rich on June 3, 2010. Mr. Hanley explained to the Board that he did not believe that SkyWest would increase its offer significantly above $6.50 per share.

On June 7, 2010, ExpressJet issued a press release announcing Operation: Green Light and its expectation that it could achieve up to $40 million in run-rate savings by 2012. It also announced that it had posted details about the plan on its website and would make a presentation at an upcoming investor conference for the transportation industry.

On June 9, 2010, Mr. Rich called Mr. Hanley and informed him that SkyWest would be delivering a revised proposal letter containing a proposal to acquire all of the shares of ExpressJet common stock for $6.50 per share in cash. The letter was delivered on June 10, 2010 and contained the following material terms:

•	an increased price of $6.50 per share in cash;

•	removal of the condition relating to Continental’s due diligence; and

•	removal of the condition that SkyWest reach agreement with Continental regarding a new CPA.

Consistent with the earlier communications from Mr. Rich to Mr. Hanley, the letter rejected ExpressJet’s proposals regarding the expedited timeframe for the completion of due diligence and the negotiation of a definitive merger agreement.

On June 12, 2010, the Board met to consider and discuss the revised SkyWest proposal and management’s financial projections, which contemplated the achievement of certain financial metrics related to Operation: Green Light and the continuation of ExpressJet’s existing operating relationships with Continental and United, including improved aircraft utilization rates by Continental and United. Representatives of Goldman Sachs reviewed their preliminary financial analyses of the SkyWest proposal. In performing such financial analyses, Goldman Sachs utilized and relied upon management’s projections. After extensive discussion among the directors, management and representatives of Goldman Sachs, the Board convened an executive session by excusing from the meeting all senior management, other than Mr. Hanley, and all financial and legal advisors, other than Abrams & Bayliss. The directors discussed the reliability of management’s projections and agreed that they contained numerous unsubstantiated assumptions, including, among other things, that the Operation: Green Light initiatives would be achieved in full and that ExpressJet would maintain existing operating relationships with Continental and United. Following the executive session, the directors instructed Goldman Sachs to (i) propose to Raymond James that SkyWest increase its offer to $7.00 per share, that due diligence and execution of a definitive agreement be completed in two weeks, and that SkyWest be permitted to terminate the merger agreement only in the event of regulatory disapproval, and (ii) request that SkyWest answer the foregoing proposal by Tuesday, June 15, 2010, at 5:00 p.m.

Following conclusion of the June 12 Board meeting, representatives of Goldman Sachs contacted Raymond James and conveyed the ExpressJet counterproposal, including the price of $7.00 per share. Over the course of the next two days, additional communications occurred between representatives of Raymond James and Goldman Sachs and between Messrs. Hanley and Rich. Mr. Hanley also communicated with and received direction from Mr. Bravante. SkyWest’s principal message was that while it appreciated that ExpressJet remained willing to negotiate further, it would not be willing to increase its offer to $7.00 per share. Specifically, Mr. Rich stated that while he did not believe that the SkyWest board of directors would go as high as $7.00, he did believe that it would consider an increase to $6.75 per share. Mr. Hanley encouraged him to revisit the matter with the SkyWest board. Both Raymond James and Mr. Rich continued to assert in conversations with representatives of Goldman Sachs and Mr. Hanley that SkyWest was considering a public announcement of its offer to ExpressJet’s stockholders.

On June 15, 2010, Mr. Smisek called Mr. Hanley to inform him of Continental’s support for a possible ExpressJet transaction with SkyWest. Mr. Smisek discussed Continental’s concern that ExpressJet was not economically stable and that any continued business relationship with ExpressJet was an economic operating risk, and Continental’s belief that a combined ExpressJet-SkyWest entity would be able to adequately support Continental’s network. Mr. Smisek also indicated that Continental intended to exercise its rights under the CPA to reduce the number of aircraft and aircraft utilization (the number of block hours flown per aircraft) and did not intend to renew the ExpressJet-Continental CPA when its term expired. Mr. Smisek also expressed his belief that future opportunities for ExpressJet with respect to United would be limited after the completion of the merger between Continental and United.

On June 16, 2010, the Board met to consider recent developments. Mr. Hanley delivered a summary of his June 15 discussion with Mr. Smisek. The directors discussed the viability of ExpressJet as a standalone entity absent operating agreements between ExpressJet and Continental and/or United. The directors recognized that financial forecasts based on the continuation of operating relationships between ExpressJet and Continental or United or that were dependent upon historical or increased aircraft utilization could not be reasonably relied upon. After extensive discussion, the Board instructed Goldman Sachs to convey to Raymond James that the Board would be willing to accept a firm offer of $6.75 in cash per share, subject to a 15-day period to complete due diligence and execute a definitive agreement. Following the meeting, representatives of Goldman Sachs spoke with representatives of Raymond James, and Mr. Hanley followed up with a call to Mr. Rich.

On June 17, 2010, SkyWest delivered a letter to ExpressJet that confirmed in writing that SkyWest would be willing to agree to acquire all of the ExpressJet common stock for $6.75 per share, subject to the completion of SkyWest’s due diligence, negotiation of the definitive agreement, and approval by both of the boards of directors of SkyWest and ExpressJet.

SkyWest commenced expanded due diligence efforts on June 18, 2010, including through numerous calls with ExpressJet’s senior management and representatives of Goldman Sachs and Raymond James. The due diligence review conducted by SkyWest was thorough and involved extensive production of documents by ExpressJet. The conduct of this due diligence review was complicated and slowed, at times, by confidentiality arrangements between ExpressJet and certain of its key vendors and customers.

On June 22, 2010, Andrews Kurth delivered a draft of the merger agreement to ExpressJet’s directors and advisors for their review, and on June 24, 2010, the Board met with its advisors to review the draft and make comments. On June 24, Andrews Kurth delivered the initial draft of the merger agreement to Parr Brown. Representatives of Andrews Kurth and Parr Brown also conducted the first of dozens of calls that would take place, sometimes with the participation of senior management of ExpressJet and SkyWest, over the next several weeks.

On June 29, 2010, Parr Brown delivered a revised draft of the merger agreement to ExpressJet and Andrews Kurth. The SkyWest draft merger agreement included a number of material revisions to the terms of the ExpressJet draft merger agreement. Among other things, the SkyWest draft proposed (i) a SkyWest termination right if United failed to consent to the transaction and waive any claims it might have under the CPA between ExpressJet and United, (ii) a SkyWest termination right in the event that any applicable regulatory agency conditioned consummation of the merger on the divestiture by SkyWest of material assets, (iii) additional conditions to closing, including a modified definition of “material adverse effect,” (iv) numerous and extensive restrictive covenants regarding the operation of ExpressJet’s business between signing and the consummation of the transaction, (iv) numerous and extensive additional representations and warranties, and (v) an increase from $1.5 million to $5.5 million in the termination fee payable by ExpressJet under certain circumstances, including if it terminated the agreement in order to accept a superior proposal. In addition, while the original ExpressJet draft provided for full acceleration of all restricted stock in order to provide an incentive to senior management to remain engaged with ExpressJet during the period after execution of the merger agreement and before closing of the merger, the SkyWest draft eliminated any accelerated vesting of restricted stock beyond that provided for in the terms of the related plans and agreements.

On June 30, 2010, Mr. Hanley discussed the SkyWest draft merger agreement with Mr. Rich. During the course of that conversation, Mr. Rich expressed SkyWest’s willingness to accept terms providing that the merger closing would not be conditioned on factors related to United, that SkyWest would not be entitled to provide input with respect to ExpressJet’s business decisions regarding aircraft leases and information technology issues during the period between execution of a definitive merger agreement and closing, and that the definitive merger agreement would not impose restrictions on ExpressJet’s potential entry into ordinary course aircraft lease agreements or operating agreements during the period between execution of a definitive merger agreement and closing.

On July 1, 2010, the Board met and discussed the SkyWest draft merger agreement, the concessions proposed by SkyWest during Mr. Hanley’s call with Mr. Rich, and the remaining outstanding issues with respect to the SkyWest draft merger agreement. The Board directed ExpressJet’s management and legal advisors to respond to SkyWest by rejecting all material changes in the SkyWest draft merger agreement, except that the Board authorized senior management and the legal advisors to agree that SkyWest could terminate the merger agreement due to regulatory demands if SkyWest agreed that, in the event of such termination, SkyWest would pay ExpressJet a termination fee between $10 million and $15 million. Following the meeting, Andrews Kurth delivered a revised draft of the merger agreement to Parr Brown. Between July 1 and the execution of the merger agreement on August 3, 2010, the two law firms, with input from senior management of their respective clients and the other advisors, exchanged numerous versions of the draft agreement. On numerous occasions between July 1 and the execution of the merger agreement, Mr. Hanley and Mr. Rich also discussed the progress of the negotiations.

On July 8, 2010, the Board met to review financial projections prepared by ExpressJet’s management and discuss the transaction process and current draft of the merger agreement. Mr. Hanley presented management’s financial projections to the Board, and explained that the financial projections differed from those presented to the Board on June 12, 2010 in the following material respects: (i) inflation assumptions regarding revenue growth were adjusted to reflect actual inflation projections, (ii) contract flying with Continental was reduced to minimum amounts required under the terms of the operating agreement between ExpressJet and Continental, (iii) contract flying for United was reduced by five aircraft after the expiration of the operating agreement covering those aircraft, (iv) forecasted depreciation was reduced to reflect lower levels of capital expenditures, and (v) annual maintenance costs were increased. Mr. Hanley noted that both the current and previous financial forecasts assumed full implementation of the cost-saving initiatives contemplated by Operation: Green Light, and that any such future benefits were subject to significant risks. Mr. Hanley also noted that Continental and United could use significantly fewer of ExpressJet’s aircraft than projected during the forecast period.

Following Mr. Hanley’s presentation, the Board met in executive session to discuss SkyWest’s proposal in its most recent draft merger agreement to eliminate any accelerated vesting of restricted stock beyond that provided for in the terms of the related plans and agreements, and the effect of this proposal on equity awards to ExpressJet’s employees and officers, and the particular effect of this proposal on Mr. Hanley in light of his ownership of a significant number of shares of non-vested restricted stock.

On July 14, the Board met to review a draft of the merger agreement and to address the effect of the merger, including certain provisions of the SkyWest draft merger agreement, on ExpressJet employee compensation, including provisions of the SkyWest draft merger agreement affecting the vesting of equity awards and the treatment of underwater options, and ExpressJet’s employee stock purchase program.

On July 15, 2010, the Board met to, among other things, review and discuss the status of the negotiations regarding the draft merger agreement. Andrews Kurth described for the Board the material changes to the merger agreement proposed by SkyWest, including a modified definition of the term “material adverse effect” proposed by SkyWest, a SkyWest termination right in the event regulators were to require any material disposition of SkyWest’s assets or businesses, a SkyWest termination right in the event ExpressJet were to be in default under its operating agreement with United, and the elimination by SkyWest of any reverse breakup fee in the event of conditional regulatory approval. The Board directed Mr. Hanley to respond to SkyWest by rejecting the SkyWest proposed changes, and insisting, among other things, (i) that any conditionality related to ExpressJet’s relationship with United was unacceptable, (ii) that if ExpressJet accepted regulatory risks through SkyWest’s termination right, SkyWest must be subject to a reverse breakup fee, and (iii) that the definition of “material adverse effect” must be consistent with ExpressJet’s position.

On July 16, 2010 and again on July 18, 2010, Mr. Hanley and other members of ExpressJet’s senior management, along with Andrews Kurth, participated in calls with SkyWest and its legal and financial advisors to discuss and resolve open issues relating to the merger agreement.

Between July 17 and July 19, 2010, Mr. Hanley engaged in a series of discussions with Mr. Rich regarding several of the remaining open terms of the draft merger agreement. Separately, during this time period, Mr. Bravante spoke with Mr. Atkin regarding several of the same terms. As a result of these conversations, ExpressJet and SkyWest agreed in principle, subject to review and approval by the boards of directors of both companies, on the material open issues with respect to the merger agreement, including that the termination fee payable by ExpressJet under certain circumstances would be set at $4 million, and that a reverse termination fee of $4 million would be payable by SkyWest if it terminated the merger agreement because regulatory approval was conditioned on the disposition of SkyWest assets or businesses. Following the resolution in principle of the material outstanding issues with respect to the merger agreement, Mr. Bravante discussed with Mr. Atkin SkyWest’s proposal to not accelerate the vesting of all ExpressJet equity awards and its potential effect on Mr. Hanley’s equity compensation. Messrs. Bravante and Atkin agreed that a minimum of 40% of the shares of restricted stock held by Mr. Hanley would vest in connection with the merger.

On July 20, 2010, the Board met to review these latest developments regarding the merger negotiations and approved the agreements in principle made by Mr. Hanley and Mr. Rich and Mr. Bravante and Mr. Atkin, including the $4 million reverse termination fee.

Also on July 20, ExpressJet delivered the first draft of the disclosure schedules to the draft merger agreement to SkyWest. Between July 20 and the execution of the merger agreement on August 3, 2010, the parties revised and finalized all schedules to the merger agreement.

On July 24, 2010, the Board held a meeting at which ExpressJet’s senior management and advisors reported that the parties had made progress with respect to the draft merger agreement and schedules thereto but that SkyWest’s agreement in principle regarding the open material terms of the merger agreement remained subject to final negotiation and documentation of those terms in the merger agreement, completion and SkyWest’s approval of ExpressJet’s disclosure schedules and SkyWest’s review and approval of outstanding due diligence requests.

Between July 24, 2010 and the execution of the merger agreement, ExpressJet, SkyWest and their respective legal and financial advisors continued to work to address the remaining open issues in the due diligence process and to negotiate the terms of the merger agreement.

On August 3, 2010, SkyWest’s board of directors held a meeting, where the directors received information from SkyWest management, Raymond James and Parr Brown with respect to the proposed acquisition of ExpressJet. The SkyWest board of directors reviewed and discussed in detail the information presented, as well as the proposed final merger agreement. Following its review and discussion, the SkyWest board of directors unanimously approved the transaction and authorized management to enter into the merger agreement.

Later on August 3, 2010 the Board met to review and discuss the proposed merger with SkyWest. Mr. Hanley told the Board that Mr. Rich had called to inform him that the SkyWest board had unanimously approved the merger agreement and authorized its execution. Members of senior management and Andrews Kurth updated the Board regarding changes to the terms of the draft merger agreement that had been discussed at the prior meeting and noted that all major issues had been satisfactorily resolved. Goldman Sachs reviewed with the Board its financial analyses of the proposed transaction as further described below under “—Opinion of ExpressJet’s Financial Advisor.” At the request of the Board, Goldman Sachs delivered its oral opinion (which was subsequently confirmed in writing as of August 3, 2010) that, as of that date and based on and subject to the limitations and assumptions described in its written opinion, the $6.75 per share in cash to be paid to the holders of shares of ExpressJet’s common stock (other than SkyWest and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Goldman Sachs’ written opinion, dated August 3, 2010, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B.

The Board then unanimously approved the merger agreement and the merger, recommended that ExpressJet’s stockholders vote in favor of the merger and the merger agreement, and approved an amendment to ExpressJet’s rights plan so that it would not be triggered by the execution or completion of the merger agreement and related transactions, as described in the section entitled “—Amendment to ExpressJet’s Rights Agreement.” Following the Board meeting, the parties finalized the merger agreement and related schedules and then executed the agreement.

Prior to the opening of the stock markets on the morning of August 4, 2010, ExpressJet and SkyWest each issued a press release announcing the transaction. Later that morning, SkyWest held its regularly-scheduled second quarter earnings call in which it discussed the transaction in more detail.

The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger

ExpressJet’s Board, by unanimous vote, has determined that it is advisable and in the best interests of ExpressJet and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement. When you consider the Board’s recommendation, you should be aware that ExpressJet’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

In determining that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of ExpressJet and its stockholders, the Board consulted with management and its financial and legal advisors and considered a number of factors, including the following:

•

Merger Consideration. The Board concluded that the merger consideration of $6.75 per share of common stock to ExpressJet’s common stockholders represented an attractive valuation for ExpressJet. This price represented:

•	a premium of 111% over the closing price per share on August 2, 2010, the last trading day prior to the Board meeting at which the merger agreement was approved;

•	a premium of 135% over the closing price per share on July 26, 2010, the last trading day incorporated into Goldman Sachs’ presentation to the Board;

•	a premium of 154% over the average closing price per share during the 1-month period ended July 26, 2010;

•	a premium of 108% over the average closing price per share during the 3-month period ended July 26, 2010;

•	a premium of 89% over the average closing price per share during the 6-month period ended July 26, 2010; and

•	a premium of 93% over the average closing price per share during the 12-month period ended July 26, 2010.

The Board believed that $6.75 per share of common stock was the highest price that SkyWest would be willing to pay, and that it was highly unlikely that another potential acquiror would offer a higher price to acquire ExpressJet. The Board also considered the fact that the merger consideration is all cash, which provides certainty of value to ExpressJet’s common stockholders compared to a transaction in which those stockholders would receive stock.

•

Review of Prospects in Remaining Independent. The Board considered ExpressJet’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including ExpressJet’s current and anticipated near-term operating results and the dynamics of the regional airline industry, which is characterized by intense competition, increasing costs and low margins. In connection with the foregoing considerations, the Board concluded that the value embodied in ExpressJet’s operations could be best realized as part of a larger enterprise. The Board was also concerned that ExpressJet, if it were to remain independent, would need to successfully implement all of the elements of ExpressJet’s previously announced cost-savings initiative, Operation: Green Light, to compete successfully, and that there could be no assurance that ExpressJet would be able to do so. The Board also considered the risk that ExpressJet would not be able to achieve a stock price equal to or greater than the proposed merger consideration within a reasonable period of time. After considering these factors, the Board concluded that there were significant risks associated with ExpressJet’s remaining independent.

•

Extensive Process. The Board reviewed the extensive process that ExpressJet and its management and advisors had conducted during the approximately three months prior to the signing of the merger agreement. The Board also considered the risk that conducting an auction process or other effort to solicit interest from other potential acquirors prior to the execution and delivery of the merger agreement was unlikely to yield any viable alternative proposals in excess of SkyWest’s offer and could cause SkyWest to terminate its discussions with ExpressJet, that the consideration reflected in the merger agreement was the highest value that was available to ExpressJet at the time, and that there was no assurance that a more favorable opportunity to sell ExpressJet would arise later.

•

Opinion of ExpressJet’s Financial Advisor. The Board considered the financial analyses presented by Goldman Sachs and its oral opinion, dated as of August 3, 2010, which was subsequently confirmed in writing, that, as of that date and based on and subject to the limitations and assumptions stated in its opinion, the $6.75 per share in cash to be paid to holders of ExpressJet’s common stock (other than SkyWest and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the subsection entitled “—Opinion of the Company’s Financial Advisor.” The full text of the Goldman Sachs written opinion is attached to this proxy statement as Annex B.

•

Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their obligations to complete the merger and their ability to terminate the merger agreement. In particular, the Board considered:

•

that structuring the transaction as a merger, requiring the approval of ExpressJet’s stockholders, would result in detailed public disclosure and a period of time prior to the completion of the merger during which an unsolicited competing proposal could be submitted to ExpressJet;

•

ExpressJet’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the Board concludes in good faith, after consultation with its outside counsel and financial advisors, that such proposal constitutes, or is reasonably likely to lead to, a superior proposal;

•

the Board’s right to change or withdraw its recommendation of the merger if it concludes in good faith, after consultation with its outside counsel and financial advisors, that such a change or withdrawal is necessary in order to comply with its fiduciary obligations under applicable law, subject to the payment of a termination fee to SkyWest in certain circumstances;

•	ExpressJet’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and the payment of a termination fee to SkyWest; and

•

that the $4.0 million termination fee payable by ExpressJet under certain circumstances, representing approximately 3% of the equity value of the proposed transaction, was reasonable and unlikely to pose a substantial obstacle to another potential acquiror of ExpressJet.

•

Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition or any requirement that SkyWest obtain the approval of its stockholders, and the likelihood that the merger will be approved by requisite regulatory authorities and ExpressJet’s stockholders.

•	Appraisal Rights. The Board considered that ExpressJet’s stockholders will be entitled to appraisal rights under Delaware law.

The Board also identified and considered a number of countervailing factors and risks to ExpressJet and its stockholders relating to the merger and the merger agreement, including the following:

•

Potential Inability to Complete the Merger. The Board considered the possibility that the merger may not be completed and the potential adverse consequences to ExpressJet if the merger is not completed, including the diversion of management’s time and attention, potential delays in ExpressJet’s ability to implement its Operation: Green Light cost-savings initiatives, a reduction of value offered by others to ExpressJet in a future business combination, the adverse impact that a public announcement of the termination of the merger agreement could have on the trading price of ExpressJet’s common stock, and the erosion of customer, supplier and employee confidence in ExpressJet.

•

Absence of Solicitation. The Board considered the absence of an auction process or other effort to solicit interest from other potential acquirors prior to the execution and delivery of the merger agreement.

•

No Participation in Future Growth. The Board considered the fact that, because ExpressJet’s stockholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in the value of ExpressJet or SkyWest either during the pre-closing period or following the closing, including any such increase resulting from the successful implementation of Operation: Green Light.

•

Interim Operating Covenants. The Board considered the limitations imposed in the merger agreement on the conduct of ExpressJet’s business during the pre-closing period, which may delay or prevent ExpressJet from taking advantage of business opportunities that arise pending completion of the merger, and on its ability to solicit and respond to competing proposals and to change or withdraw its recommendation of the merger.

•

Termination Fee. The Board took into account the $4.0 million termination fee payable to SkyWest if the merger agreement is terminated under certain circumstances, and the potential effect that such termination fee may have in deterring other potential acquirors from making competing proposals that could be more advantageous to ExpressJet’s stockholders.

•	Taxability. The Board considered that the merger will be a taxable transaction to ExpressJet’s stockholders.

•

Interests of ExpressJet’s Directors and Executive Officers. The Board considered the potential conflicts of interest of ExpressJet’s directors and executive officers, as described in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with ExpressJet’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Interests of the Company’s Directors and Executive Officers in the Merger

Each of our current executive officers and non-employee directors holds ExpressJet equity awards. All equity awards held by our executive officers and non-employee directors, other than certain shares of restricted stock held by our President and Chief Executive Officer, will be treated the same as equity awards held by our employees, depending on the status of the particular equity award, as described in the section entitled “The Merger Agreement—Treatment of Options and Restricted Stock.” In addition, each of our executive officers (including our President and Chief Executive Officer) has an agreement with us that would provide severance benefits (in the form of both cash payments and continuation of other benefits) if the individual’s employment is terminated in connection with, or within 18 months after, a change of control of ExpressJet, as described below.

President and Chief Executive Officer’s Change of Control Severance and Benefits. ExpressJet has entered into an employment agreement with its President and Chief Executive Officer, Mr. Thomas M. Hanley. Under the terms of this agreement, if Mr. Hanley were to be terminated by the Company for a reason other than death, incapacity, cause or material breach prior to or more than 18 months following a change of control, he would receive certain payments and benefits, including the following:

•	a continuation of medical insurance coverage for up to 24 months;

•	outplacement services for 12 months;

•	a continuation of monthly salary payments for 24 months; and

•	a bonus payable at the discretion of the Board or its Human Resources Committee.

In addition, under the terms of this agreement, if Mr. Hanley were to be terminated by the Company for a reason other than death, incapacity, cause or material breach, or if he were to terminate his employment following a constructive termination, within 18 months following a change of control (or, in the case of a termination by the Company, prior to a change of control if such termination was to avoid the change of control provisions of the employment agreement), he would receive certain payments and benefits, including the following:

•	a continuation of medical insurance coverage for up to 24 months;

•	outplacement services for 12 months; and

•	payment of a lump-sum cash payment consisting of:

•	two times his base salary then in effect; and

•	two times the amount of his then-current target bonus under the Company’s Management Bonus Plan.

Notwithstanding the immediately preceding paragraph, if Mr. Hanley were to be terminated by the Company for a reason other than death, incapacity, cause or material breach, or if he were to terminate his employment due to a constructive termination following a change of control that occurs prior to April 19, 2011, he would receive certain payments and benefits, including the following:

•	payment of a lump-sum cash payment equal to his base salary then in effect for the remainder of his initial two-year term of employment; and

•

partial accelerated vesting of the restricted shares of common stock awarded to him, with the amount of vesting that would be accelerated dependent upon the date prior to April 19, 2011 that the change in control occurs.

Change of Control Severance and Benefits for Other Executive Officers. ExpressJet has entered into employment agreements with certain of its other executive officers. Under these agreements, if any of such executive officers were to be terminated by the Company for a reason other than death, incapacity, material breach or cause prior to or more than 18 months following a change of control, the executive officer would receive certain payments and benefits, including some or all of the following:

•	flight benefits;

•	a continuation of insurance coverage for up to 24 months;

•	outplacement services for 12 months;

•	a continuation of monthly salary payments for 24 months; and

•	a bonus payable at the discretion of the Board or its Human Resources Committee.

In addition, under these agreements, if any of such executive officers were to be terminated by the Company for a reason other than death, incapacity, material breach or cause, or if any of such executive officers were to terminate his or her employment following a constructive termination, within 18 months following a change of control (or, in the case of a termination by the Company, prior to a change of control if such termination was to avoid the change of control provisions of the employment agreement), the executive officer would receive certain payments and benefits, including some or all of the following:

•	flight benefits;

•	a continuation of insurance coverage for up to 24 months;

•	outplacement services for 12 months; and

•	payment of a lump-sum cash payment consisting of:

•	a pro-rated bonus under the Company’s Management Bonus Plan;

•	two times the executive officer’s base salary then in effect; and

•	two times the amount of the executive officer’s then-current target bonus under the Company’s Management Bonus Plan.

For purposes of each of the employment agreements, including the agreement with Mr. Hanley, (i) “cause” is defined as gross negligence, willful misconduct, or abuse of alcohol or drugs that renders the executive officer unable to perform his or her duties, and (ii) a “constructive termination” will occur upon the assignment to the executive officer of duties materially inconsistent with those associated with his or her position, a material diminution in the nature or scope of the executive officer’s authority, conduct by the Company that prevents the executive officer from performing his or her duties, the Company’s requiring that the executive officer be permanently based outside a major urban center in Texas, actions by the Company that materially adversely affect the executive officer’s corporate amenities or the Company’s material breach of the agreement.

Each of ExpressJet’s executive officers would be entitled to a payment under the Company’s Long Term Incentive Plan if he or she were to be terminated following the merger and prior to December 31, 2010.

Potential Change of Control and Severance Benefits. The table below shows the benefits under the arrangements described above that would be received by each individual who has served as an executive officer since the beginning of the last fiscal year, assuming the merger closes and the executive officer’s employment is terminated immediately following the effective time of the merger, which is expected to occur during the fourth quarter of 2010.

	Flight Benefits(1)	Continuation of Insurance Coverage(2)	Outplacement Services	Cash Payment(3)	Total
Thomas M. Hanley, President and Chief Executive Officer	—	$10,000	$63,750	$966,250	$1,040,000
Lamphung Ngo-Burns, Vice President and Chief Financial Officer	—	$16,000	$30,600	$678,270	$724,870
Charles R. Coble, Vice President–Field Services, Purchasing and Corporate Real Estate	$330,000	$122,000	$34,000	$753,633	$1,239,633
Suzanne L. Johnson, Vice President–General Counsel and Secretary	—	$9,000	$34,000	$753,633	$796,633
James E. Nides, Vice President– Flight Operations and Maintenance	$330,000	$50,000	$34,000	$753,633	$1,167,633

(1)	The estimated lifetime flight benefit value is based on contractual agreements between Continental and each of Messrs. Coble and Nides. The estimated value may be impacted by usage, lifespan and other factors that could result in an increased or decreased value. The other executive officers do not have such contractual agreements and it is not anticipated that they will meet the retirement flight benefit criteria by the time the merger closes.
(2)	Determined by multiplying the current monthly cost of such executive officer’s insurance by 24 months.
(3)	The cash payments would be paid pursuant to the terms of employment agreements with such executive officers and the Company’s Long Term Incentive Plan. For Mr. Hanley, the cash payment represents a lump-sum payment equal to his base salary for the remainder of his initial two-year term of employment, plus a payment pursuant to the terms of the Company’s Long Term Incentive Plan. For the other executive officers, the cash payment represents the sum of (a) an amount equal to (i) a pro-rated bonus of 110% of the executive officer’s base salary, multiplied by (ii) 40% (the target rate), multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed in the calendar year during which the date of termination falls (assuming 323 elapsed days), and the denominator of which is 365, plus (b) two times the executive officer’s current base salary, plus (c) two times the amount of the executive officer’s current target bonus, plus (d) a payment pursuant to the terms of the Company’s Long Term Incentive Plan for 2010.

Executive Officers’ Equity Holdings. Pursuant to the terms of agreements between ExpressJet and each holder of outstanding options to purchase ExpressJet common stock (all of which have an exercise price in excess of the per share merger consideration), each such option will be cancelled; provided that ExpressJet is entitled to pay the holders of options issued under ExpressJet’s 2002 Stock Incentive Plan $0.10 per share of ExpressJet common stock issuable upon exercise of such option as consideration for the release of any and all rights that such holder has or may have had to purchase shares of ExpressJet common stock or any other security upon exercise of such option. Each current and former executive officer will receive less than $1,000 in exchange for the release of his or her rights under such options.

As with shares of restricted common stock held by all other employees of the Company, any restrictions on shares of restricted common stock held by executive officers of the Company other than certain shares held by Mr. Hanley will lapse immediately prior to the effective time of the merger, and such shares will receive the same merger consideration as shares of the Company’s common stock not subject to any restrictions. Mr. Hanley’s restricted stock will vest in accordance with the terms of his Stand-Alone Restricted Stock Award Agreement, dated May 7, 2010, except that the Board has determined, pursuant to its discretion retained under the Stand-Alone Restricted Stock Award Agreement and contingent on the consummation of the merger, to amend such agreement to provide that, immediately prior to the effective time of the merger, the greater of (i) the percentage of such restricted stock provided for in the applicable vesting schedule and (ii) 40% of such restricted stock will be accelerated and vest in full immediately prior to the effective time. The following table shows the expected cash payments for shares of restricted common stock held by executive officers:

Cash Payment for Shares of Restricted Common Stock
Thomas M. Hanley(1)	$810,000
Lamphung Ngo-Burns	$221,461
Charles R. Coble	$232,598
Suzanne L. Johnson	$185,362
James E. Nides	$232,598
Karen P. Miles(2)	—
James B. Ream(2)	—

(1)	Assumes that 40% of Mr. Hanley’s restricted stock will vest in connection with the merger.
(2)	Former executive officer.

Non-Employee Director Equity Holdings. As described above, pursuant to the terms of agreements between ExpressJet and each holder of outstanding options to purchase ExpressJet common stock (all of which have an exercise price in excess of the per share merger consideration), each such option will be cancelled; provided that ExpressJet is entitled to pay the holders of options issued under ExpressJet’s 2002 Stock Incentive Plan $0.10 per share of ExpressJet common stock issuable upon exercise of such option as consideration for the release of any and all rights that such holder has or may have had to purchase shares of ExpressJet common stock or any other security upon exercise of such option. Each non-employee director will receive less than $200 in exchange for the release of his or her rights under such options. No non-employee director holds any shares of restricted stock.

Indemnification and Insurance

The merger agreement provides that after the effective time of the merger, to the fullest extent permitted by applicable law, the surviving company and SkyWest will indemnify, and advance expenses to, the current or former officers and directors of ExpressJet with respect to acts or omissions occurring at or prior to the effective time, provided that any person to whom expenses are advanced provides an undertaking to repay any advances made to the extent required by law. The merger agreement further provides that, prior to the effective time of the merger, ExpressJet will purchase, and following the effective time, the surviving company will maintain, a six-year “tail” officers’ and directors’ liability insurance policy on terms and conditions no less favorable than ExpressJet’s existing directors’ and officers’ liability insurance. The surviving company and SkyWest will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the merger agreement provides that the foregoing rights of each indemnified person will survive the effective time of the merger and are enforceable by each indemnified person.

Opinion of the Company’s Financial Advisor

Goldman Sachs delivered its opinion to ExpressJet’s Board that, as of August 3, 2010, and based upon and subject to the factors and assumptions set forth therein, the $6.75 per share in cash to be paid to the holders (other than SkyWest and its affiliates) of shares of ExpressJet common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Goldman Sachs, dated as of August 3, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of ExpressJet’s Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of common stock of ExpressJet should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of ExpressJet for the five years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ExpressJet;

•	certain other communications from ExpressJet to its stockholders;

•	certain publicly available research analyst reports for ExpressJet; and

•	the Final Projections (as defined below in “—Financial Projections”).

Goldman Sachs also held discussions with members of the senior management of ExpressJet regarding their assessment of the past and current business operations, financial condition and future prospects of ExpressJet. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of common stock of ExpressJet, compared certain financial and stock market information for ExpressJet with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the U.S. airline industry and in other industries, and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, and does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with ExpressJet’s consent that the Final Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ExpressJet. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ExpressJet or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion did not address the underlying business decision of ExpressJet to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to ExpressJet, nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of the opinion, of the $6.75 per share in cash to be paid to the holders (other than SkyWest and its affiliates) of shares of common stock of ExpressJet pursuant to the merger agreement. Goldman Sachs did not express any view on, and the opinion did not address, any other term or aspect of the merger agreement or the merger or any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of ExpressJet; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ExpressJet, or class of such persons, in connection with the merger, whether relative to the $6.75 per share in cash to be paid to the holders of shares of common stock of ExpressJet pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of ExpressJet or SkyWest or the ability of ExpressJet or SkyWest to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming the opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and the opinion of Goldman Sachs were provided for the information and assistance of ExpressJet’s Board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of common stock of ExpressJet should vote with respect to such merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to ExpressJet’s Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 3, 2010, and is not necessarily indicative of current market conditions.

Premium Paid Analysis. Goldman Sachs analyzed the $6.75 per share cash consideration to be paid to holders of shares of common stock of ExpressJet pursuant to the merger agreement in relation to the closing price of shares of common stock of ExpressJet on July 26, 2010, and in relation to the average market prices of shares of common stock of ExpressJet during the one-month, three-month, six-month and one-year periods ended July 26, 2010, and the high and low prices for the 52-week period ended July 26, 2010.

The following table presents the results of this analysis:

Premium Analysis	Value ($)	Premium (%)
Premium to current price (as of July 26, 2010)	$2.87	135.2%
Premium to 1-month average price	$2.66	153.8%
Premium to 3-month average price	$3.24	108.3%
Premium to 6-month average price	$3.58	88.5%
Premium to 12-month average price	$3.50	92.9%
Premium to 52-week high	$5.04	33.9%
Premium to 52-week low	$1.30	419.2%

Analysis of Multiples at Offer Price. Goldman Sachs performed implied multiples analyses for ExpressJet and a group of selected peer companies (which included Pinnacle Airlines, Republic Airways and SkyWest Airlines). The multiples for ExpressJet were based on the Final Projections, Wall Street research, balance sheet data as of June 30, 2010 and the $6.75 per share in cash to be paid to the holders of shares of ExpressJet’s common stock pursuant to the merger agreement. The multiples for the selected peer companies were based on Wall Street research and market data as of July 26, 2010.

For ExpressJet and the selected companies Goldman Sachs calculated:

•

Ratios of the Adjusted Enterprise Value, which is the equity value of the company plus the company’s lease adjusted rent, the company’s non-convertible debt, the par value of the company’s convertible debt and capitalized leases minus the company’s cash (other than restricted cash) and cash equivalents to the company’s earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) for the last twelve month period (“LTM”);

•	Ratios of the Adjusted Enterprise Value to forecasted EBITDAR for 2010;

•	Ratios of the Adjusted Enterprise Value to forecasted EBITDAR for 2011;

•	Ratios of the Adjusted Enterprise Value to ExpressJet’s market projected EBITDAR for 2010 based on Wall Street research; and

•	Ratios of the Adjusted Enterprise Value to ExpressJet’s market projected EBITDAR for 2011 based on Wall Street research.

The following table presents the results of this analysis:

	Implied Transaction Adjusted Enterprise Value / EBITDAR (ExpressJet)		Median of Adjusted Enterprise Value / EBITDAR (Peer companies)
LTM EBITDAR	23.9	x	5.9	x
2010E EBITDAR (Wall Street research)	6.6	x	6.0	x
2011E EBITDAR (Wall Street research)	4.0	x	5.7	x
2010E EBITDAR (Final Projections)	7.8	x	NA
2011E EBITDAR (Final Projections)	4.9	x	NA

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on ExpressJet using the Final Projections. Goldman Sachs calculated indications of net present value of free cash flows for ExpressJet using discount rates ranging from 21.50% to 23.50%, reflecting estimates of ExpressJet’s weighted average cost of capital, and perpetuity growth rates of 0.0% to 3.0%. This analysis resulted in illustrative present value indications per share of common stock of ExpressJet ranging from $6.04 to $6.57.

Precedent Airline Industry Transactions Analysis. Goldman Sachs analyzed certain information relating to the following transactions in the airline industry:

•	UAL Corporation’s acquisition of Continental Airlines, Inc. announced in May 2010;

•	British Airways Plc’s acquisition of Iberia Lineas Aereas de Espana, S.A. announced in November 2009;

•	Republic Airways Holdings Inc.’s acquisition of Frontier Airlines Holdings, Inc. announced in June 2009;

•	TPG Capital, L.P.’s acquisition of Midwest Air Group, Inc. announced in August 2007;

•	AirTran Holdings Inc’s acquisition of Midwest Air Group, Inc. announced in April 2007, which was never consummated;

•	US Airways Group, Inc.’s acquisition of Delta Air Lines, Inc. announced in January 2007, which was never consummated;

•	The acquisition of Qantas Airways Ltd by a consortium of investors announced in December 2006, which was never consummated;

•	Ryanair Holdings Plc’s acquisition of Aer Lingus Group Plc announced in October 2006, which was never consummated;

•	SkyWest, Inc.’s acquisition of ASA Holdings, Inc. (Delta Air Lines, Inc.) announced in August 2005;

•	The acquisition of US Airways Group, Inc. by an investor group announced in May 2005;

•	Deutsche Lufthansa AG’s acquisition of Swiss International Air Lines AG announced in March 2005;

•	Air France’s acquisition of KLM NV (Koninklijke Luchtvaart Maatschappij N.V.) announced in September 2003;

•	Qantas Airways Ltd’s acquisition of 22.5% of Air New Zealand Ltd. announced in November 2002;

•	EasyJet Plc’s acquisition of Go Fly Ltd. announced in May 2002;

•	Japan Airlines Company, Ltd.’s acquisition of 91.7% of Japan Air System Co., Ltd. announced in November 2001;

•	New Zealand Government’s acquisition of 83% of Air New Zealand Ltd. announced in October 2001;

•	AMR Corporation’s acquisition of Trans World Airlines, Inc. announced in March 2001;

•	Malaysian Ministry of Finance’s acquisition of 29.1% of Malaysian Airline System Bhd announced in March 2000;

•	Delta Air Lines, Inc.’s acquisition of 78.5% of Comair Holdings, Inc. announced in October 1999;

•	Air New Zealand Ltd.’s acquisition of 50% of Ansett Australia Holdings Ltd. announced in February 2000;

•	Delta Air Lines, Inc.’s acquisition of 72.1% of ASA Holdings, Inc. announced in February 1999;

•	American Airlines, Inc.’s (AMR Corp.) acquisition of Reno Air, Inc. announced in November 1998;

•	Berkshire Hathaway Inc.’s acquisition of Executive Jet Management, Inc. announced in July 1998; and

•	Northwest Airlines Corp.’s acquisition of 13.7% of Continental Airlines, Inc. announced in January 1998.

For each of the selected transactions, Goldman Sachs calculated and compared equity consideration, adjusted enterprise value (assuming consideration for 100% of the company), and enterprise value based on the implied transaction price as a multiple of the target’s last 12 months sales, EBITDAR (calculated using adjusted enterprise value adding capitalized leases at 7.0 x LTM aircraft rental expense), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and tax (“EBIT”). While none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed merger or ExpressJet, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of ExpressJet’s results, market size and product profile.

The following table presents the results of this analysis:

Date			EV Multiple of LTM (x)
Announced	Acquiror	Target	Sales		EBITDAR		EBITDA		EBIT
May-2010	United Airlines	Continental	0.5	x	3.1	x	12.4	x	NM
Nov-2009	British Airways	Iberia	0.2	x	NM		NM		NM
Jun-2009	Republic Airways	Frontier Airlines	0.4	x	9.1	x	29.0	x	9.8	x
Aug-2007	TPG	Midwest	0.5	x	9.8	x	22.7	x	NM
Apr-2007 (withdrawn)	AirTran	Midwest Air	0.4	x	9.2	x	18.9	x	NM
Jan-2007 (withdrawn)	US Airways	Delta Air Lines	0.9	x	12.1	x	13.7	x	NM
Dec-2006 (withdrawn)	Investor Consortium	Qantas	1.1	x	7.3	x	7.4	x	20.1	x
Oct-2006 (withdrawn)	Ryanair	Aer Lingus	1.3	x	11.5	x	13.7	x	38.3	x
Aug-2005	SkyWest	ASA (Delta Air Lines)	NA		8.9	x	NA		14.8	x
May-2005	Investor group	US Airways Group Inc	0.2	x	4.4	x	2.5	x	4.1	x
Mar-2005	Deutsche Lufthansa AG	Swiss Intl Air Lines AG	0.2	x	3.5	x	2.0	x	NM
Sep-2003	Air France	KLM	0.7	x	9.7	x	10.9	x	NM
Nov-2002	Qantas	Air New Zealand (22.5%)	0.8	x	8.3	x	9.9	x	NM
May-2002	EasyJet	GoFly	1.1	x	NA		NA		NM
Nov-2001	Japan Airlines	Japan Air System (91.7%)	0.9	x	NA		8.9	x	21.8	x
Oct-2001	New Zealand Government	Air New Zealand (83%)	0.5	x	7.9	x	9.0	x	NM
Mar-2001	AMR	Trans World Airlines	0.4	x	10.3	x	NM		NM
Mar-2000	Malaysian Ministry of Finance	Malaysian Airline System (29.1%)	2.4	x	NA		22.4	x	NM
Oct-1999	Delta Air Lines	Comair Holdings (78.5%)	2.6	x	8.0	x	8.4	x	9.6	x
Feb-2000	Air New Zealand	Ansett Australia (50%)	NA		NA		NA		NA
Feb-1999	Delta Air Lines	ASA Holdings (72.1%)	2.1	x	6.7	x	6.6	x	9.0	x
Nov-1998	American Airlines (AMR Corp.)	Reno Air	0.4	x	8.4	x	28.6	x	NM
Jul-1998	Berkshire Hathaway	Executive Jet	0.8	x	NA		NA		NA
Jan-1998	Northwest Airlines	Continental Airlines (13.7%)	0.7	x	6.2	x	5.0	x	6.8	x

High			2.6	x	12.1	x	29.0	x	38.3	x
Mean			0.8	x	8.3	x	13.6	x	14.9	x
Mean (Excl. Withdrawn Bids)			0.8	x	7.5	x	12.7	x	10.9	x
Median			0.5	x	8.6	x	11.7	x	9.8	x
Low			0.2	x	3.1	x	2.0	x	4.1	x

Illustrative Present Value of Future Share Price Analyses. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of ExpressJet’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDAR and its assumed price based on multiples of adjusted enterprise value to forward EBITDAR. For this analysis, Goldman Sachs used the Final Projections. Goldman Sachs first calculated the implied per share future prices of the common stock of ExpressJet, for each of the fiscal years 2011 to 2014, by applying an adjusted enterprise value to forward EBITDAR multiple of 5.5 x to the estimates of 2011 to 2014 EBITDAR prepared by ExpressJet’s management, then subtracting each year’s projected capitalized rent expenses and net debt, and dividing the aggregate by the estimated total number of current outstanding shares of ExpressJet’s common stock. Goldman Sachs then calculated present values of the implied per share future prices for ExpressJet’s common stock in each of the fiscal years 2011 to 2014 by discounting the resulting values to present value as of June 30, 2010, using a discount rate of 23.54%, reflecting an estimate of ExpressJet’s cost of equity. This analysis resulted in a range of implied present values per share of common stock of ExpressJet of $3.69 to $6.63.

In addition, Goldman Sachs performed an illustrative analysis of the implied present value per share of ExpressJet’s common stock using public and precedent transactions multiple based valuations and the Final Projections. For the public multiple based valuation, Goldman Sachs first calculated the implied value per share of ExpressJet’s common stock as of June 30, 2011, by applying multiples of enterprise value to EBITDA of 4.5 x and 5.5 x to average EBITDA over the period 2011 - 2012. Goldman Sachs also calculated the implied value per share of ExpressJet’s common stock as of June 30, 2011 by applying multiples of adjusted enterprise value to EBITDAR of 5.0 x and 6.0 x to average EBITDAR over the period 2011 - 2012. After discounting the results to present value as of June 30, 2010, using a discount rate of 23.54%, reflecting an estimate of ExpressJet’s cost of equity, the analyses produced illustrative ranges of implied present values per share of ExpressJet’s common stock of $6.43 to $7.42 on an EV/EBITDA basis and $4.67 to $6.78 on an adjusted EV/EBITDAR basis. For the precedent transactions multiple based valuation, Goldman Sachs calculated the implied value per share of ExpressJet’s common stock as of June 30, 2010, by applying multiples of enterprise value to EBITDA of 9.0 x and 11.0 x to average EBITDA over the period 2009 - 2012. Goldman Sachs also applied multiples of adjusted enterprise value to EBITDAR of 6.5 x to 8.5 x. The analyses produced the illustrative ranges of implied values per share of ExpressJet’s common stock of $7.00 to $8.12 on a EV/EBITDA basis and $5.67 to $9.38 on an adjusted EV/EBITDAR basis.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ExpressJet or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to ExpressJet’s Board as to the fairness from a financial point of view, as of the date of the opinion, to the holders (other than SkyWest and its affiliates) of shares of common stock of ExpressJet of the $6.75 per share in cash to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ExpressJet, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between ExpressJet and SkyWest and was approved by ExpressJet’s Board. Goldman Sachs provided advice to ExpressJet during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to ExpressJet or ExpressJet’s Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to ExpressJet’s Board was one of many factors taken into consideration by ExpressJet’s Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, ExpressJet, SkyWest and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to ExpressJet in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to ExpressJet and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Special Committee of ExpressJet’s Board in connection with the offer from SkyWest to acquire ExpressJet in June 2008 and as financial advisor to ExpressJet in connection with the amendment of its 4.25% convertible notes due 2023 (aggregate principal amount $128.2 million) in August 2008. Goldman Sachs may also in the future provide investment banking services to ExpressJet and SkyWest and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

ExpressJet’s Board engaged Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated July 21, 2008, ExpressJet engaged Goldman Sachs to act as its financial advisor in connection with potential strategic transactions. Pursuant to the terms of this engagement letter, ExpressJet will pay Goldman Sachs a transaction fee of approximately $3,500,000 in connection with the merger, all of which was contingent upon execution of the merger agreement. In addition, ExpressJet has agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement.

Financial Projections

ExpressJet does not as a matter of course make public projections as to future financial performance, earnings or other financial results due to the unpredictability of the underlying assumptions and estimates. However, in connection with ExpressJet’s consideration of SkyWest’s acquisition proposal, ExpressJet’s management prepared four sets of financial projections of ExpressJet’s stand-alone financial performance for the fiscal years of 2010 through 2014 (collectively, the “Projections”).

The first set of projections prepared by ExpressJet’s management (the “Status Quo Projections”) were provided to ExpressJet’s advisors to facilitate a valuation discussion at the Board meeting held on May 13, 2010, shortly after receiving the unsolicited offer from SkyWest. The Status Quo Projections did not include the estimated cost savings expected to be provided by Operation: Green Light, which was under development at that time.

Status Quo Projections

	Fiscal Year Ending December 31,
($ in millions)	2010	2011	2012	2013	2014
	(Estimated)
Summary Income Statement
Revenues	$865.3	$944.8	$971.9	$996.1	$1,022.5
EBIT excluding special items(1)	$(30.9)	$(21.1)	$(7.6)	$(0.9)	$1.0
% Margin	—	—	—	—	0.1%
Depreciation and amortization	$25.8	$29.7	$29.7	$29.7	$30.6
% Margin	3.0%	3.1%	3.1%	3.0%	3.0%
EBITDA(2)	$(5.2)	$8.6	$22.2	$28.9	$31.6
% Margin	—	0.9%	2.3%	2.9%	3.1%
EBITDAR(3)	$21.6	$36.8	$50.3	$57.0	$59.7
% Margin	2.5%	3.9%	5.2%	5.7%	5.8%
Net income	$(31.8)	$(14.7)	$(4.0)	$0.9	$2.7
% Margin	—	—	—	0.1%	0.3%
Summary Balance Sheet
Unrestricted cash	$69.0	$65.1	$78.8	$111.4	$147.2
Debt	$30.1	$13.4	—	—	—

(1)	Earnings before interest and taxes, excluding approximately $3.1 million in previously disclosed asset impairments for 2010.
(2)	Earnings before interest, taxes, depreciation and amortization.
(3)	Earnings before interest, taxes, depreciation and amortization and aircraft rent.

The second set of projections (the “Green Light Projections”) were prepared to facilitate valuation discussions between ExpressJet’s management and SkyWest at a meeting held on May 21, 2010. The Green Light Projections reflected the integration of the expected cost savings identified in Operation: Green Light, which was announced on June 7, 2010, into the Status Quo Projections.

Green Light Projections

	Fiscal Year Ending December 31,
($ in millions)	2010	2011	2012	2013	2014
	(Estimated)
Summary Income Statement
Revenues	$866.7	$947.2	$969.6	$990.4	$1,013.3
EBIT excluding special items(1)	$(23.2)	$8.2	$15.9	$18.4	$21.6
% Margin	—	0.9%	1.6%	1.9%	2.1%
Depreciation and amortization	$25.8	$29.7	$29.7	$29.7	$30.6
% Margin	3.0%	3.1%	3.1%	3.0%	3.0%
EBITDA(2)	$2.6	$38.0	$45.7	$48.1	$52.2
% Margin	0.3%	4.0%	4.7%	4.9%	5.2%
EBITDAR(3)	$29.4	$66.1	$73.8	$76.2	$80.4
% Margin	3.4%	7.0%	7.6%	7.7%	7.9%
Net income	$(27.9)	$3.7	$10.4	$12.2	$14.5
% Margin	—	0.4%	1.1%	1.2%	1.4%
Summary Balance Sheet
Unrestricted cash	$59.9	$78.9	$127.4	$176.5	$229.6
Debt	$22.4	—	—	—	—

(1)	Earnings before interest and taxes, excluding approximately $3.1 million in previously disclosed asset impairments for 2010.
(2)	Earnings before interest, taxes, depreciation and amortization.
(3)	Earnings before interest, taxes, depreciation and amortization and aircraft rent.

The third set of projections (the “Updated Green Light Projections”) were provided to ExpressJet’s advisors for purposes of the Board meeting held on June 12, 2010. The Updated Green Light Projections were similar to the Green Light Projections, with the key differences being the incorporation of actual financial results for May 2010 and revised cost savings estimates that had been adjusted to account for the May 2010 results.

Updated Green Light Projections

	Fiscal Year Ending December 31,
($ in millions)	2010	2011	2012	2013	2014
	(Estimated)
Summary Income Statement
Revenues	$855.8	$949.6	$971.9	$992.6	$1,015.5
EBIT excluding special items(1)	$(17.9)	$10.5	$18.1	$20.5	$23.7
% Margin	—	1.1%	1.9%	2.1%	2.3%
Depreciation and amortization	$25.9	$29.7	$29.7	$29.7	$30.6
% Margin	3.0%	3.1%	3.1%	3.0%	3.0%
EBITDA(2)	$8.1	$40.3	$47.9	$50.2	$54.3
% Margin	0.9%	4.2%	4.9%	5.1%	5.3%
EBITDAR(3)	$34.9	$68.4	$76.0	$78.3	$82.4
% Margin	4.1%	7.2%	7.8%	7.9%	8.1%
Net income	$(24.9)	$5.3	$11.7	$13.5	$15.8
% Margin	—	0.6%	1.2%	1.4%	1.6%
Summary Balance Sheet
Unrestricted cash	$63.4	$86.4	$137.1	$188.4	$243.7
Debt	$20.8	—	—	—	—

(1)	Earnings before interest and taxes, excluding approximately $3.1 million in previously disclosed asset impairments for 2010.
(2)	Earnings before interest, taxes, depreciation and amortization.
(3)	Earnings before interest, taxes, depreciation and amortization and aircraft rent.

The final set of projections (the “Final Projections”) were prepared to facilitate final valuation judgments by the Board at its meeting on August 3, 2010. The Final Projections were based on the Updated Green Light Projections and also accounted for certain risk factors not accounted for in the Green Light Projections, including, but not limited to, the uncertainty regarding expected future utilization of ExpressJet aircraft by Continental and United. In preparing the Final Projections, ExpressJet’s management concluded that the earlier projections were less likely to be achieved. As a result, the Final Projections represent ExpressJet’s management’s most realistic estimate of ExpressJet’s future financial performance. ExpressJet provided the Final Projections to Goldman Sachs and directed Goldman Sachs to rely on, and Goldman Sachs did rely on, the Final Projections in connection with the financial analyses presented by Goldman Sachs on August 3, 2010 and Goldman Sachs’ opinion, dated as of August 3, 2010, that, as of such date and based on and subject to the limitations and assumptions described therein, the $6.75 per share in cash to be paid to the holders of shares of ExpressJet’s common stock (other than SkyWest and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Final Projections, together with the financial analyses provided by Goldman Sachs, as described in “—Opinion of the Company’s Financial Advisor” above, were reviewed by the Board when it considered the merger and, ultimately, made its recommendation to ExpressJet’s stockholders.

Final Projections

	Fiscal Year Ending December 31,
($ in millions)	2010	2011	2012	2013	2014
	(Estimated)
Summary Income Statement
Revenues	$854.8	$914.9	$909.1	$914.9	$924.8
EBIT excluding special items(1)	$(19.0)	$0.9	$(1.6)	$(4.3)	$(4.3)
% Margin	—	0.1%	—	—	—
Depreciation and amortization	$26.1	$25.7	$24.1	$22.1	$20.0
% Margin	3.0%	2.8%	2.6%	2.4%	2.2%
EBITDA(2)	$7.1	$26.5	$22.5	$17.8	$15.7
% Margin	0.8%	2.9%	2.5%	1.9%	1.7%
EBITDAR(3)	$33.9	$54.7	$50.6	$46.0	$43.8
% Margin	4.0%	6.0%	5.6%	5.0%	4.7%
Net income	$(26.5)	$(0.9)	$(0.4)	$(1.9)	$(1.8)
% Margin	—	—	—	—	—
Summary Balance Sheet
Unrestricted cash	$66.2	$72.9	$96.1	$112.5	$126.3
Debt	$21.0	—	—	—	—

(1)	Earnings before interest and taxes, excluding approximately $3.1 million in previously disclosed asset impairments for 2010.
(2)	Earnings before interest, taxes, depreciation and amortization.
(3)	Earnings before interest, taxes, depreciation and amortization and aircraft rent.

A description of the Board’s consideration of the Projections is provided in this proxy statement under the heading “—Background of Merger.” The assumptions upon which the Projections were based necessarily involved judgments with respect to, among other things, future economic and financial market conditions that are difficult to predict accurately and many of which are beyond ExpressJet’s control.

There can be no assurance that any of the Projections will be realized, and actual results may vary materially from those shown. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risks described in ExpressJet’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this proxy statement under the heading “Cautionary Statement Concerning Forward-Looking Information.” The Projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, none of the Projections should be construed as commentary by ExpressJet’s management as to how management expects ExpressJet’s actual results to compare to Wall Street research analysts’ estimates.

The Projections included in this proxy statement have been prepared by, and are the responsibility of, ExpressJet’s management. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. KPMG LLP, ExpressJet’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance with respect thereto. Summaries of the Projections are not being included in this proxy statement to influence your decision whether to vote in favor of the proposal to adopt and approve the merger agreement, but because the Projections represent assessments by ExpressJet’s management of future results of operations which were created in connection with ExpressJet’s consideration of SkyWest’s acquisition proposal.

The inclusion of the Projections in this proxy statement should not be regarded as an indication that ExpressJet or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied on as such. Neither ExpressJet nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the Projections are shown to be in error. ExpressJet does not intend to make publicly available any update or other revision to any of the Projections, except as required by law. Neither ExpressJet nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of ExpressJet compared to the information contained in any of the Projections or that projected results will be achieved. ExpressJet has made no representation to SkyWest, in the merger agreement or otherwise, concerning the Projections.

ExpressJet stockholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to holders of ExpressJet’s common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or warrants or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or individual residents of the United States, foreign corporations, foreign partnerships or foreign estates or trusts, persons who are subject to alternative minimum tax or whose functional currency is not the U.S. dollar, persons who acquired their shares of ExpressJet’s common stock through the exercise of an employee stock option or otherwise as compensation, persons who hold their shares as part of a hedge, straddle or conversion transaction, persons whose shares are not held as a capital asset (generally, property held for investment) for tax purposes or persons who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the U.S. federal income tax consequences to you as described herein.

The receipt of cash for shares of ExpressJet’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive cash in exchange for your shares of ExpressJet’s common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received (before reduction for any applicable withholding tax) and your adjusted tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. The deductibility of capital losses is subject to limitations.

In general, information returns will be filed with the Internal Revenue Service in connection with payments to you pursuant to the merger, unless you are an exempt recipient. You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the effects of applicable foreign, state, local and other tax laws.

Required Antitrust and Other Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder, ExpressJet and SkyWest cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division, and specified waiting period requirements are satisfied. ExpressJet and SkyWest filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on August 30, 2010, and therefore expect the waiting period to expire by September 29, 2010, unless otherwise terminated or extended by the antitrust agencies.

In addition to the antitrust filings and clearances described above, ExpressJet and SkyWest must obtain approvals from various other U.S. regulatory agencies, including the Department of Transportation and the Federal Aviation Administration, except for any governmental approvals the absence of which would not reasonably be expected to have a material adverse effect on ExpressJet or SkyWest.

While ExpressJet has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of ExpressJet or SkyWest. Private parties may also bring actions under the antitrust laws under certain circumstances.

Under the merger agreement, ExpressJet and SkyWest have each agreed to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary, proper or advisable to complete the merger. Notwithstanding that agreement, SkyWest is permitted to terminate the merger agreement if, as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries); provided that in such event, SkyWest must pay ExpressJet a termination fee of $4.0 million.

Amendment to the Company’s Rights Agreement

On August 3, 2010, ExpressJet and Mellon Investor Services LLC (the “Rights Agent”) entered into the Third Amendment to the Amended and Restated Rights Agreement, dated as of April 1, 2002, between ExpressJet and the Rights Agent, as amended on December 13, 2006 and July 25, 2008. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the rights agreement.

Litigation Related to the Merger

Between August 5, 2010 and August 25, 2010, nine substantially similar putative shareholder class action suits (the “Actions”) were filed by individual stockholders of the Company in the District Court of Harris County, Texas against ExpressJet and our directors. Except where otherwise noted, the complaints also name SkyWest, Atlantic Southeast, and merger sub as defendants (together, the “Additional Defendants”). The cases are styled as follows:

Rayside v. ExpressJet Holdings, Inc., et al., Case No. 2010-48784, in the 189th District Court of Harris, County, Texas (1);

Levine v. ExpressJet Holdings, Inc., et al., Case No. 201049007, in the 151st District Court of Harris County, Texas (2);

Tejeda v. ExpressJet Holdings, Inc., et al., Case No. 201049005, in the 165th District Court of Harris County, Texas (2);

Bedassa v. ExpressJet Holdings, Inc., et al., Case No. 2010-49347, in the 152nd District Court of Harris County, Texas;

Doraiswamy v. ExpressJet Holdings, Inc., et al., Case No. 2010-49274, in the 80th District Court of Harris County, Texas (2);

Bradbury v. ExpressJet Holdings, Inc., et al., Case No. 2010-49360, in the 151st District Court of Harris County, Texas;

Butterfield v. ExpressJet Holdings, Inc., et al., Case No. 2010-49587, in the 61st District Court of Harris County, Texas (3);

Swanepoel v. ExpressJet Holdings, Inc., et al., Case No. 2010-50541, in the 11th District Court of Harris County, Texas (2); and

Liang v. ExpressJet Holdings, Inc., et al., Case No. 2010-53374, in the 133rd District Court of Harris County, Texas (4).

(1)	Does not include merger sub as a party.
(2)	Does not include Atlantic Southeast as a party.
(3)	Does not include Atlantic Southeast or T. Patrick Kelly as a party but includes merger sub as a party.
(4)	Does not include Atlantic Southeast or merger sub as a party.

The petitions filed in the Actions generally allege that the defendants breached their fiduciary duties in connection with the negotiation and approval of the merger agreement and/or aided and abetted such alleged breaches of fiduciary duties. The Actions seek, among other things, an injunction enjoining the merger and the transactions contemplated by the merger agreement and to rescind any transactions contemplated by the merger agreement which may have been completed. On or about August 18, 2010, plaintiff Rayside filed a motion to consolidate all of the Actions into Case No. 2010-48784 in the first-filed court (the “189th District Court”) and requested appointment of his counsel as lead interim class counsel. On or about August 20, 2010, plaintiffs Levine, Tejeda, Doraiswamy and Swanepoel filed a similar motion in the 189th District Court, seeking to have their attorneys appointed as co-lead interim class counsel.

ExpressJet believes the claims asserted against the defendants in the Actions are without merit and intends to defend against them vigorously.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, merger sub, a Delaware corporation and an indirect wholly owned subsidiary of SkyWest, will merge with and into ExpressJet, and ExpressJet will survive the merger as an indirect wholly owned subsidiary of SkyWest.

Closing and Effective Time of the Merger

The closing of the merger will occur as soon as possible after the date the conditions to its completion have been satisfied or waived. The merger will become effective at such time (the “effective time”) as the parties file a certificate of merger with the Delaware Secretary of State (or at such later time as may be specified in the merger certificate).

Consideration to be Received in the Merger

Common Stock. At the effective time of the merger, each outstanding share of common stock (other than treasury stock, shares of restricted stock (the treatment of which is described below), shares of common stock owned by SkyWest and its affiliates and dissenting shares) will be converted into the right to receive $6.75 in cash, without interest and less applicable withholding tax (the “per share common stock consideration”). For example, if you currently own 100 shares of common stock, you will be entitled to receive $675 (or 100 x $6.75) in cash. As a result of this conversion, after the merger is completed, our common stockholders will have only the right to receive this consideration, and will no longer have any rights as common stockholders, including voting or other rights. Shares of common stock held as treasury stock or owned by SkyWest will be canceled at the effective time of the merger.

Warrants. At the effective time of the merger, each warrant outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product of (i) the excess of the per share common stock consideration over the exercise price of such warrants immediately prior to the effective time, multiplied by (ii) the number of shares of common stock as to which such warrant was exercisable immediately prior to the effective time. As of the record date, United held warrants to purchase 2,700,000 shares of common stock, with an exercise price of $0.01 per share. As a result of this conversion, after the merger is completed, United will have only the right to receive this consideration, and will no longer have any right to purchase shares of common stock or any other security.

Dissenting Shares. A holder of common stock may exercise appraisal rights available under Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C. The shares of stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the per share common stock consideration, but will instead be entitled to such rights as are granted by Section  262 of the DGCL.

Procedure for Receiving Merger Consideration

SkyWest will appoint an exchange agent for the payment of the merger consideration in exchange for shares of common stock. Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of common stock a letter of transmittal and instructions for effecting the surrender of stock certificates or transfer of book entry shares in exchange for the payment of the per share common stock consideration to be made to the holder of such certificates or book entry shares. Upon surrender or transfer of shares to the exchange agent, together with a properly completed letter of transmittal and such other evidence as the exchange agent may reasonably require, the holder of such shares will be entitled to receive the merger consideration for each share of common stock.

Additionally, SkyWest will cause the exchange agent to pay the warrant consideration to United according to written instructions provided to the exchange agent. The exchange agent, the surviving corporation and SkyWest are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time, each certificate that previously represented shares of common stock and each warrant will be canceled and, subject to compliance with the procedures described above, exchanged for the per share common stock consideration.

ExpressJet and SkyWest are not liable to holders of common stock or warrants for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Treatment of Options and Restricted Stock

Options. At the effective time of the merger, each outstanding option to purchase shares of ExpressJet’s common stock, whether or not then exercisable or vested, will be cancelled for no consideration, and option holders will no longer have any right to purchase shares of common stock or any other security; provided that ExpressJet is entitled to pay the holders of options issued under ExpressJet’s 2002 Stock Incentive Plan $0.10 per share of ExpressJet common stock issuable upon exercise of such option as consideration for the release of any and all rights that such holder has or may have had to purchase shares of ExpressJet common stock or any other security upon exercise of such option.

Restricted Stock. Immediately prior to the effective time of the merger, all restrictions on outstanding shares of restricted common stock (other than certain shares held by ExpressJet’s President and Chief Executive Officer, as described above under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”) will lapse and such shares of restricted stock will become fully vested. At the effective time of the merger, each outstanding share of restricted common stock (other than certain shares held by ExpressJet’s President and Chief Executive Officer, as described above under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”) will be converted into the right to receive the per share common stock consideration. For example, if you currently own 100 shares of restricted common stock, you will be entitled to receive $675 (or 100 x $6.75) in cash. As a result of this conversion, after the merger is completed, holders of restricted common stock will have only the right to receive this consideration, and will no longer have any rights as stockholders, including voting or other rights.

Representations and Warranties

The merger agreement contains representations and warranties made by ExpressJet to SkyWest and representations and warranties made by SkyWest to ExpressJet. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiation of the terms of the merger agreement. The assertions embodied in ExpressJet’s representations and warranties are qualified by information contained in a confidential disclosure schedule that ExpressJet provided to SkyWest in connection with the merger agreement. Accordingly, you should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were made as of the date of the merger agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may have changed after the date of the merger agreement, which subsequent information may or may not be reflected in ExpressJet’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. This description of the representations and warranties is included to provide you with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings ExpressJet publicly files with the SEC. See the section entitled “Where You Can Find More Information.”

In the merger agreement, ExpressJet and SkyWest made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•	their due organization, valid existence and good standing, and their corporate authorization and power to enter into the merger agreement and consummate the transactions contemplated thereby;

•	the consents and approvals of governmental authorities required in connection with the merger agreement and the merger;

•	the absence of any violation of or conflict with their organizational documents or applicable laws as a result of entering into the merger agreement and consummating the merger; and

•	the absence of undisclosed finders’ or brokers’ fees.

In addition to the foregoing, the merger agreement contains representations and warranties made by ExpressJet to SkyWest, including representations and warranties regarding:

•	the due formation, valid existence, good standing and corporate power and authority of ExpressJet’s subsidiaries;

•	ExpressJet’s capitalization and capital structure;

•	ExpressJet’s compliance with applicable legal requirements and possession of permits;

•	the documents filed by ExpressJet with the SEC since January 1, 2009 and the accuracy of information contained in those documents;

•	the accuracy of ExpressJet’s financial statements;

•	the adequacy of ExpressJet’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed material liabilities;

•	the absence of certain changes or events, and the absence of a material adverse effect on ExpressJet, in each case since January 1, 2010;

•	litigation and legal proceedings;

•	ExpressJet’s employee benefit plans;

•	ExpressJet’s aircraft and engines;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	labor matters;

•	related party transactions;

•	ExpressJet’s intellectual property;

•	certain material contracts;

•	ExpressJet’s insurance;

•	the receipt by ExpressJet of a fairness opinion from Goldman Sachs;

•	the inapplicability of certain state takeover statutes and ExpressJet’s rights agreement to the merger;

•	compliance with the Foreign Corrupt Practices Act; and

•	ExpressJet’s real property.

In addition, the merger agreement contains representations and warranties made by SkyWest to ExpressJet, including regarding the availability of sufficient funds to consummate the transactions contemplated by the merger agreement, among other things.

Conduct of Business Pending the Merger

From the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, ExpressJet has agreed that it will not, and will not permit its subsidiaries to, take or fail to take any action if the action of failure to act is intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of ExpressJet to consummate the merger. In addition, ExpressJet has agreed that for the same period, its business and that of its material subsidiaries will be conducted in the ordinary course and in a manner consistent with past practice, and that it and its subsidiaries will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and employees. In particular, ExpressJet and its subsidiaries must, among other things:

•	maintain their books and records in a manner materially consistent with past practice;

•	comply in all material respects with all applicable laws and regulations;

•	maintain in all material respects their properties and equipment in good working order;

•	perform in all material respects their obligations under their material contracts;

•	maintain in all material respects their aircraft and engines in accordance with applicable laws, airworthiness directives and the FAA-approved maintenance program; and

•	maintain the 26 Embraer 135 aircraft in compliance with the terms of ExpressJet’s existing capacity purchase agreement with Continental.

In addition, subject to certain exceptions, ExpressJet and its subsidiaries may not, without SkyWest’s consent, do any of the following, among other things:

•	amend their certificates of incorporation, bylaws or other similar organizational documents;

•

issue, sell, grant, pledge, encumber or dispose of, or authorize the issuance, sale, grant, pledge, encumbrance or disposal of, any shares of their capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of their capital stock, except in accordance with the terms of securities outstanding on the date of the merger agreement or ExpressJet’s rights agreement;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock;

•	reclassify, combine, split or subdivide any of their capital stock;

•	redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock;

•

enter into any new line of business or acquire any material amount of assets, other than pursuant to existing contracts or commitments, in the ordinary course of business or pursuant to any capital budget for 2010 provided to SkyWest;

•	sell, lease, pledge or otherwise transfer any of its material assets, other than pursuant to existing contracts or commitments or in the ordinary course of business;

•

make any material loans, advances or capital contributions to, or investments in, any other person, other than pursuant to existing contracts or commitments, in the ordinary course of business or pursuant to any capital budget for 2010 provided to SkyWest;

•	incur any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course of business;

•

except as required by law or by existing contractual commitments, and except for actions involving non-executive employees in the ordinary course of business consistent with past practices, (i) adopt, enter into, or amend any employment, severance, change in control, bonus, retirement, retention, welfare, incentive or similar agreement, arrangement or other plan for the benefit of any current, prospective or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) grant any equity-based awards or remove existing restrictions in any plans or agreements or awards made thereunder, or (v) create any bonus plan or grant any bonuses in connection with the transactions contemplated by the merger agreement;

•

waive, release, assign, settle or compromise any claim, action or proceeding, or pay, discharge or satisfy any claims, liabilities or obligations, other than any such actions (i) involving an amount equal to or less than the amount reserved for such claim, action, proceeding, liability or obligation in ExpressJet’s financial statements, (ii) taken in the ordinary course consistent with past practices or (iii) involving only the payment of monetary damages not in excess of $1,000,000 (excluding amounts to be paid under existing insurance policies);

•

enter into any non-compete, non-solicit or similar agreement that would materially restrict the business of ExpressJet or its subsidiaries or their ability to solicit customers or employees following the effective time of the merger;

•

except as otherwise permitted by the merger agreement, adopt, effect or approve any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy or other reorganization;

•	change their methods of accounting, except in accordance with changes in generally accepted accounting principles as agreed to by ExpressJet’s independent auditors;

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(i) enter into any closing agreement with respect to material taxes, (ii) settle or compromise any material liability for taxes, (iii) make, revoke or change any material tax election, (iv) agree to any adjustment of any material tax attribute, (v) file or surrender any claim for a material refund of taxes, (vi) consent to any extension or waiver of the limitation period applicable to the collection or assessment of material taxes, (vii) file any material amended tax return or (viii) request or obtain any material tax ruling;

•

enter into any aircraft purchase agreement or amend an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that is not either a firm order aircraft or an option or purchase right aircraft set forth in ExpressJet’s schedules to the merger agreement;

•

other than in the ordinary course of business, enter into or amend any capacity purchase or similar agreement, as a result of which the aggregate number of aircraft subject to all of ExpressJet’s capacity purchase or similar agreements would exceed 25 aircraft, to the extent such agreement or amendment would be effective following the effectiveness of the merger;

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(i) adopt or implement any stockholder rights plan, “poison pill” or other similar anti-takeover plan or arrangement that is applicable to the merger, (ii) exempt any person (other than SkyWest, merger sub and their affiliates) from the provisions of any takeover statute or (iii) amend or waive ExpressJet’s rights agreement, redeem the rights issued thereunder or take any action to render such agreement or rights inapplicable to any party other than SkyWest, merger sub and its affiliates;

•

renew, amend or terminate, or waive delay the exercise of or release any material rights or claims under, any material contract, unless ExpressJet determines, after consultation with counsel, that the failure to take any such action would conflict with applicable U.S. antitrust laws;

•	make any communications to their employees pertaining to compensation or benefit matters, unless SkyWest has had an opportunity to review and comment on such communication;

•	terminate or amend any material insurance policies covering aircraft hull or liability that are provided by Continental;

•	fail to maintain and possess the FAA-issued Air Carrier Certificate or the DOT-issued Certificate of Public Convenience and Necessity; or

•	agree or formally commit to do any of the foregoing.

Other Agreements

Regulatory Approval. SkyWest and ExpressJet have agreed to cooperate and take all actions necessary or advisable to consummate the merger, including all actions necessary to obtain all required regulatory and governmental approvals.

Notwithstanding that agreement, SkyWest is permitted to terminate the merger agreement if, as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries); provided that in such event, SkyWest must pay ExpressJet a termination fee of $4.0 million.

Proxy Statement; Stockholders’ Meeting. ExpressJet has agreed to prepare and file with the SEC this proxy statement, to promptly respond to any SEC comments relating to this proxy statement and to use reasonable best efforts to cause this proxy statement to be mailed to its stockholders as promptly as practicable after the proxy statement is filed with the SEC. The merger agreement also provides that ExpressJet will hold the stockholders’ special meeting as promptly as reasonably practicable following the execution of the merger agreement and will include in this proxy statement the Board’s recommendation that its stockholders vote in favor of the adoption and approval of the merger agreement (subject to certain exceptions). Unless ExpressJet terminates the merger agreement in connection with the receipt of a superior proposal, ExpressJet must hold the special meeting of stockholders regardless of whether the Board has approved or recommended a superior proposal or has withdrawn or modified its recommendation that the stockholders vote in favor of approval of the merger agreement.

Other Agreements. The merger agreement contains certain other customary agreements, including agreements relating to notifications of certain events, public announcements and confidentiality.

Financing

The merger agreement does not contain any financing-related closing condition, and SkyWest has represented that it will have sufficient funds at closing to fund the payment of the merger consideration.

Conditions to Completion of the Merger

The obligations of ExpressJet, SkyWest and merger sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time, including the following:

•	the receipt of the stockholder approval of the merger agreement;

•	the expiration or termination of the waiting period under applicable U.S. antitrust laws;

•	the receipt of approval of the Department of Transportation Economic Authority and any other material governmental approvals or authorizations necessary for consummation of the merger; and

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger.

SkyWest’s and merger sub’s obligations to consummate the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the accuracy of ExpressJet’s representations and warranties in the merger agreement, except for any inaccuracies that would not, individually or in the aggregate, have a material adverse effect on ExpressJet; provided that in the case of ExpressJet’s representations and warranties relating to its corporate organization and qualification, capitalization and corporate authority, such representations and warranties must be true in all material respects;

•	ExpressJet’s performance in all material respects of its material obligations under the merger agreement;

•	the delivery to SkyWest of an officers’ certificate from ExpressJet confirming that the conditions described in the immediately preceding two bullets have been satisfied; and

•	the absence of a material adverse effect on ExpressJet after the signing of the merger agreement.

ExpressJet’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the accuracy of SkyWest’s and merger sub’s representations and warranties in the merger agreement, except for any inaccuracies that would not, individually or in the aggregate, have a material adverse effect on SkyWest; provided that in the case of SkyWest’s and merger sub’s representations and warranties relating to their corporate organization and qualification and corporate authority, such representations and warranties must be true in all material respects;

•	SkyWest’s and merger sub’s performance in all material respects of their material obligations under the merger agreement;

•	the delivery to ExpressJet of an officers’ certificate from SkyWest confirming that the conditions described in the immediately preceding two bullets have been satisfied; and

•	the absence of a material adverse effect on SkyWest after the signing of the merger agreement.

The merger agreement provides that certain of the conditions described above may be waived. Neither SkyWest nor ExpressJet currently expects to waive any material condition to the completion of the merger.

A “material adverse effect” is defined with respect to each party as any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or that prevents or materially impedes or delays the ability of such party to perform in all material respects its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

The definition of material adverse effect excludes any effects resulting from or arising out of the following:

•	changes in the financial, credit or securities markets or general economic, political, regulatory and legislative conditions in the United States or elsewhere in the world;

•	changes or conditions generally affecting the industries in which the party and its subsidiaries operate, including increases in the price of fuel;

•	changes in applicable law, rules, regulations, GAAP or the interpretation thereof;

•

the negotiation, execution, announcement or consummation of the transactions contemplated by the merger agreement (including any loss of officers or other employees or any adverse change in employee, union, customer, distributor, supplier or similar relationships);

•	the outbreak or escalation of hostilities or acts of war, sabotage or terrorism;

•	the outbreak of a pandemic or other widespread health crisis in North America;

•	earthquakes, hurricanes, tornados, floods, volcanic eruptions or other natural disasters or acts of God;

•	any labor strike or organized labor slowdown, disruption or work stoppage;

•

any failure to meet any internal or published industry analyst projections, forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

any change in the price or trading of the party’s common stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to any such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

with respect to ExpressJet only, the failure to take any action as a result of the restrictions and prohibitions described under “—Conduct of Business Pending Closing” above with respect to which SkyWest refused, following a request by ExpressJet, to provide a waiver in a timely manner or at all;

•	the compliance with the terms of, or the taking of any action required by, the merger agreement;

•

any adverse change in any industry analyst’s recommendation with respect to the party’s common stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to any such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect; or

•

any legal proceedings brought by any current or former securityholder, on its behalf or on behalf of ExpressJet, arising out of or related to the merger agreement or the transactions contemplated thereby.

The exclusions described in the first, second, third, fifth, sixth and seventh bullet points above require that the relevant effect does not have a disproportionate effect on the party and its subsidiaries, taken as a whole, relative to other participants in the regional airline industry.

No Solicitation; Changes in Recommendation

In the merger agreement, ExpressJet has agreed that the Board will recommend that ExpressJet’s stockholders adopt and approve the merger agreement, and that neither ExpressJet nor its subsidiaries will, nor will it authorize or permit any of its representatives to, directly or indirectly:

•	initiate, solicit or take any action to knowingly facilitate or encourage the submission of an “acquisition proposal,” as described below;

•

have any discussion with or provide (or cause to be provided) any non-public information to any person relating to an acquisition proposal, or engage or participate in any negotiations concerning an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or

•

approve, endorse or recommend, propose publicly to approve, endorse or recommend, or execute or enter into any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement, or agree to do any of the foregoing, related to any acquisition proposal.

However, at any time prior to obtaining the stockholder approval, ExpressJet and the Board may:

•

engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to an acquisition proposal that did not result from a breach of ExpressJet’s obligations described in the first bullet of the previous paragraph, if (i) the Board concludes in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as described below), (ii) prior to providing any non-public information to a person in connection with an acquisition proposal, ExpressJet receives from such person a confidentiality agreement with terms no less restrictive than those of ExpressJet’s confidentiality agreement with SkyWest and (iii) ExpressJet promptly provides or makes available to SkyWest any non-public information that is provided to the person making the acquisition proposal and that was not previously provided to or made available to SkyWest; or

•

fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Board’s recommendation that ExpressJet’s stockholders vote to adopt and approve the merger agreement, or approve or recommend (or publicly propose to approve or recommend) any acquisition proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any acquisition proposal (a “change in the Company recommendation”) if ExpressJet has complied with its obligations described in the previous paragraph, and if (i) the Board concludes in good faith, after consultation with its outside legal and financial advisors, that a change in the Company recommendation is necessary in order for the Board to comply with its fiduciary obligations or (ii) ExpressJet has received an acquisition proposal that has not been withdrawn and the Board concludes in good faith (A) that such acquisition proposal constitutes a superior proposal and (B) after consultation with its outside legal and financial advisors, that a change in the Company recommendation is necessary in order for the Board to comply with its fiduciary obligations.

The merger agreement provides that ExpressJet may not effect a change in the Company recommendation until the fourth day after SkyWest’s receipt of written notice from ExpressJet that ExpressJet intends to effect a change in the Company recommendation and specifying the material terms and conditions of the superior proposal (if any) that is related to such change in the Company recommendation, and unless SkyWest has not proposed, within three days after its receipt of such notice, such adjustment to the terms and conditions of the merger agreement as would enable the Board to proceed with a recommendation that ExpressJet’s stockholders vote to adopt and approve the merger agreement.

The term “acquisition proposal” means any inquiry, proposal or offer with respect to, or any transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving ExpressJet or any ExpressJet subsidiary, or any purchase or sale of 20% or more of the consolidated assets of ExpressJet and its subsidiaries, taken as a whole (including the stock of such subsidiaries), or any purchase or sale of, or tender or exchange offer for, ExpressJet’s equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of ExpressJet’s total voting power (or of the surviving parent entity in such transaction).

The term “superior proposal” means an acquisition proposal that the Board concludes, in good faith and after consultation with its outside legal and financial advisors, is (i) reasonably capable of being completed, (ii) reasonably capable of being fully financed and (iii) more favorable to ExpressJet’s stockholders than the merger, taking into account, among other things, the likelihood and timing of consummation, the termination fee payable to SkyWest in connection with the acceptance of such superior proposal, any proposal or offer by SkyWest to amend the terms of the merger agreement and such other factors deemed relevant by the Board, provided that for purposes of the definition of “superior proposal,” references in the definition of “acquisition proposal” to 20% will be deemed to be 50%.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned at any time prior to its completion:

•	by mutual written consent of SkyWest, merger sub and ExpressJet;

•	by either SkyWest or ExpressJet, if:

•

a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining, prohibiting or otherwise preventing the merger (provided that the party seeking to terminate the merger agreement has complied with its obligations to contest, and do all things necessary to have vacated, reversed or overturned, any such order, decree or ruling); or

•	the stockholder approval is not obtained at the special meeting or, if the special meeting is postponed or adjourned, at the last special meeting held after such postponement(s) or adjournment(s);

•	by SkyWest, if:

•

ExpressJet breaches any of its representations or warranties or fails to perform any of its covenants in the merger agreement such that the conditions described in the first or second bullet point of the second paragraph under “—Conditions to Completion of the Merger” above are not capable of being satisfied, and such breach or failure to perform has not been cured prior to the earlier of 30 days after receipt of written notice of such breach or failure or January 15, 2011 (subject to extension to April 15, 2011 in certain circumstances), provided that SkyWest and merger sub have not breached or failed to perform in any material respect any of their representations, warranties or covenants in the merger agreement;

•

(i) prior to obtaining stockholder approval, the Board effects a change in the Company recommendation, or, in the case of an acquisition proposal made by tender or exchange offer, fails to recommend that ExpressJet’s stockholders reject such offer within ten business days, (ii) the Board fails to reconfirm its authorization, approval or recommendation of the merger within three business days after a written request from SkyWest to do so or (iii) the Board resolves to do any of the foregoing;

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all necessary governmental and regulatory approvals have been obtained and the merger has not been completed on or before January 15, 2011, provided that SkyWest’s or merger sub’s material breach of any of its representations, warranties or covenants in the merger agreement was not the proximate cause of the merger’s failure to be completed on or before such date;

•	ExpressJet breaches, in any material respect, its obligations described under “—No Solicitation; Changes in Recommendation” above; or

•

as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries);

•	by ExpressJet, if:

•

SkyWest or merger sub breaches any of its representations or warranties or fails to perform any of its covenants in the merger agreement such that the conditions described in the first or second bullet point of the third paragraph under “—Conditions to Completion of the Merger” above are not capable of being satisfied, and such breach or failure to perform has not been cured prior to the earlier of 30 days after receipt of written notice of such breach or failure or January 15, 2011 (subject to extension to April 15, 2011 in certain circumstances), provided that ExpressJet has not breached or failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement;

•

prior to obtaining stockholder approval, the Board effects a change in the Company recommendation pursuant to clause (ii) of the second bullet point of the second paragraph under “—No Solicitation; Changes in Recommendation” above and authorizes ExpressJet to enter into a binding definitive agreement with respect to a superior proposal; or

•	the merger has not been completed on or before January 15, 2011 (except that if the merger has not been completed because all necessary governmental and regulatory approvals have not been obtained, and all other conditions to the completion of the merger have been satisfied or waived or are capable of being promptly satisfied, the applicable date will be extended until April 15, 2011), provided that ExpressJet’s material breach of any of its representations, warranties or covenants in the merger agreement was not the proximate cause of the merger’s failure to be completed on or before such date.

Termination Fees and Expenses

ExpressJet is required to pay SkyWest a $4.0 million termination fee if the merger agreement is terminated:

•

by SkyWest, if (i) prior to obtaining stockholder approval, the Board effects a change in the Company recommendation, or, in the case of an acquisition proposal made by tender or exchange offer, fails to recommend that ExpressJet’s stockholders reject such offer within ten business days, (ii) the Board fails to reconfirm its authorization, approval or recommendation of the merger within three business days after a written request from SkyWest to do so or (iii) the Board resolves to do any of the foregoing;

•

by ExpressJet, if prior to obtaining stockholder approval, the Board effects a change in the Company recommendation pursuant to clause (ii) of the second bullet point of the second paragraph under “—No Solicitation; Changes in Recommendation” above and authorizes ExpressJet to enter into a binding definitive agreement with respect to a superior proposal;

•

(i) by either SkyWest or ExpressJet, if the stockholder approval is not obtained at the special meeting or, if the special meeting is postponed or adjourned, at the last special meeting held after such postponement(s) or adjournment(s), (ii) by SkyWest, if all necessary governmental and regulatory approvals have been obtained and the merger has not been completed on or before January 15, 2011, or (iii) by ExpressJet, if the merger has not been completed on or before January 15, 2011 (or April 15, 2011, if applicable), provided that in any such case, both:

•

prior to the special meeting, a bona fide acquisition proposal has been publicly announced (for this purpose, treating references to “20%” in the definition of acquisition proposal as “50%”) and not withdrawn; and

•

within 12 months after the date of the special meeting, ExpressJet completes a transaction constituting an acquisition proposal, or enters into an agreement with respect to an acquisition proposal that is ultimately completed.

SkyWest is required to pay ExpressJet a $4.0 million termination fee if the merger agreement is terminated by SkyWest because, as a condition to obtaining approval of the merger under applicable U.S. antitrust laws, SkyWest is required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in a material adverse effect on SkyWest Airlines or Atlantic Southeast (in each case, together with its subsidiaries).

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Effect of Termination

If the merger agreement is terminated as described under “—Termination of the Merger Agreement” above, the merger agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for any willful and material breach of its representations, warranties, agreements, obligations or covenants in the merger agreement; and

•	certain provisions of the merger agreement, including the provisions relating to the payment of fees and expenses, will survive termination.

Employee Matters

If SkyWest elects to provide coverage under one of its benefit plans to any individual who was an employee of ExpressJet or any of its subsidiaries on the closing date, SkyWest will provide such employee with service credit for all periods of employment with ExpressJet and its subsidiaries prior to the effective time for all eligibility, vesting and accrual purposes under such benefit plan, if providing such service credit does not violate applicable law, does not result in the duplication of benefits and may be disregarded in the case of re-hired employees. In addition, subject to certain exceptions, if such an employee or his or her eligible dependents becomes covered by a SkyWest benefit plan that is a “group health plan” as defined under applicable law, SkyWest will cause such plan to waive all restrictions and limitations for any medical condition existing immediately prior to the effective time to the extent that such condition was covered immediately prior to the effective time by the relevant ExpressJet benefit plan most comparable to the SkyWest benefit plan, provided that such persons had the requisite “creditable” service prior to the effective time. Also, if such an employee’s coverage under any ExpressJet “group health plan” is transferred to a SkyWest benefit plan of the same type, SkyWest will cause such benefit plan to credit toward the deductibles imposed under such benefit plan for the calendar year in which such transfer occurs any deductibles already incurred by such employee under the comparable ExpressJet benefit plan during such calendar year.

Nothing in the merger agreement obligates SkyWest or its subsidiaries to employ or continue to employ any ExpressJet employee following the effective time of the merger, and the merger agreement does not obligate SkyWest or its subsidiaries to continue to offer coverage or benefits to any person under any benefit plan, prevent SkyWest or its subsidiaries from terminating any benefit plan, or prevent SkyWest or any of its subsidiaries from establishing or amending the terms of any benefit plan.

Indemnification and Insurance

The merger agreement provides that to the fullest extent permitted by law, SkyWest and the surviving company will indemnify, hold harmless and provide advancement of expenses to the current and former directors, officers, employees, fiduciaries and agents of ExpressJet and its subsidiaries against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including any claim arising out of the merger agreement or any of the transactions contemplated thereby), whether occurring before or after the effective time, whether asserted or claimed prior to, at or after the effective time, in each case to the fullest extent permitted under applicable law (and will pay any expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the fullest extent permitted under applicable law, upon receipt from the indemnified party to whom expenses are advanced of any undertaking to repay such advances as required under applicable law).

The merger agreement further provides that, prior to the effective time of the merger, ExpressJet will purchase, and after the effective time, the surviving company will maintain, a fully pre-paid six-year “tail” policy to the existing ExpressJet officers’ and directors’ liability insurance policy.

SkyWest and the surviving company will pay all expenses, including attorneys’ fees, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the merger agreement provides that the foregoing rights of each indemnified person will survive the effective time of the merger and are enforceable by each indemnified person.

Amendment; Extension and Waiver

The merger agreement may not be amended except by an instrument in writing signed by all the parties to the merger agreement. Prior to the effective time of the merger, either party may (i) extend the time for the performance of any obligation of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party and (iii) waive compliance with any agreement or condition applicable to the other party, if such extension or waiver is in writing and is signed by the party to be bound thereby.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

ExpressJet’s common stock is listed on the New York Stock Exchange under the trading symbol “XJT.” The following table shows the high and low sales prices of ExpressJet’s common stock as reported on the NYSE for each quarterly period since January 1, 2008:

	High		Low
2008
Quarter ended March 31, 2008		$35.40		$15.00
Quarter ended June 30, 2008		$33.90		$5.50
Quarter ended September 30, 2008		$6.70		$1.60
Quarter ended December 31, 2008		$2.33		$0.86

2009
Quarter ended March 31, 2009		$1.92		$0.86
Quarter ended June 30, 2009		$1.97		$1.05
Quarter ended September 30, 2009		$3.22		$1.25
Quarter ended December 31, 2009		$5.23		$2.45

2010
Quarter ended March 31, 2010		$4.97		$3.41
Quarter ended June 30, 2010		$4.12		$2.60
Quarter ended September 30, 2010 (through , 2010)	$		$

Effective as of October 2, 2008, every 10 shares of ExpressJet’s common stock were combined into one share of common stock through a reverse stock split. The reverse split affected all shares of common stock and stock options outstanding immediately prior to the effective time of the reverse stock split. The table above reflects reverse split-adjusted stock prices for periods prior to October 2, 2008.

The closing sale price of ExpressJet’s common stock on the NYSE on August 3, 2010, which was the last trading day before the announcement of the merger, was $3.28. On                     , 2010, which was the latest practicable trading day before this proxy statement was printed, the closing price for ExpressJet’s common stock on the NYSE was $            .

ExpressJet has not paid, and does not anticipate paying in the future, any dividends on its common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 25, 2010, with respect to the beneficial ownership of ExpressJet’s common stock by: (i) each director of ExpressJet; (ii) the Chief Executive Officer, the Chief Financial Officer and each other named executive officer, as defined in Item 402(a)(3) of Regulation S-K; and (iii) all executive officers and directors of ExpressJet as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of ExpressJet’s common stock subject to warrants or options that are currently exercisable or could be exercisable (or could vest) within 60 days of August 25, 2010 are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of the beneficial owner but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class
Salvatore J. Badalamenti	38,943	(1)	*
George R. Bravante, Jr.	49,466	(2)	*
Janet M. Clarke	34,425	(3)	*
Charles R. Coble	89,507	(4)	*
Kim A. Fadel	30,821	(3)	*
Alan Freudenstein	61,250		*
Judith R. Haberkorn	48,666	(1)	*
Thomas Hanley	300,000	(5)	1.7%
Suzanne Lehman Johnson	62,566	(6)	*
Patrick Kelly	100,445	(7)	*
William F. Loftus	—	(8)	*
Karen P. Miles	14,250	(9)	*
Lamphung Ngo-Burns	77,277	(10)	*
James E Nides	48,862	(4)	*
James B. Ream	17,750	(11)	*
Bonnie S. Reitz	49,266	(1)	*
All executive officers and directors as a group (16 persons)	1,023,494	(12)	5.8%

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.
(1)	Includes 1,000 shares that may be purchased under options currently exercisable or becoming exercisable within 60 days, which shares are referred to hereafter as “option shares.”
(2)	Includes 1,400 option shares.
(3)	Includes 2,400 option shares.
(4)	Includes 12,750 option shares.
(5)	Consists of 300,000 shares of restricted stock, not all of which will vest in connection with the merger. Please see “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
(6)	Includes 3,075 options shares.
(7)	Includes 800 option shares.
(8)	Mr. Loftus did not stand for reelection at the 2010 annual meeting of stockholders and therefore served as a director until May 13, 2010, the date of such meeting.
(9)	Consists solely of option shares. Ms. Miles retired from ExpressJet effective January 31, 2010.
(10)	Includes 6,450 option shares.
(11)	Consists solely of option shares. Mr. Ream retired from ExpressJet effective January 1, 2010.
(12)	Includes 79,500 option shares.

The following table sets forth certain information, as of August 25, 2010, with respect to the beneficial ownership of ExpressJet’s common stock by each person who is known to ExpressJet to own beneficially more than 5% of ExpressJet’s common stock.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class
United Air Lines, Inc. (1)	common stock	2,700,000	15.30%
77 W. Wacker Drive
Chicago, IL 60601

Stelliam Investment Management, LP (2)	common stock	1,492,300	8.45%
31 West 52nd Street, 16th Floor
New York, NY 10019

Renaissance Technologies LLC (3)	common stock	1,141,799	6.47%
800 Third Avenue
New York, NY 10022

Sandell Asset Management Corp.(4)	common stock	928,000	5.25%
40 West 57th Street, 26th Floor
New York, New York 10019

Leap Tide Capital Management, Inc. (5)	common stock	882,571	5.00%
10451 Mill Run Circle, Suite 400
Owings Mills, MD 21117

(1)	Pursuant to a Schedule 13G filed on February 18, 2010, United reported that it had sole voting and dispositive power as to 2,700,000 shares of our common stock. United is a wholly owned subsidiary of UAL Corporation.
(2)	Pursuant to a Schedule 13G/A filed on February 11, 2010, Stelliam Investment Management, LP reported that it had sole voting and dispositive power as to 1,492,300 shares of our common stock.
(3)	Pursuant to a Schedule 13G filed on February 11, 2010, Renaissance Technologies LLC reported that it had sole voting power as to 1,141,799 shares of our common stock, sole dispositive power as to 1,178,299 shares of our common stock and shared dispositive power as to 30,600 shares of our common stock.
(4)	Pursuant to a Schedule 13G filed on August 11, 2010, Sandell Asset Management Corp. reported that it had sole voting and dispositive power as to 928,000 shares of our common stock.
(5)	Pursuant to a Schedule 13G filed on May 19, 2009, Leap Tide Capital Management, Inc. reported that it had sole voting and dispositive power as to 882,571 shares of our common stock. Jan Loeb is the President and a member of the Board of Directors of Leap Tide Capital Management, Inc.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of ExpressJet common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the DGCL statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of ExpressJet common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to ExpressJet’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•

You must continue to hold your shares of ExpressJet common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of ExpressJet common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of ExpressJet common stock.

All demands for appraisal should be addressed to ExpressJet Holdings, Inc., 700 N. Sam Houston Parkway West, Suite 200, Houston, Texas 77067, Attn: General Counsel and Secretary, must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, instruct the registered owner, such as a broker, bank, trust or other nominee, to comply strictly with the statutory requirements with respect to the exercise of appraisal rights. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owners of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. Any such holder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. After this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of ExpressJet common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon ExpressJet, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of ExpressJet to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that ExpressJet will file such a petition or that ExpressJet will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. ExpressJet reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the “fair value” of a share of ExpressJet common stock is less than the per-share consideration to be paid to ExpressJet’s stockholders under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If the merger is completed, there will be no public stockholders of ExpressJet and no public participation in any future meetings of ExpressJet’s stockholders. However, if the merger is not completed, ExpressJet will hold a 2011 annual meeting of stockholders.

Any stockholder who wants to present a proposal at the 2011 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to ExpressJet’s Secretary at its principal executive offices by December 3, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

ExpressJet’s bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in the notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice. To be timely for the 2011 annual meeting of stockholders, that notice must be delivered to ExpressJet’s Secretary at its principal executive offices not less than 45 days and not more than 75 days prior to April 5, 2011. However, if the 2011 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 13, 2011, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2011 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. ExpressJet recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the bylaws, which are available on ExpressJet’s website at www.expressjet.com or may be obtained without charge through a written request addressed to the Secretary at ExpressJet’s principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

ExpressJet files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. ExpressJet’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. ExpressJet’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of ExpressJet common stock, to whom this proxy statement is delivered, without charge, upon request directed to ExpressJet Holdings, Inc., 700 N. Sam Houston Parkway West, Suite 200, Houston, Texas 77067, Attn: Investor Relations, with a copy to the attention of ExpressJet’s General Counsel, by calling (832) 353-1401 or by emailing Suzanne.johnson@expressjet.com.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by ExpressJet or any other person. ExpressJet has supplied all information contained in this proxy statement relating to ExpressJet and its affiliates. SkyWest has supplied all information contained in this proxy statement relating to SkyWest, merger sub and their affiliates.

ANNEX A

The merger agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about ExpressJet. The merger agreement contains representations and warranties that the parties to the merger agreement made to and solely for the benefit of each other. The assertions embodied in ExpressJet’s representations and warranties are qualified by information contained in a confidential disclosure schedule that ExpressJet provided to SkyWest in connection with the merger agreement. Accordingly, ExpressJet stockholders should not rely on the representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in ExpressJet’s public disclosures.

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SKYWEST, INC.,

EXPRESS DELAWARE MERGER CO.

and

EXPRESSJET HOLDINGS, INC.

Dated August 3, 2010

A-i

A-ii

SCHEDULE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Agreement	Preamble
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.9(b)
business day	Section 8.4(c)
CARP	Section 2.12(c)
Certificate of Merger	Section 1.2
Certificates	Section 1.9(b)
Change in the Company Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.12(a)
Company	Preamble
Company Aircraft	Section 2.13(a)
Company Balance Sheet	Section 2.7(b)
Company Benefit Plan	Section 2.12(a)
Company Board of Directors	Section 2.4(b)
Company Board Meeting	Section 2.4(d)
Company Common Stock	Recitals
Company Engines	Section 2.13(a)
Company ERISA Affiliate	Section 2.12(b)
Company Financial Advisor	Section 2.4(d)
Company Group	Section 2.12(a)
Company Material Adverse Effect	Section 2.1(a)
Company Material Contracts	Section 2.19(a)
Company Material Subsidiaries	Section 2.1(b)
Company Permit	Section 2.6(b)
Company Preferred Stock	Section 2.3(a)
Company Property Leases	Section 2.25(a)
Company Recommendation	Section 5.1(e)
Company Rights Plan	Section 2.3(a)
Company Schedule	Article II
Company SEC Reports	Section 2.7(a)
Company Stockholder Approval	Section 5.1(e)
Company Subsidiaries	Section 2.1(b)
Company Subsidiary	Section 2.1(b)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.2(b)
Continental	Section 2.13(a)
Continental CPA	Section 2.13(a)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Convertible Notes	Section 2.3(a)
Court	Section 8.9
Current Policy	Section 5.4(c)
DGCL	Recitals
DHS	Section 2.5(b)
Dissenting Share	Section 1.8(a)
DOT	Section 2.5(b)
DOT Economic Authority	Section 2.6(b)

A-iii

Defined Term	Section
Effective Time	Section 1.2
Environmental Laws	Section 2.15(a)
ERISA	Section 2.12(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.9(a)
Exchange Fund	Section 1.9(a)
FAA	Section 2.5(b)
FCC	Section 2.5(b)
GAAP	Section 2.7(b)
governmental authority	Section 8.4(e)
Hazardous Substance	Section 2.15(a)
HIPAA	Section 2.12(f)
HSR Act	Section 2.5(b)
Indemnified Parties	Section 5.4(b)
Indenture	Section 2.3(a)
Intellectual Property	Section 2.18
IRS	Section 2.12(b)
Key Contracts	Section 2.19(c)
Merger	Recitals
Merger Consideration	Section 1.6(b)
Merger Sub	Preamble
Notice of Intended Change in the Company Recommendation	Section 5.3(b)
NYSE	Section 2.3(a)
Option	Section 1.7(b)
Option Consideration	Section 1.7(c)
Outside Date	Section 7.1(c)(iii)
Parent	Preamble
Parent Material Adverse Effect	Section 3.3(a)
Parent Parties	Preamble
Parent Schedule	Article III
Parent Termination Fee	Section 7.3(c)
Party or Parties	Recitals
PBGC	Section 2.12(b)
person	Section 8.4(f)
Proxy Statement	Section 5.1(a)
reasonable best efforts	Section 8.4(g)
Restricted Share	Section 1.7(e)
Returns	Section 2.14(a)
Rights	Section 2.3(a)
Sarbanes-Oxley Act	Section 2.8(a)
Seabury	Section 2.21
SEC	Section 1.9(a)
Securities Act	Section 2.5(b)
Share or Shares	Recitals
Stock Incentive Plans	Section 1.7(b)
Stock Purchase Plans	Section 1.7(a)
Stockholders Meeting	Section 5.1(e)
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Company	Section 1.1
Taxes	Section 2.14

A-iv

Defined Term	Section
Total Cash Consideration	Section 1.7(f)
TSA	Section 2.5(b)
under common control with	Section 8.4(d)
United	Section 1.7(f)
United Express Agreement	Section 2.13(a)
United States or U.S	Section 8.4(i)
Warrants	Section 1.7(f)

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 3rd day of August, 2010 (this “Agreement”), is by and among SkyWest, Inc., a Utah corporation (“Parent”), Express Delaware Merger Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), and ExpressJet Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS:

A. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to merge Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share (a “Share” and together, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Dissenting Shares (as defined in Section 1.8), shall be converted into the right to receive the Merger Consideration as set forth herein.

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company (each, a “Party” and together, the “Parties”) agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, with the Company surviving the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”).

Section 1.2 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (other than conditions that by their nature can only be satisfied at the Closing), the Parties shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing or such later time as may be agreed to by Parent and the Company specified in the Certificate of Merger being the “Effective Time”). In connection with such filing, a closing (the “Closing”) shall be held at the offices of Andrews Kurth LLP in Houston, Texas, or such other place as the Parties shall agree. The date of the Closing is herein called the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.4 Governing Instruments.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read as set forth in Exhibit A, and as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Company until duly amended in accordance with its terms and applicable law.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read as set forth in Exhibit B, and as so amended and restated, such bylaws shall be the bylaws of the Surviving Company until duly amended in accordance with their terms and applicable law.

Section 1.5 Directors and Officers of Surviving Company. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed. To the fullest extent permitted by law, the Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:

(a) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company.

(b) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(c), any Dissenting Shares, and any Restricted Shares (which shall be governed by Section 1.7(b))) shall be canceled and shall be converted automatically into the right to receive $6.75 in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.9, of such Share. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to the Company Common Stock occurring after the date hereof and prior to the Effective Time (including any dividend or distribution on the Company Common Stock of securities convertible into Company Common Stock, as applicable).

(e) At the Effective Time, holders of Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration as provided under this Article I. The Merger Consideration paid upon the surrender of Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Shares.

Section 1.7 Employee Stock Options; Restricted Shares; Warrants.

(a) Prior to the Effective Time, the Company shall take such actions as shall be required to (i) suspend or terminate the Company’s 2009 Employee Stock Purchase Plan and 2009 Treasury Stock Purchase Plan (together, the “Stock Purchase Plans”) immediately prior to the earlier of the Effective Time and December 31, 2010 and (ii) return to the participants in the Stock Purchase Plans their remaining account balances under the Stock Purchase Plans in a manner that results in no further shares of Company Common Stock or other securities being issued or issuable under the Stock Purchase Plans after the earlier of the Effective Time and December 31, 2010.

(b) Prior to the Effective Time, the Company shall also (i) cause each option or right to acquire shares of Company Common Stock (each an “Option”), other than Options granted under the Stock Purchase Plans and the Warrants described in Section 1.7(f), that was granted pursuant to a Company Benefit Plan or any other stock option, stock bonus or stock award program, arrangement or contract of the Company, any Company Subsidiary or any predecessor thereof (collectively the “Stock Incentive Plans”), and is outstanding (i.e., not exercised, expired or terminated) immediately prior to the Effective Time to become fully vested effective immediately prior to the Effective Time, (ii) cancel, as of the Effective Time, all such outstanding Options, and (iii) provide, as consideration for the release of any and all rights that each holder of an outstanding Option has or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Option, a lump sum cash payment in the amount of the applicable Option Consideration described in Section 1.7(c), if any, with respect to such Option; provided, however, that with respect to Options outstanding under the Company’s 2002 Stock Incentive Plan, the Company shall only be obligated to use its reasonable best efforts in complying (or attempting to comply) with this Section 1.7(b). The Company shall use reasonable best efforts to effect the cancellation of Options pursuant to this Section 1.7(b) in a manner that releases any and all rights the Option holders have or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Options.

(c) Each holder of an Option cancelled pursuant to Section 1.7(b) shall receive from the Parent, in respect and in consideration of the release of any and all rights that such holder has or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days after the Closing Date), an amount equal to the product of (i) the excess, if any, of (A) the per share Merger Consideration over (B) the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock as to which such Option was exercisable immediately prior to the Effective Time (the “Option Consideration”). In the event that the per share exercise price of any Option is equal to or greater than the per share Merger Consideration, such Option shall be cancelled and have no further force or effect, and the holder of such Option shall not be entitled to any payment with respect to the cancelled Option (except that the Company may contract to pay $0.10 per share of Company Common Stock subject to each Option as consideration for the release of any and all rights that such holder has or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Option in connection with the cancellation of out-of-the-money Options outstanding under the Company’s 2002 Stock Incentive Plan). For avoidance of doubt, no Option Consideration shall be payable with respect to Options granted under the Stock Purchase Plans that are cancelled in accordance with Section 1.7(a).

(d) As soon as reasonably practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Options a notice describing the treatment of and payment for such Options pursuant to this Section 1.7 and providing instructions for use in obtaining payment for such Options, if applicable, and use reasonable best efforts to enter into such agreements with the holders of Options as are necessary to effect the cancellation of the Options as of the Effective Time; provided that no such agreement shall obligate the Company, the Surviving Company or Parent to pay for any such cancelled Option an amount in excess of the applicable Option Consideration for such Option (or, in the case of Options outstanding under the Company’s 2002 Stock Incentive Plan, if greater, an amount in excess of $0.10 per share of Company Common Stock subject to each Option).

(e) Except as expressly provided otherwise in this Section 1.7(e), immediately prior to the Effective Time, all restrictions on each outstanding award of restricted Company Common Stock granted by the Company pursuant to any Stock Incentive Plan (each such share of restricted Company Common Stock, a “Restricted Share”) shall, without any action on the part of the holder thereof, the Company or Parent, lapse at that time, and each such Restricted Share shall become fully vested in each holder thereof at that time, and shall be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Company a sufficient number of shares of Company Common Stock equal in value to that obligation. Notwithstanding, the foregoing, with respect to the Restricted Shares listed in Section 1.7(e) of the Company Schedule, vesting of such Restricted Shares shall be accelerated only to the extent, if any, provided in the award agreement or applicable Stock Incentive Plan pursuant to which such Restricted Shares were originally issued, and the balance of those Restricted Shares shall lapse and be cancelled as of the Effective Time; provided, however, that prior to the Effective Time, the Company may amend the applicable award agreement to provide that immediately prior to the Effective Time the greater of (i) the percentage of such Restricted Shares provided for in the vesting schedule set forth in Section 1(a)(ii) of the applicable award agreement and (ii) 40% of such Restricted Shares shall be accelerated and vest in full at the Effective Time, and such number of Restricted Shares shall be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions. Prior to the Effective Time, the Company shall take all actions necessary under the Stock Incentive Plans and the award agreements thereunder or otherwise to effectuate this Section 1.7(e).

(f) All outstanding warrants to purchase shares of Company Common Stock (“Warrants”) are held by United Air Lines, Inc. (“United”). At the Effective Time, each Warrant that is then outstanding shall by virtue of the Merger, and without any action on the part of United, be converted into the right to receive an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Warrant was exercisable immediately prior to the Effective Time and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Warrant immediately prior to the Effective Time. The conversion of a Warrant pursuant to this Section 1.7(f) shall be deemed a release of any and all rights that United has or may have had to purchase shares of Company Common Stock upon exercise of such Warrant. Prior to the Effective Time, the Company shall communicate the terms of the conversion set forth in this Section 1.7(f) to United in a written notice. Promptly following the Effective Time, Parent will deliver to the Exchange Agent a notice setting forth the amount to be paid to United pursuant to this Section 1.7(f) and no further action will be required by United. The amounts payable pursuant to Section 1.6(b), Section 1.7(c), Section 1.7(e) and this Section 1.7(f) are, in the aggregate, referred to herein as the “Total Cash Consideration.”

Section 1.8 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall not have voted in favor of or consented in writing to this Agreement and shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive the Merger Consideration; and the holders of Dissenting Shares, if any, shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder or holders (as the case may be) shall forfeit such rights as are granted by Section 262 of the DGCL and each such Dissenting Share shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9, of such Shares.

(b) The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Stock and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock, offer to settle or settle any such demands. Any amount payable to any holder of Dissenting Shares exercising appraisal rights shall be paid in accordance with the DGCL solely by the Surviving Company from its own funds.

Section 1.9 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate Zions Bank to act as agent (the “Exchange Agent”) in connection with the Merger and for the payment of the Total Cash Consideration. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock (including Restricted Shares), Options and Warrants, cash or immediately available funds equal to the Total Cash Consideration. Such funds are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the cash to be issued or paid pursuant to Section 1.6 and Section 1.7 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever (except as otherwise set forth in this Section 1.9). The funds in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Company; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank that are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise); and provided, further, that no loss on any investment made pursuant to this Section 1.9 shall affect the Total Cash Consideration payable as set forth herein, and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company and holders of Options and Warrants in the amount of any such losses.

(b) Promptly after the Effective Time, Parent shall cause the Surviving Company to mail to each person who was, at the Effective Time, a holder of record of (i) an outstanding certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented such holder’s Shares or Restricted Shares or (ii) Shares or Restricted Shares represented by book-entry (the “Book-Entry Shares”) a form of letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which letter shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares, as the case may be, shall be entitled to receive in exchange therefor cash in an amount equal to the product of (1) the Merger Consideration and (2) the number of Shares represented by such Certificate or the number of Book-Entry Shares, as the case may be. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares, or upon that portion of the Total Cash Consideration to be paid to holders of Options pursuant to Section 1.7(c) or to holders of Warrants pursuant to Section 1.7(f), for the benefit of the holder of such Certificate, Book-Entry Shares, Options or Warrants. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such taxes either have been paid or are not applicable. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Total Cash Consideration. Until surrendered in accordance with this Section 1.9, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration.

(c) At any time following 270 days after the Effective Time, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any funds in the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates, Book-Entry Shares, Options or Warrants (including all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Company and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any amounts payable pursuant to the terms hereof.

(d) From and after the Effective Time, there shall be no further registration of transfers of Shares (including Restricted Shares) on the records of the Company. From and after the Effective Time, the holders of Shares (including Restricted Shares), Options or Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, Options or Warrants except as otherwise provided herein or by applicable law.

(e) In the event any Certificates have been lost, stolen or destroyed, the Exchange Agent shall pay to the former holder thereof the Merger Consideration required pursuant to this Section 1.9 in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, that shall include indemnities and the posting of a bond, as reasonably acceptable to Parent, of that fact by the former holder thereof, with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the former holder of such lost, stolen or destroyed Certificates.

Section 1.10 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (including Restricted Shares), Options or Warrants pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares, Options or Warrants in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be.

Section 1.11 No Liability. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Surviving Company or the Exchange Agent (nor any employee, director, officer, stockholder, partner, member, agent, representative or affiliate thereof) shall be liable to any Person with respect to any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent Parties that, except (i) as otherwise set forth in the Company’s Schedules to this Agreement (the “Company Schedule”) or (ii) as reasonably apparent from the publicly available Company SEC Reports filed prior to the date hereof; provided, however, that (A) any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein shall be disregarded and (B) with respect to the financial statements and notes thereto, supplementary historical financial data and selected historical financial data and other presentations of historical financial information contained in the Company SEC Reports, “as reasonably apparent” shall mean as reasonably apparent from the face of such statements, notes, data and presentations, and not from backup materials, work papers, or underlying components of aggregated figures or line items (unless as any such component is, itself, made reasonably apparent in the applicable Company SEC Report):

Section 2.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company (i) has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties or assets owned or leased by it makes such licensing or qualification necessary, except, in the case of (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

When used in connection with the Company or any Company Subsidiary, the term “Company Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change to the extent that it results from (i) changes in the financial, credit or securities markets or general economic, political, regulatory or legislative conditions in the United States or elsewhere in the world, (ii) changes or conditions generally affecting the industries in which the Company or any Company Subsidiary operates, including increases in the price of fuel, (iii) changes in applicable law, rules, regulations, GAAP or the interpretation thereof, (iv) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Company or any Company Subsidiary or any adverse change in employee, union, customer, distributor, supplier or similar relationships resulting therefrom, (v) the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the outbreak of a pandemic or other widespread health crisis in North America, (vii) earthquakes, hurricanes, tornados, floods, volcanic eruptions or other natural disasters or acts of God, (viii) any labor strike or organized labor slowdown, disruption or work stoppage, (ix) any failure by the Company or any Company Subsidiary to meet any internal (if made available to Parent) or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (x) any change in the price or trading of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (xi) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 4.1 of this Agreement with respect to which Parent refused to provide, following the Company’s request, a waiver in a timely manner or at all, (xii) compliance with the terms of, or the taking of any action required by, this Agreement, (xiii) any adverse change in any industry analyst’s recommendation with respect to the Company Common Stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) or (xiv) any legal proceedings against the Company brought by any current or former securityholder of the Company, on its behalf or on behalf of the Company, arising out of or related to this Agreement or any of the transactions contemplated hereby, except, in the case of clauses (i), (ii), (iii), (v), (vi) and (vii) above, to the extent that such effects materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the regional airline industry (in which case the extent of such material and disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

(b) Each subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties or assets owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. A true and complete list of all of the Company’s subsidiaries (including all persons in which the Company, directly or indirectly, owns any interest), including the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock or other equity interests of each such subsidiary owned by the Company and each other Company subsidiary, is set forth in Section 2.1 of the Company Schedule (all such subsidiaries set forth therein, the “Company Subsidiaries,” and each a “Company Subsidiary”). Other than with respect to the Company Subsidiaries set forth on Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, joint venture or other business entity. The term “Company Material Subsidiaries” means each Company Subsidiary designated as such on Section 2.1 of the Company Schedule. The Company Material Subsidiaries are the only Company Subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.

Section 2.2 Charter and Bylaws. The Company has heretofore furnished to Parent true and complete copies of the certificate of incorporation and bylaws (and all other similar organizational and governance documents), each as amended to date, of the Company and each of the Company Subsidiaries. All such organizational and governance documents are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 30, 2010, (i) 17,583,686 shares of Company Common Stock were issued and outstanding (including, for the avoidance of doubt, Restricted Shares), all of which were duly authorized, validly issued, fully paid and non-assessable (other than Restricted Shares), and none of which were issued in violation of any preemptive or similar rights of any securityholder of the Company, (ii) Options to purchase an aggregate of 228,320 shares of Company Common Stock were issued and outstanding (of which 195,916 were exercisable, and all 228,320 of which had an exercise price in excess of the Merger Consideration), and (iii) Warrants to purchase an aggregate of 2,700,000 shares of Company Common Stock were issued and outstanding. The shares of Company Common Stock are listed for trading on the New York Stock Exchange the “NYSE”). The Company has made available to Parent an accurate summary of all outstanding Options and Restricted Shares. As of the date hereof, 100,000 shares of the Company Preferred Stock have been designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company’s Amended and Restated Rights Agreement dated April 1, 2002, as amended on December 13, 2006, July 25, 2008 and the date hereof (the “Company Rights Plan,” with the rights provided for therein being the “Rights”), and no shares of the Company Preferred Stock are issued and outstanding. As of June 30, 2010, $43.6 million in aggregate principal amount of the Company’s 11.25% convertible secured notes due 2023 (the “Convertible Notes”) were outstanding. From June 30, 2010 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any Options or other rights to purchase shares of capital stock, except for Options granted pursuant to the Company’s 2009 Employee Stock Purchase Plan and Shares and associated Rights issued pursuant to the exercise of Options or Warrants that were granted on or prior to July 1, 2010, and true and correct copies of all plans and forms of grant and issuance agreements related thereto (including for the Options and Restricted Shares) have been made available to Parent. The Company has no obligation, contractual or otherwise, to issue additional Options or Restricted Shares under any Stock Incentive Plan or otherwise after the date hereof. Except as set forth in this Section 2.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except for the outstanding Convertible Notes, which must be redeemed under certain circumstances pursuant to that certain Indenture, dated August 5, 2003, among the Company, as borrower, ExpressJet Airlines, Inc., as guarantor, and Bank of New York Mellon Trust Company, N.A., as successor trustee, as amended by that certain First Supplemental Indenture, dated as of July 30, 2008 (the “Indenture”), there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any Company Subsidiary. All of the issued and outstanding shares of capital stock or equivalent equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable; all such shares of capital stock or equivalent equity interests owned by the Company, directly or through the Company Subsidiaries, are owned free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of the Company or any of the Company Subsidiaries); and no outstanding shares of capital stock or equivalent equity interests of the Company Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Company Subsidiary or under any agreement to which the Company or any Company Subsidiary is a party.

(b) Except in connection with redemptions of the Convertible Notes, no event has occurred which would allow for the conversion of any amounts due under such Convertible Notes into shares of Company Common Stock. There are no registration rights or other obligations or agreements, contingent or otherwise, to register the sale or resale of any of the Company’s securities to which the Company is a party or by which it is bound. None of the Company or any Company Subsidiary is a party to, or is bound by, any agreements or understandings with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Other than pursuant to the Indenture, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or of any of the securities of a Company Subsidiary or any other entity.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby and to perform its obligations hereunder and consummate the transactions contemplated hereby, subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the Company Stockholder Approval and the filing of appropriate merger documents as required by the DGCL), and no other action or approval by the Board of Directors of the Company (the “Company Board of Directors”) or the Company’s stockholders (other than the Company Stockholder Approval) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The Company Board of Directors, at a meeting duly called and held (the “Company Board Meeting”), has (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (B) approved and adopted this Agreement pursuant to the requirements of the DGCL and authorized and approved the consummation of the Merger and the other transactions contemplated by this Agreement, (C) resolved (subject to Section 5.3) to recommend the adoption and approval of this Agreement by the stockholders of the Company and (D) approved an amendment to the Rights Plan which will render the Rights Plan and the Rights inapplicable to the Merger and the other transactions contemplated hereby; and (ii) Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Company Board of Directors its opinion, dated the date of this Agreement, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement was fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement. The Company has delivered to Parent a true, correct and complete copy of the minutes from the Company Board Meeting.

Section 2.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) violate, breach or conflict with the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, agreement of limited partnership or other organizational documents, as applicable, of the Company or any Company Subsidiary; (ii) constitute a breach or violation of, or a default (or an event that, with or without notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority having jurisdiction over the Company or any Company Subsidiary or any of their respective properties or assets (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by applicable law, the adoption of this Agreement by the affirmative vote of the Company stockholders is obtained); or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to the agreements and instruments referred to in clause (ii); except (A) in the case of clauses (ii), (iii) and (iv), for any such breaches, violations, defaults or liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (B) in the case of clause (iv), for redemption and any other rights granted to the holders of the Convertible Notes pursuant to the Indenture. For the avoidance of doubt, Parent acknowledges and agrees that the Company and the Company Subsidiaries have numerous contracts containing change of control provisions that would permit a counterparty thereto to terminate such contract (all such contracts that are material being listed in Section 2.5(a) of the Company Schedule), and that the termination of any such contract in connection with the consummation of the Merger shall not constitute a Company Material Adverse Effect.

(b) Except for (i) any application, filing or submission required to be made, or any consent, approval or authorization required to be obtained, under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the U.S. Federal Communications Commission (the “FCC”), and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”) and the U.S. Customs and Border Protection (the “CBP”), (ii) any consent, approval, order, authorization, transfer, waiver, disclaimer, registration, declaration or filing required to be made with or obtained from any other governmental authority that regulates any aspect of airline operations or the airline business, including the environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control, airport communication, agricultural, export/import, immigration and customs aspects, (iii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (iv) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable U.S. state or federal securities laws and (B) the NYSE, (v) the filing or recordation of merger or other appropriate documents as required by the DGCL or applicable law of other states in which the Company is qualified to do business, (vi) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses, (vii) filings as may be required by any governmental authorities with respect to any matters relating to Taxes and (viii) such other authorizations, consents, approvals, registrations or filings the absence or omission of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no authorization, consent or approval of, or filing or registration with, any governmental authority is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 2.6 Compliance.

(a) Neither the Company nor any Company Subsidiary is in (i) violation of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, agreement of limited partnership or other organizational or governance documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, including all applicable operating certificates, certificates of airworthiness, air carrier obligations, airworthiness directives, Federal Aviation Regulations and any other rules, regulations, directives, orders and policies of the FAA, DOT, DHS, FCC, CBP and TSA, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax, environmental or labor matters, which are addressed exclusively in Section 2.12, Section 2.14, Section 2.15 and Section 2.16, respectively, or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement, contract or instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of the foregoing clauses (ii) and (iii), for any such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

(b) Except as would not reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, (i) no investigation, inquiry or review by any governmental authority (including, without limitation, the FAA, the DOT or the SEC) with respect to the Company, any Company Subsidiary or the key personnel required by the FAA and the DOT to maintain operating authority or any other FAA certificated personnel thereof is pending or, to the Knowledge of the Company, threatened, nor has any governmental authority indicated to the Company or any Company Subsidiary that it intends to initiate any such investigation, inquiry or review, (ii) none of the Company or the Company Subsidiaries has received any notice or communication of any noncompliance with any laws, rules, regulations, operating certificates, certificates of airworthiness, common carrier obligations or airworthiness directives, (iii) the Company and the Company Subsidiaries have all governmental permits, licenses, franchises, variances, exemptions, easements, certificates, exceptions, orders, takeoff and landing authorizations, clearances and orders, and other governmental authorizations, consents and approvals of any governmental authority, domestic and foreign (each, a “Company Permit”), including all certificates of public convenience and necessity, equivalent exemption authority, route authorities (whether indefinite or of limited duration) and designations issued by the DOT and held by the Company or any Company Subsidiary effective as of the date hereof (collectively, the “DOT Economic Authority”), necessary to conduct their businesses as presently conducted, including its scheduled air transportation service, and (iv) no Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, provided that the consents, approvals and authorizations described in Section 6.1(c) have been obtained. Except as would not reasonably be expected to have a Company Material Adverse Effect, no material change is required in the Company’s or any of the Company Subsidiaries’ processes, properties or procedures in connection with any applicable laws, rules or regulations.

Section 2.7 Filings; Financial Statements.

(a) The Company has filed all reports, schedules, forms, registration statements and other documents, together with any amendments and exhibits to the foregoing, required to be filed by it with the FAA, the DOT and the SEC since January 1, 2009 (such documents filed with the SEC, collectively, the “Company SEC Reports”), except for any failures to file any such document that, individually or in the aggregate, are not material. As of their respective dates, (i) the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in each case that Company SEC Reports filed on a later date (but before the date hereof) shall be deemed to modify earlier filed Company SEC Reports, as applicable. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of the Company, together with the related schedules and notes thereto, included in or incorporated by reference into the Company SEC Reports presented fairly in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of the Company and its consolidated Company Subsidiaries for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including in the notes thereto); and such historical financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as noted therein and except, in the case of financial statements included with quarterly reports on Form 10-Q, as permitted by the applicable rules and regulations under the Securities Act and the Exchange Act. The balance sheet of the Company contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 30, 2010 is hereinafter referred to as the “Company Balance Sheet.”

Section 2.8 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. To the Knowledge of the Company, it has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2007, to the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has a significant deficiency or material weakness that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data. The Company has provided to Parent a summary of the disclosure made by management to the Company’s auditors and its audit committee since January 1, 2007 and any material communication made by management or the

Company’s auditors to the audit committee required or contemplated by the SEC, the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board since January 1, 2007. The Company has provided to Parent a summary of all material complaints or concerns, if any, relating to other matters made through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of laws, rules or regulations.

(c) The Company has been, since the various dates the respective provisions thereof were adopted and became applicable to the Company, in compliance in all material respects with the Sarbanes-Oxley Act.

(d) The Company’s auditor, KPMG LLP, delivered a letter, dated February 26, 2010, to the Audit Committee of the Company Board of Directors stating that they were independent accountants as of such date with respect to the Company under all relevant professional and regulatory standards, and the Company has no Knowledge of any facts arising since such date that would result in the auditor being no longer considered independent with respect to the Company or the Company Subsidiaries.

Section 2.9 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Reports filed not less than two (2) business days prior to the date hereof, (b) for liabilities and obligations arising under this Agreement and transactions contemplated or permitted by this Agreement, and (c) for liabilities incurred since March 31, 2010 in the ordinary course of business and consistent with past practices, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, required by GAAP to be set forth on a consolidated balance sheet of the Company that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.10 Absence of Certain Changes or Events. From January 1, 2010 until the date of this Agreement, except as contemplated by this Agreement and except for any redemption of Convertible Notes pursuant to the Indenture, the Company has conducted its businesses only in the ordinary course consistent with past practices, and there has not been any (a) event that has had, individually or in the aggregate with all such other events, a Company Material Adverse Effect, (b) change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities, results of operations or Taxes of the Company and its consolidated Company Subsidiaries, except insofar as may have been required by a change in GAAP or the rules and regulations of the SEC, (c) change in an existing election with respect to Taxes, (d) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition for value of any of its capital stock, (e) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $1,000,000 in the aggregate, (f) creation or assumption by the Company or any Company Subsidiary of any material lien, encumbrance or charge on, or sale, assignment or other transfer of, any material amount of their respective tangible or intangible assets, (g) purchase or other acquisition of, or commitment for, any amount of tangible or intangible assets outside of the ordinary course of business and for more than $750,000 in the aggregate, (h) (1) grant of any severance or termination pay to any employee of the Company or any Company Subsidiary except in accordance with existing contractual arrangements or severance or termination pay policies, (2) entry into, or amendment of, any employment, deferred compensation, severance or other similar plan or agreement with any employee, director or consultant of the Company or any Company Subsidiary, (3) change in benefits payable under existing severance or termination pay policies of the Company or any Company Subsidiary or employment agreements to which any employee of the Company or any

Company Subsidiary is a party, or (4) change in compensation, bonus or other benefits payable to any employee, director or consultant of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practices, (i) commencement or notice or threat of commencement of any litigation, proceeding, investigation or inquiry against, or investigation by any governmental authority of, the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect, or any settlement of any such matter by the Company or any Company Subsidiary outside of the ordinary course, or (j) dispute or disagreement between the Company or any Company Subsidiary, on the one hand, and any material vendor of products or services to the Company or any Company Subsidiary, on the other hand, that would reasonably be expected to have a Company Material Adverse Effect.

Section 2.11 Litigation. Except with respect to Tax matters or Environmental Laws, which are addressed exclusively in Section 2.14 and Section 2.15, respectively, there is no action, suit, claim, proceeding, administrative charge, governmental investigation, judgment, injunction, stay, order or decree, either at law or in equity, before or by any court, administrative agency or governmental authority now pending or existing, or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiaries has Knowledge of any facts or circumstances which would be likely to result in any adverse action, suit, claim, proceeding, governmental investigation, judgment, injunction, stay, order, decree, either at law or in equity, against the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect and that has not been described in the Company SEC Reports.

Section 2.12 Employee Benefit Plans. Subject to Section 2.12(j):

(a) Except as provided in Section 2.12(a) of the Company Schedule sets forth a list of all Company Benefit Plans. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “fringe benefit plan” within the meaning of Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), any other plan, arrangement (whether written or oral), employment agreement or commitment (other than consulting agreements that are terminable upon 90 days’ (or fewer) notice) providing for compensation or other benefits to any current or former member of the board of directors (or other governing body), officer, employee, or consultant of the Company or any Company Subsidiary (collectively, the “Company Group”) maintained or sponsored by any entity that is a member of the Company Group since January 1, 2007 or under which any member of the Company Group has any liability or obligation, whether actual or contingent, including insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits, deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance.

(b) True and complete copies of each of the following documents have been delivered by the Company to Parent: (i) each written Company Benefit Plan and all amendments thereto; (ii) all trusts, annuity contracts, insurance contracts or policies or voluntary employees’ beneficiary associations as defined in Section 501(c)(9) of the Code, or other funding instruments relating to the Company Benefit Plans; (iii) the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”) with respect to each applicable Company Benefit Plan; (iv) all rulings, determination letters, no-action letters or advisory opinions from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other governmental authority that pertain to each Company Benefit Plan and any open requests therefor; (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports for the current year and each of the three preceding years filed with any government agency with respect to the Company Benefit Plans; and (vi) all collective bargaining agreements, memoranda of understanding or letters of agreement and amendments pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company or any Company Subsidiary or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with any Company Entity under Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”), and all collective bargaining agreements, memoranda of understanding or letters of agreement and amendments pursuant to which contributions are being made or obligations are owed by such entities.

(c) None of the Company, any Company ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Benefit Plan subject to Title IV of ERISA, except for a small group of employees who continued to participate in the Continental Airlines Retirement Plan (“CARP”), a defined benefit plan. No Company employees were active participants in CARP after February 2007, although Company employees who had participated in CARP retained a continuing interest in accordance with the terms of CARP. Neither the Company nor any Company Subsidiary has any continuing liability or obligation, whether actual or contingent, with respect to CARP.

(d) None of the Company Entities, nor any Company ERISA Affiliate or any predecessor thereof contributes to, or has in the past five years contributed to, any “multiemployer plan” (as defined by Section 3(37) of ERISA).

(e) Each Company Benefit Plan and each related trust agreement, annuity contract, voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is, to the Company’s Knowledge, so qualified.

(f) Except as would not reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, each Company Benefit Plan has been operated in compliance with its terms and its plan documents and has complied with, and is not in violation of, any laws, rules, regulations, orders, judgments and decrees that are applicable to such Company Benefit Plan, including ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the Code. As of June 30, 2010, the Company Entities had made all material contributions and payments required to be made by them with respect to each Company Benefit Plan, or adequate accruals therefor have been provided for and are reflected in the Company SEC Reports. Neither the Company nor, to the Company’s Knowledge, any Company Subsidiary has any liability or has knowledge of any facts or circumstances that might give rise to any material liability to any governmental authority or other person with respect to a Company Benefit Plan, and the transactions contemplated hereby will not result in any such liability. All notices required by ERISA or the Code or any other state, federal of foreign law or any ruling or regulation of any state, federal or foreign administrative agency with respect to the Company Benefit Plans, including, but not limited to, the summary annual reports required under Section 104(b) of ERISA and 29 CFR section 2520.104b-10, have been appropriately furnished.

(g) No Company Entity nor any Company Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of any Company Entity pursuant to any retiree or other post-employment medical benefit plan or other retiree or post-employment welfare plan, other than continued medical and dental coverage that is required to be available under Section 4980B of the Code or Sections 601-608 of ERISA.

(h) Except for routine claims for benefits, there is no material pending or, to the Knowledge of the Company, threatened litigation, claim, administrative proceeding, or investigation relating to any Company Benefit Plan, nor, to the Knowledge of the Company, is there any basis for any such litigation, claim, administrative proceeding, or investigation.

(i) Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will, except as contemplated pursuant to the terms of this Agreement, result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute, or change in control agreement). There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code (relating to excess parachute payments) nor that could cause the loss of a deduction under Section 280G of the Code.

(j) No Options provide for a deferral of compensation subject to Section 409A of the Code and each Option was granted with an exercise price equal to at least 100% of the fair market value of the underlying Shares on the date the Option was granted based upon a reasonable valuation method. Each Company Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code complies in all material respects with the requirements of Code Section 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder.

Section 2.13 Aircraft.

(a) Section 2.13(a)(i) of the Company Schedule sets forth a true and complete list of all aircraft (together with attached engines) owned, leased or subleased by the Company or any Company Subsidiary as of June 30, 2010 (collectively, the “Company Aircraft”), including a description of the type and manufacturer serial number of each such aircraft. Section 2.13(a)(i) of the Company Schedule further sets forth all engines not otherwise associated with Company Aircraft owned, leased or subleased by the Company or any Company Subsidiary as of June 30, 2010 (collectively, the “Company Engines”), including a description of the type and manufacturer serial number of each such Company Engine. All Company Aircraft and leased or subleased Company Engines are leased or subleased by the Company or a Company Subsidiary from Continental Airlines, Inc. (“Continental”) or RRPF Engine Leasing (US) LLC. Except as identified on Section 2.13(a)(i) of the Company Schedule, none of the Company Aircraft or Company Engines is leased, subleased or otherwise operated or used by any third party. Section 2.13(a)(i) of the Company Schedule further identifies the Company Aircraft being operated as of the date hereof (A) pursuant to the Company’s charter flying operations, (B) in connection with that certain United Express Agreement, effective as of December 1, 2009, among ExpressJet Airlines, Inc. and United, as amended (the “United Express Agreement”), and (C) in connection with the Company’s capacity purchase agreement with Continental (the “Continental CPA”). Section 2.13(a)(ii) of the Company Schedule sets forth a true and complete list, as of the date of this Agreement, of all Company contracts or agreements (other than existing aircraft and engine leases or subleases) pursuant to which the Company or any Company Subsidiary has a binding obligation to lease aircraft or engines, including the manufacturer and model of all aircraft or engines subject to such contract (if available) and the nature of the lease obligation. Section 2.13(a)(ii) of the Company Schedule further sets forth a true and complete list, as of the date of this Agreement, of all Company contracts or agreements relating to Company Aircraft or Company Engines leased or subleased to any third party. Except as identified in writing by the Company prior to the date of this Agreement, the Company has delivered or made available to the Parent redacted (as to pricing and other commercially sensitive terms) copies of all contracts listed on Section 2.13(a)(ii) of the Company Schedule, including all amendments, modifications and supplements thereto.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) as of the date hereof, (A) 244 of the Company Aircraft are being operated by the Company pursuant to, and in compliance with the terms of, leases or sub-leases, as applicable, with Continental, and (B) the remaining Company Aircraft are not operating and are being maintained in accordance with the provisions related to maintenance storage under the Continental CPA;

(ii) other than any grounded Company Aircraft, each Company Aircraft’s structure, systems and components are functioning in accordance with their respective intended uses as set forth in any applicable FAA-approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders or parts manufacturing approval certificates, and all grounded Company Aircraft are being stored in accordance with any applicable FAA-approved maintenance program;

(iii) all deferred maintenance items and temporary repairs with respect to each such Company Aircraft have been or will be made materially in accordance with any applicable FAA-approved maintenance programs;

(iv) each Company Aircraft is properly registered on the FAA aircraft registry;

(v) neither the Company nor any Company Subsidiary is a party to any interchange or pooling agreements with respect to its Company Aircraft, other than parts pooling agreements in the ordinary course of business; and

(vi) neither the Company nor any Company Subsidiary has retained any maintenance obligations with respect to any Company Aircraft that has been leased by the Company or any Company Subsidiary to a third-party lessee.

Section 2.14 Taxes.

(a) Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), except for any failures to file that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such Returns were complete and correct. Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely paid all Taxes due and payable by it (whether or not such Taxes were shown as due on any Return), except for those Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and are accurately reflected on the Company Balance Sheet, and except for any failures to timely pay Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no liens for Taxes upon any of the Company’s or any of the Company Subsidiaries’ assets, other than liens for Taxes that are not yet due and payable, liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have collected all sales, use, excise, employment or other Taxes required to be collected and remitted or will remit the same to the appropriate governmental authority within the prescribed time periods, except for any failures to collect or remit such Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has timely withheld and paid all Taxes required to be withheld or paid by it with respect to any of its employees, former employees, directors, officers, residents and non-residents or third parties, except for any failures to withhold or pay Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of the Company Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet (aside from any reserve for deferred Taxes established to reflect timing differences between book and tax income) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and the Company Subsidiaries in the ordinary course, and except for any such liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Section 2.14(d) of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent financial statements (or the notes thereto) included in the Company SEC Reports. No audits or other administrative proceedings or court proceedings are presently pending with regard to any federal income Taxes for which the Company or any Company Subsidiary would be liable, and no deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary with respect to any period.

(e) Section 2.14(e) of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or otherwise closed. Except for the returns not yet closed, neither the Company nor any Company Subsidiary has executed or entered into with the IRS or any governmental authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any Company Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary (i) is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement, (ii) within the last six years has been a member of a group filing a consolidated federal income Return or a combined, consolidated, unitary or other affiliated group Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), (iii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise or (iv) has agreed or is obligated to indemnify, reimburse or make any gross-up payment to any person for Taxes payable under Sections 409A or 4999 of the Code.

(g) The Company has not been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date, except for any such inclusions or exclusions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Neither the Company nor any Company Subsidiary has participated in any transaction that is, or is substantially similar to, a “listed transaction” or other “reportable transaction” within the meaning of Code Section 6707A or Treasury Regulation Section 1.6011-4.

(j) No claim has been made to the Company or any Company Subsidiary by a governmental authority in a jurisdiction where the Company or Company Subsidiary does not file Returns that any of them is or may be subject to Tax in that jurisdiction, except for any such claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action, suit, claim, proceeding, administrative charge, governmental investigation, judgment, injunction, stay, order or decree, either at law or in equity, before or by any court, administrative agency or governmental authority now pending or existing or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to Taxes, except for any such actions, suits, claims, proceedings, administrative charges, governmental investigations, judgments, injunctions, stays, orders or decrees that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k) The Company and each of the Company Subsidiaries has complied with all, and is not in violation of any, laws, rules, regulations, orders, judgments or decrees that are applicable to any such entity with respect to any Taxes, except for any failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

(l) No “ownership change” within the meaning of Section 382(g) of the Code has occurred with respect to the Company during the period commencing April 24, 2002 and ending on July 31, 2008, and the Company has accurately reported on its federal income tax returns the occurrence and effects of any “ownership changes” within the meaning of Section 382(g) of the Code occurring with respect to the Company between April 23, 2002 and August 2, 2008.

For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.15 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries is in compliance with all, has conducted its businesses in accordance with all, and is not in violation of any applicable federal, state and local laws (including common law), ordinances, rules, regulations, orders, judgments and decrees providing for the protection of human health or the environment including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., as amended, and any other any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof (collectively, the “Environmental Laws”), except for any such instances of noncompliance, failures with respect to such conduct of their businesses or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any applicable law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls. Hazardous Substance includes any substance to which exposure is regulated by any governmental authority or under any Environmental Law.

(b) Each of the Company and the Company Subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) There are no pending or threatened claims, suits, demands, actions, administrative proceedings or charges, lawsuits or investigations against the Company or the Company Subsidiaries asserting or relating to non-compliance with or liability under any Environmental Laws, except (i) for any such matters that individually or in the aggregate do not assert claims or liabilities in excess of $1 million, and (ii) for any such matters filed after the date of this Agreement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No judgment, injunction, stay, order or decree, either at law or in equity, before or by any court, administrative agency or governmental authority is now pending or existing or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to any violation of, or non-compliance with, any Environmental Laws, except for any such judgments, injunctions, stays, orders or decrees that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) There has been no release of any Hazardous Substance by the Company or by any Company Subsidiary, or from any off-site locations due to arrangements for disposal at such off-site locations made by the Company or any Company Subsidiary, or from any properties owned by the Company or any Company Subsidiary, or as a result of any operations or activities of the Company or any Company Subsidiary, in any manner or for which the Company or any Company Subsidiary would be responsible that would reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, any actual or contingent liability under, or any claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 2.15.

Section 2.16 Labor Matters. Section 2.16 of the Company Schedule sets forth a true and complete list of the collective bargaining agreements, memoranda of understanding, letters of agreement and amendments or other modifications thereto or other labor union contracts applicable to any domestic employees of the Company or the Company Subsidiaries as of the date hereof. As of the date hereof, there is no strike, work stoppage or lockout by or with respect to any employee of the Company or the Company Subsidiaries, except for any such strikes, work stoppages or lockouts that, individually or in the aggregate, would not reasonably be expected to be material. As of the date hereof, (a) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of the Company or any Company Subsidiary and (b) there are no written grievances or written complaints outstanding or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary under any such contract, except for any such breaches, failures to comply, grievances or complaints that, individually or in the aggregate, would not reasonably be expected to be material. The Company has made available to Parent and its representatives true and complete copies of all contracts set forth in Section 2.16 of the Company Schedule, including all amendments applicable to such contracts. In addition, the Company represents that with regard to any current Section 6 negotiations, that no negotiations are in mediation sponsored by the National Mediation Board and that no group has been released to a cooling off period.

Each of the Company and the Company Subsidiaries has complied with all, and is not in violation of any, laws, rules, regulations, orders, judgments and decrees that are applicable to any such entity with respect to labor and collective bargaining, except for any such failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

Section 2.17 Interested-Party Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between the Company or any Company Subsidiary, on the one hand, and any of the Company’s affiliates (other than wholly owned Company Subsidiaries), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

Section 2.18 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Material Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property (as defined below). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging any infringement or other violation by the Company or any Company Subsidiary of the intellectual property rights of any person or relating to the ownership, validity or use of any Intellectual Property, (b) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe or otherwise violate any intellectual property rights of any person, (c) neither the Company nor any Company Subsidiary has made any claim of an infringement or other violation by any other person of its rights to or in connection with the Intellectual Property, (d) to the Knowledge of the Company, no person is infringing any Intellectual Property and (e) the Company and the Company Subsidiaries have made reasonable efforts to protect their ownership of, and other interests in, the Intellectual Property.

As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information used in the businesses of the Company and the Company Subsidiaries as currently conducted.

Section 2.19 Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) the Company Benefit Plans or (iii) contracts filed as an exhibit to or incorporated by reference in any Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any contract (whether written or oral) that:

(A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) to the Knowledge of the Company, materially restricts the conduct by the Company of any material line of its business, other than the collective bargaining agreements and other contracts set forth in Section 2.16 of the Company Schedule;

(C) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness with an outstanding principal amount in excess of $10 million individually, other than (1) those between the Company and the Company Subsidiaries and (2) debt or mortgages permitted under the terms of the Indenture;

(D) creates a partnership, joint venture, business alliance (excluding information technology contracts), code sharing, capacity purchase, pro-rate, frequent flier or similar arrangement with respect to any significant portion of the business of the Company and the Company Subsidiaries taken as a whole; or

(E) is a settlement or similar agreement with any governmental authority or order or consent of a governmental authority to which the Company or any Company Subsidiary is subject involving future performance by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries taken as a whole.

All contracts of the type described in this Section 2.19(a) are referred to herein as the “Company Material Contracts.” The Company has made available to Parent a true, complete and accurate copy of each of the Company Material Contracts, including all amendments, modifications, extensions, renewals, guarantees or other contracts, agreements or arrangements relating thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws, rules and regulations or contractual provisions governing the sharing of information.

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto, as applicable, and in full force and effect, (ii) each of the Company and the Company Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any Company Subsidiary has Knowledge of, or has received written notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, would constitute, a material default or breach on the part of the Company or any Company Subsidiary or their counterparties under any such Company Material Contract.

(c) Other than as a result of the expiration or termination of any Key Contracts in accordance with their terms and except as would not, individually or in the aggregate, reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, with respect to each of the contracts or agreements set forth on Section 2.19(c) of the Company Schedule (such contracts or agreements, the “Key Contracts”), (i) each Key Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto, as applicable, and in full force and effect, (ii) each of the Company and the Company Subsidiaries has, in all material respects, performed the obligations required to be performed by it to date under each Key Contract, and (iii) neither the Company nor any Company Subsidiary has Knowledge of, or has received written notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, would constitute, a material default or material breach on the part of the Company or any Company Subsidiary or their counterparties under any such Key Contract.

Section 2.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance with financially responsible insurance companies in such amounts and covering such losses as is customary in the industries in which they operate as of the date hereof. Section 2.20 of the Company Schedule sets forth a schedule of the Company’s and the Company Subsidiaries’ directors and officers liability insurance and primary and excess casualty insurance policies, including each “all risk” and hull policy, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and workers’ compensation, in effect as of the date hereof. Since January 1, 2007, no insurer of the Company or any Company Subsidiary has (a) cancelled or invalidated any insurance policy of the Company or any Company Subsidiary or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid in a timely manner. The Company and the Company Subsidiaries have complied in all material respects with each such insurance policy. None of such insurance policies will be affected by, terminate or lapse by reason of, this Agreement or any of the transactions contemplated hereby.

Section 2.21 Brokers; Transaction Fees. No broker, finder or investment banker (other than the Company Financial Advisor and Seabury Advisors LLC and its FINRA broker-dealer affiliate, Seabury Securities LLC, and one or more of their affiliates (collectively, “Seabury”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 2.21 of the Company Schedule contains the Company’s good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company, any Company Subsidiary or any of their respective affiliates to the Company Financial Advisor or Seabury for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby.

Section 2.22 Takeover Provisions. The Company Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on business combinations set forth in any applicable anti-takeover laws of any state inapplicable to this Agreement and the transactions contemplated hereby.

Section 2.23 Rights Agreement. The Company has taken all requisite corporate action, if any, necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not require the Rights under the Company Rights Plan to separate from the Shares to which they are attached or to be triggered or become exercisable, including all action necessary to (i) render the Company Rights Plan and the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, and (ii) ensure that solely as a result of the entry into this Agreement and the consummation of the transactions contemplated hereby, (A) neither Parent, Merger Sub nor any of their controlled Affiliates will become an “Acquiring Person” (as defined in the Company Rights Agreement), and (B) none of a “Distribution Date,” “Shares Acquisition Date” or “Section 13 Trigger Date” (each as defined in the Company Rights Agreement) shall occur.

Section 2.24 Certain Business Practices. None of the Company, any Company Subsidiary or any of the directors, officers, employees or any other person authorized to act on behalf of the Company or any Company Subsidiary has used any funds for unlawful gifts, contributions, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any foreign or domestic governmental authority or government officials or employees or to foreign or domestic political parties or campaigns, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any foreign or domestic government official or employee.

Section 2.25 Owned and Leased Properties and Assets.

(a) Section 2.25(a) of the Company Schedule sets forth a complete and accurate list, including the location of all such premises, as of the date hereof of all real property owned by the Company or any Company Subsidiary and all real property leased, subleased or licensed by the Company or any Company Subsidiary as lessor, lessee, sublessor, sublessee, licensor or licensee and for which annual rent or lease payments exceed $500,000 and such payments are not pass-through expenses under the Continental CPA or the United Express Agreement (such properties that are not owned, the “Company Property Leases”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Property Leases is in full force and effect and (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company or any Company Subsidiary, any other party to any Company Property Lease is in default or breach under any Company Property Lease. Neither the Company nor any Company Subsidiary leases, subleases or licenses any real property to any person other than the Company or a Company Subsidiary.

(b) Each of the Company and the Company Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible assets and properties, except (i) for such tangible assets and properties as are disposed in the ordinary course of business, (ii) for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (iii) to the extent that any of such assets or properties is pledged as security for the Convertible Notes or pursuant to the secured loan agreements with Export Development Canada. All such material tangible assets and properties, other than assets and properties in which the Company or a Company Subsidiary has a leasehold interest, are free and clear of all liens, encumbrances, charges or other restrictions except for (i) Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) assessments and other governmental charges or of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) those incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (v) pledges as security for the Convertible Notes or pursuant to the secured loan agreements with Export Development Canada.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except (i) as otherwise set forth in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) as reasonably apparent from the publicly available reports, schedules, forms, registration statements and other documents, together with any amendments and exhibits to the foregoing, required to be filed by Parent with the SEC prior to the date hereof (the “Parent SEC Reports”); provided, however, that (A) any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein shall be disregarded and (B) with respect to the financial statements and notes thereto, supplementary historical financial data and selected historical financial data and other presentations of historical financial information contained in the Parent SEC Reports, “as reasonably apparent” shall mean as reasonably apparent from the face of such statements, notes, data and presentations, and not from backup materials, work papers, or underlying components of aggregated figures or line items (unless as any such component is, itself, made reasonably apparent in the applicable Parent SEC Report):

Section 3.1 Organization and Qualification. Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Utah, and Merger Sub is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

Section 3.2 Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby and to perform its obligations hereunder and consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Merger Sub (other than, with respect to the Merger, the adoption of this Agreement, following its execution, by Parent as the sole stockholder of Merger Sub (which shall occur promptly after execution), and the filing of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The board of directors of Parent, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent’s stockholders and (ii) approved this Agreement. Parent has delivered to the Company a true, correct and complete copy of the minutes from such meeting.

Section 3.3 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate, breach or conflict with the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, agreement of limited partnership or other organizational documents, as applicable, of Parent, Merger Sub or any of their respective subsidiaries; (ii) constitute a breach or violation of, or a default (or an event that, with or without notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent, Merger Sub or any of their respective subsidiaries is a party or by which any of them or any of their respective properties or assets is bound; or (iii) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority having jurisdiction over Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties or assets (assuming that the consents and approvals referred to in Section 3.3(b) are duly and timely made or obtained); except, in the case of clauses (ii) and (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

When used in connection with Parent, Merger Sub or any of their respective subsidiaries, the term “Parent Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of Parent or Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change to the extent that it results from (i) changes in the financial, credit or securities markets or general economic, political, regulatory or legislative conditions in the United States or elsewhere in the world, (ii) changes or conditions generally affecting the industries in which Parent or any of its subsidiaries operates, including increases in the price of fuel, (iii) changes in applicable law, rules, regulations, GAAP or the interpretation thereof, (iv) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of Parent or any of its subsidiaries or any adverse change in employee, union, customer, distributor, supplier or similar relationships resulting therefrom, (v) the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the outbreak of a pandemic or other widespread health crisis in North America, (vii) earthquakes, hurricanes, tornados, floods, volcanic eruptions or other natural disasters or acts of God, (viii) any labor strike or organized labor slowdown, disruption or work stoppage, (ix) any failure by Parent or any of its subsidiaries to meet any internal (if made available to the Company) or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (x) any change in the price or trading of Parent’s common stock on the Nasdaq Stock Market (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (xi) compliance with the terms of, or the taking of any action required by, this Agreement, (xii) any adverse change in any industry analyst’s recommendation with respect to Parent’s common stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (xiii) any legal proceedings against Parent brought by any current or former securityholder of Parent, on its behalf or on behalf of Parent, arising out of or related to this Agreement or any of the transactions contemplated hereby, except, in the case of clauses (i), (ii), (iii), (v), (vi) and (vii) above, to the extent that such effects materially and disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the regional airline industry (in which case the extent of such material and disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).

(b) Except for (i) any application, filing or submission required to be made, or any consent, approval or authorization required to be obtained, under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC, the DHS or the TSA, (ii) any consent, approval, order, authorization, transfer, waiver, disclaimer, registration, declaration or filing required to be made with or obtained from any other governmental authority that regulates any aspect of airline operations or the airline business, including the environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control, airport communication, agricultural, export/import, immigration and customs aspects, (iii) compliance with applicable requirements of the HSR Act and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (iv) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (B) the Nasdaq Stock Market, (v) the filing or recordation of merger or other appropriate documents as required by the DGCL or applicable law of other states in which Parent or Merger Sub is qualified to do business, (vi) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses, (vii) filings as may be required by any governmental authorities with respect to any matters relating to Taxes and (viii) such other authorizations, consents, approvals, registrations or filings the absence or omission of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no authorization, consent or approval of, or filing or registration with, any governmental authority is required to be obtained or made by Parent, Merger Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

Section 3.4 Brokers. No broker, finder or investment banker (other than Raymond James & Associates, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.5 Financing. Parent has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, to pay in full the Total Cash Consideration and to pay all related fees and expenses of Parent, Merger Sub and their respective representatives.

Section 3.6 Solvency; Surviving Company After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.

Section 3.7 No Vote Required. No vote of the holders or any class or series of Parent capital stock is necessary in connection with the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PENDING THE EFFECTIVE TIME

Section 4.1 Conduct of the Company. The Company covenants and agrees that, except as permitted by Section 5.3, between the date of this Agreement and the Effective Time, it shall not, and shall not permit the Company Subsidiaries to, take or fail to take any action, which actions or failures to take action, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company further covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or as set forth in Section 4.1 of the Company Schedule or (iii) for transactions between or among the Company and the Company Subsidiaries:

(a) the respective businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practices, in each case in all material respects, and the Company and the Company Subsidiaries shall use reasonable best efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, distributors, customers and others having business relationships with them, in each case in the ordinary course of business, and to keep available the services of their current key officers and employees. It is understood and agreed that notwithstanding the limitations set forth in Section 4.1(b), “in the ordinary course and in a manner consistent with past practices” shall include the Company’s or any of the Company Subsidiary’s (i) participation in competitive bidding processes, and entry into transactions, with respect to any Embraer 145 aircraft, (ii) renewal of existing ground handling agreements as they expire, and participation in competitive bidding processes with respect to, and entry into, new ground handling agreements, and (iii) renewal of existing, or entry into new, aircraft charter or ACMI agreements so long as the Company’s total charter fleet is limited to an average of six aircraft on a calendar-year basis. The Company shall consult with Parent prior to entering into or renewing any agreement that will result in more than $500,000 in expenses per year. The Company shall, and shall cause the Company Subsidiaries to, (A) maintain their books, accounts and records in a manner materially consistent with prior practice, (B) comply in all material respects with all laws, ordinances and regulations of governmental authorities applicable to the Company and the Company Subsidiaries, (C) maintain and keep in all material respects its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (D) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound; (E) maintain or cause to be maintained the Company Aircraft and Company Engines in accordance, in all material respects, with the requirements of all applicable airworthiness directives and applicable laws, rules and regulations and in accordance, in all material respects, with the FAA-approved maintenance program for the Company and the Company Subsidiaries; and (F) maintain those certain 26 Embraer 135s (which the Company is maintaining for Continental) according to the terms and provisions of the Continental CPA; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed in Section 4.1(b) below shall be deemed to be a breach of this paragraph (a) unless such action would constitute a breach of such other provision; and

(b) without limiting the generality of the foregoing Section 4.1(a), the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following prior to Closing:

(i) amend or otherwise change its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective organizational documents, except (A) to the extent required to comply with applicable law or (B) for any amendment to the Company Rights Plan or to the terms of the Company’s Series A Junior Participating Preferred Stock made in connection with actions permitted or properly taken pursuant to Section 5.3;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class of the Company or any Company Subsidiary, except in accordance with the terms of Options or other securities outstanding on the date hereof or the Company Rights Plan;

(iii)(A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(iv) enter into any new line of business or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (A) pursuant to existing contracts or commitments, (B) in the ordinary course of business or (C) pursuant to any capital budget for 2010 provided to Parent prior to the date hereof;

(v) sell, lease, assign, pledge, encumber, dispose of or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (A) pursuant to existing contracts or commitments or (B) in the ordinary course of business;

(vi) make any material loans, advances or capital contributions to, or investments in, any other person, other than (A) in connection with actions permitted by the foregoing clause (iv) or (B) in the ordinary course of business;

(vii) incur any indebtedness for borrowed money or guarantees thereof, other than any indebtedness or guarantee incurred in the ordinary course of business;

(viii) except as required by law, required under existing contractual commitments or pursuant to Section 1.7, and except for actions involving non-executive employees in the ordinary course of business consistent with past practices, take any action to (A) adopt, enter into, or amend any employment agreement (whether at will or otherwise), severance, change in control, bonus, retirement, retention, welfare, incentive or similar agreement, arrangement or other Company Benefit Plan for the benefit or welfare of any current, prospective or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Options or Restricted Share awards, (D) grant any equity-based awards under any Company Benefit Plan or arrangement, including the grant of Options, stock appreciation rights, stock-based or stock-related awards, performance units or Restricted Shares, or remove existing restrictions in any Company Benefit Plans or agreements or awards made thereunder, or (E) create any bonus plan or grant any bonuses in connection with the transactions contemplated by this Agreement;

(ix) waive, release, assign, settle or compromise any claim, action or proceeding, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, other than waivers, releases, assignments, settlements, compromises, payments, discharges or satisfactions (A) involving an amount equal to or less than the amount reserved for such claim, action, proceeding, liability or obligation in the financial statements contained in the Company SEC Reports, (B) made in the ordinary course of business and consistent with past practices or (C) involving only the payment of monetary damages not in excess of $1,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies);

(x) enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Company or any of its affiliates or their ability to solicit customers or employees following the Effective Time;

(xi) except as otherwise permitted by Section 5.3, adopt, effect, agree or approve any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, assignment for the benefit of creditors or other reorganization of such entity;

(xii) change its methods of accounting (other than Tax accounting, which shall be governed by clause (xiii) below), except in accordance with changes in GAAP as agreed to by the Company’s independent auditors;

(xiii)(A) enter into any closing agreement with respect to material Taxes, (B) settle or compromise any material liability for Taxes, (C) make, revoke or change any material Tax election, (D) agree to any adjustment of any material Tax attribute, (E) file or surrender any claim for a material refund of Taxes, (F) execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, (G) file any material amended Return or (H) request or obtain any material Tax ruling;

(xiv) enter into (A) any aircraft purchase agreement or (B) any amendment to an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that, as of the date hereof, is not either a firm order aircraft or an option or purchase right aircraft set forth on Section 2.13(a)(ii) of the Company Schedule;

(xv) other than in the ordinary course of business, enter into or amend any capacity purchase or similar agreement, as a result of which the aggregate number of aircraft subject to all of the Company’s capacity purchase or similar agreements would exceed 25 aircraft, to the extent such agreement or amendment would be effective following the Effective Time (it being acknowledged and agreed that entering into, amending or terminating any capacity purchase or similar agreement in any respect, so long as the numerical limits set forth in this Section 4.1(b)(xv) are not thereby exceeded, shall be deemed to be in the ordinary course);

(xvi) adopt or implement any stockholder rights plan, “poison pill” or other anti-takeover or other similar plan, device or arrangement that, in each case, is applicable to the Merger or any other transaction contemplated by this Agreement, nor shall it (i) exempt any persons (other than Parent, Merger Sub and their respective affiliates) from the provisions of any takeover statute or otherwise cause such restrictions not to apply, or (ii) amend or waive the Company Rights Agreement or redeem the Rights or take any action to render the Company Rights Plan or the Rights inapplicable to any party other than Parent or Merger Sub, or agree to do any of the foregoing (except as permitted by Section 5.3);

(xvii) renew, modify, amend or terminate, or waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract, unless the Company, after consultation with outside legal counsel, determines in good faith that the failure to take any such action would conflict with applicable U.S. antitrust laws, rules and regulations (including the HSR Act);

(xviii) make any written or oral communications to the employees of the Company or the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, unless the Company provides Parent with a copy of the intended communication, Parent has a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(xix) terminate, cancel, modify or amend any material insurance policies covering aircraft hull or liability that are provided to the Company or any Company Subsidiary by Continental;

(xx) fail to maintain and possess the FAA-issued Air Carrier Certificate or the DOT-issued Certificate of Public Convenience and Necessity; and

(xxi) agree or formally commit to do any of the foregoing.

Section 4.2 Conduct of Parent. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, it shall not, and shall not permit its subsidiaries to, take or fail to take any action, which actions or failures to take action, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.3 Control of Company’s Business. Nothing contained in this Agreement will give Parent the right to control, directly or indirectly, the Company or any Company Subsidiary or direct the business or operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistently with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Company Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Parent or the Company in violation of any rule, regulation or policy of any governmental authority or applicable law.

Section 4.4 Cooperation as to Certain Matters. To the extent not prohibited by applicable law, in connection with the continued operation of the Company, the Company will confer in good faith with representatives of Parent, as reasonably requested by such representatives, regarding the general status of material aspects of ongoing operations of the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholders Meeting.

(a) The Company shall promptly prepare a proxy statement relating to the Stockholders Meeting (the “Proxy Statement”) and shall file the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof, and in any event not later than 30 days after the date hereof, and Parent shall cooperate with such preparation and filing. Parent and the

Company shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Proxy Statement to be mailed as promptly as practicable after filing. Parent will provide the Company with any information regarding Parent or Merger Sub that may be required to prepare and file the Proxy Statement. If at any time prior to the mailing of the Proxy Statement any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as applicable, will promptly inform the other of such occurrence and cooperate in preparing and filing such amendment or supplement with the SEC and, if required, in mailing the same to the stockholders of the Company.

(b) The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder, as well as the regulations of the NYSE, as applicable. The Company shall advise Parent, promptly after it receives notice thereof, of any comments (whether written or oral), requests for additional information by the SEC, or any other material communications in connection with the Proxy Statement.

(c) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Proxy Statement nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that, with respect to documents filed by a Party that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) to effect such a Change in the Company Recommendation, and in such event, Parent’s right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations.

(e) The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of adopting by requisite vote this Agreement (the “Company Stockholder Approval”). The Company Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.3, the Company, regardless of whether the Company Board of Directors has approved, endorsed or recommended an Acquisition Proposal or has withdrawn, modified or amended the Company Recommendation, will submit this Agreement for approval by the stockholders of the Company at such meeting.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders Meeting (i) to the extent it believes in good faith that such an adjournment or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or other disclosure is provided to the Company’s stockholders to satisfy the requirements of applicable law, (ii) if, as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (iii) to solicit additional proxies in favor of the Agreement.

Section 5.2 Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or applicable law, the Company shall, subject to any necessary third-party approvals, allow the Parent and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at Parent’s sole risk and expense, to all facilities, properties, personnel, books and records of the Company and the Company Subsidiaries. Parent agrees to conduct its investigation in a manner that does not interfere unreasonably with the Company’s or the Company Subsidiaries’ operations and with the prompt and timely discharge by the employees of the Company and the Company Subsidiaries of their duties. Parent agrees to indemnify and hold the Company and the Company Subsidiaries harmless from any and all claims and liabilities, including costs and expenses, for injury to or death of any representative of the Parent Parties and for any loss of, damage to or destruction of any property owned by the Company or the Company Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of the Company or the Company Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, the Company shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations; provided, however, that the Company shall use its reasonable best efforts to (A) obtain the required consent of any third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. Neither Parent nor any of its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of the Company or the Company Subsidiaries prior to the completion of the Merger without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b) Any information obtained by the Parent Parties or the Company or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between the Company and Parent dated May 21, 2010 (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) The Company agrees that none of the Company, any Company Subsidiary or any of the officers and directors of the Company or the Company Subsidiaries shall, and that it shall cause its and the Company Subsidiaries’ employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any Company Subsidiary) not to, directly or indirectly, (i) initiate, solicit or take any action to knowingly facilitate or encourage the submission of any inquiry, proposal or offer with respect to, or any transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Subsidiary, or any purchase or sale of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole (including stock of the Company Subsidiaries), or any purchase or sale of, or tender or exchange offer for, the Company’s equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide or cause to be provided any non-public information to any person relating to an Acquisition Proposal, or engage or participate in any negotiations concerning an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) approve, endorse or recommend, propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement, or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company or the Company Board of Directors may (i) engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to an Acquisition Proposal that did not result from a breach of Section 5.3(a)(i) if (A) the Company’s Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) prior to providing any non-public information to any person in connection with an Acquisition Proposal by any such person, the Company receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement; provided, however, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to the person making such Acquisition Proposal or such person’s representatives that was not previously provided or made available to Parent or its representatives, or (ii) fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Company Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Company Recommendation”) if the Company has complied in good faith with its obligations under Section 5.3(a), and if (A) the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations or (B) the Company has received an Acquisition Proposal that has not been withdrawn and the Company Board of Directors concludes in good faith (1) that such Acquisition Proposal constitutes a Superior Proposal and (2) after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations; provided, however, that no Change in the Company Recommendation may be made (y) until the fourth day after Parent’s receipt of written notice (a “Notice of Intended Change in the Company Recommendation”) from the Company advising Parent that the Company Board of Directors intends to make a Change in the

Company Recommendation and specifying the material terms and conditions of any Superior Proposal that is related to such Change in the Company Recommendation and (z) unless Parent has not proposed, within three days after its receipt of the Notice of Intended Change in the Company Recommendation, such adjustment to the terms and conditions of this Agreement as would enable the Company Board of Directors, acting in good faith and after consultation with its outside counsel and financial advisors, to proceed with the Company Recommendation. Notwithstanding anything in this Agreement to the contrary, disclosure by the Company of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Company Recommendation. “Superior Proposal” means an Acquisition Proposal that the Company Board of Directors concludes, in good faith and after consultation with its outside counsel and financial advisors, is (I) reasonably capable of being completed, (II) reasonably capable of being fully financed and (III) more favorable to the holders of the Shares (in their capacity as stockholders) than the transactions provided for in this Agreement, taking into account, among other things, the likelihood and timing of consummation, the termination fee payable under this Agreement to Parent in connection with the acceptance of such Superior Proposal, any proposal or offer by Parent to amend the terms of this Agreement and the Merger and such other factors deemed relevant by the Company Board of Directors; provided, however, that for purposes of the definition of “Superior Proposal,” the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be “50%.”

(c) The Company agrees that it will advise Parent of the receipt of any Acquisition Proposal within 24 hours and keep Parent reasonably and promptly informed of the status and material terms of, and any material changes to, any Acquisition Proposals and the status of any related discussions or negotiations, including the identity of the person making such Acquisition Proposal. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that this clause (d) shall not allow a Change in the Company Recommendation other than in accordance with clause (b) above.

(e) Any action pursuant to Section 5.3(b), Section 5.3(c) or Section 5.3(d) shall not constitute a breach of the Company’s representations, warranties or covenants in this Agreement.

Section 5.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The organizational documents of the Surviving Company shall contain provisions with respect to exculpation, indemnification and advancement of expenses no less favorable than the provisions set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement to the persons covered thereby, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, each of the Surviving Company and Parent shall, to the fullest extent permitted under applicable law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including any claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances as required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Company and Parent promptly after statements therefor are received and (ii) each of the Surviving Company and Parent shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that neither the Surviving Company nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that neither the Surviving Company nor Parent shall be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as reasonably determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Company and Parent. The Surviving Company and Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Company shall maintain, a fully pre-paid six-year tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to, the coverage currently provided by the Current Policy.

(d) In the event the Surviving Company, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as applicable, shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Company should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance that the Surviving Company may have or claim (except as would be prohibited by the DGCL), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of the Company and the Company Subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Company.

(f) The obligations of the Company, Parent and/or the Surviving Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, under the DGCL or otherwise.

Section 5.5 Notification of Certain Matters. Each of the Company and Parent shall promptly notify and provide copies to the other of the following upon acquiring knowledge thereof:

(a) any written notice from any governmental authority alleging that the consent or approval of such governmental authority is required to consummate the transactions contemplated by this Agreement or written notice from any other person alleging that the consent of such person is required to consummate the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;

(c) any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation commenced or, to its knowledge, threatened against, relating to, involving or otherwise affecting the Company or any Company Subsidiary or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such Party’s representations or warranties, as the case may be, or that is material and relates to the consummation of the transactions contemplated by this Agreement;

(d) any occurrence or event that is reasonably likely to cause an inaccuracy of any representation or warranty of that Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article VI not to be satisfied; and

(e) any material failure of any Party (or of its officers, directors, employees or agents) to comply with or satisfy any covenant, agreement or obligation of such Party to be complied with or satisfied by such Party under this Agreement following the time at which such compliance or satisfaction was contemplated to occur pursuant to the terms of this Agreement.

Notwithstanding the above, the delivery of any notice pursuant to this Section 5.5 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Merger and other transactions contemplated hereby.

Section 5.6 Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate and take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party to consummate the transactions contemplated by this Agreement and (iii) vigorously defending or contesting any litigation or administrative proceeding that would prevent or materially restrain or delay the consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Merger Sub and any ultimate parent entity of Parent) and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 30 days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 90 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable, including, subject to Section 7.1(c)(v), entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated hereby, and divesting, holding separate (including by establishing a trust or otherwise) or taking any other action with respect to any of Parent’s or any of its affiliate’s businesses, assets or properties as of the date of this Agreement; provided, however, that no Party shall be required to commit to or effect any action that is not conditioned upon the consummation of the Merger.

(b) Each of the Company and Parent (and, as applicable, Merger Sub) shall promptly notify the other of any communication concerning this Agreement or the transactions contemplated hereby to that Party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental authority.

(c) Neither the Company nor Parent (nor, as applicable, Merger Sub) shall participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other the opportunity to attend and participate in such meeting or discussion.

(d) Each of the Company and Parent (and, as applicable, Merger Sub) shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated hereby, each of the Company and Parent shall cooperate in all respects with each other and shall contest and resist any such action or proceeding and take or cause to be taken, all actions and do, or cause to be done, all things necessary to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.

(f) The Company shall cooperate with Parent with respect to, and use reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or the Company Subsidiaries) for the acquisition of the Company and the Company Subsidiaries, provided, however, that any such alternative structure does not impede or delay the Closing of the Merger or change the Merger Consideration and would not adversely affect the Company and the Company Subsidiaries, taken as a whole, should the Merger not occur.

Section 5.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts, but excluding routine employee communications) with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party. This Section 5.7 shall not apply to any release or announcement with respect to a Change in the Company Recommendation.

Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and, after the Effective Time, the Surviving Company to perform all of the Surviving Company’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

Section 5.9 Employee Matters.

(a) If the Parent or its other subsidiaries elect in their discretion to provide coverage under a Parent Benefit Plan (as defined below) on or after the Effective Time to any individual who was an employee of the Company or a Company Subsidiary on the Closing Date (a “Transition Employee”), the Parent shall cause such Transition Employee’s period of employment with the Company or Company Subsidiary (and with predecessor employers with respect to which the Company and the Company Subsidiaries shall have granted service credit under the Company Benefit Plan most comparable to such Parent Benefit Plan) to be deemed to have been employment and service with the Parent or its other subsidiary, as applicable, for all eligibility, vesting and accrual purposes under such Parent Benefit Plan; provided, however, that the grant of such past-service credit: (i) is permitted under applicable law; (ii) does not result in duplication of benefits; and (iii) may be disregarded under the otherwise generally applicable provisions of the Parent Benefit Plan in question dealing with re-hired employees if the Transition Employee separates from eligible service after the Effective Time and later returns to eligible service. For purposes of this Section 5.9, the term “Parent Benefit Plan” means any of the following types of employee benefit plans, programs and policies maintained or sponsored by the Parent or its other subsidiaries: 401(k) plans; group health plans within the meaning of Section 733 of ERISA; short-term and long-term disability plans; group term life insurance plans; accidental death and dismemberment plans; vacation, sick and other paid and unpaid leave programs and policies, personal flight privilege programs and policies; and employee stock purchase plans.

(b) If a Transition Employee or his or her eligible dependent becomes covered on or after the Effective Time by a Parent Benefit Plan that is a “group health plan” within the meaning of Section 733 of ERISA, the Parent shall cause such Parent Benefit Plan to waive all “pre-existing condition exclusions” within the meaning of Section 701 of ERISA applicable to any medical condition affecting such Employee or eligible dependent which existed immediately prior to the Effective Time to the extent such pre-existing condition was covered immediately prior to the Effective Time by the Company Benefit Plan most comparable to the Parent Benefit Plan; provided, however, that such Person does not incur a 63-day gap in “creditable coverage” as defined in Section 701(c) of ERISA between termination of his or her coverage under the Company Benefit Plan and the start of his or her coverage under the Parent Benefit Plan.

(c) Further, if a Transition Employee’s coverage under any Company Benefit Plan that is a “group health plan” within the meaning of Section 733 of ERISA is transferred to coverage under a Parent Benefit Plan of the same type (i.e., medical, dental or vision) as the Company Benefit Plan on or after the Effective Time, the Parent shall cause such Parent Benefit Plan to credit towards the deductibles otherwise imposed under the Parent Benefit Plan for the calendar year in which such transfer in coverage occurs any deductibles already incurred by the Transition Employee under the comparable Company Benefit Plan during such calendar year. For this purpose, deductibles are incurred in the year in which the medical service resulting in the deductible is rendered or the underlying medical supply or product is purchased.

(d) Nothing in this Agreement obligates the Parent, the Surviving Corporation or its subsidiaries to employ or continue to employ any employee of the Company or the Company Subsidiaries on or after the Effective Time or supersedes or otherwise alters the terms of employment of any Transition Employee as in effect prior to the Effective Time. Further, this Section 5.9 does not: (i) obligate the Parent, the Surviving Corporation or their subsidiaries to sponsor, continue or offer coverage or benefits to any Transition Employee or other Person under any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan, program or arrangement on or after the Effective Time; (ii) preclude the Parent, the Surviving Corporation or their subsidiaries, in its sole discretion, from terminating any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan, program or arrangement on or after the Effective Time; and (iii) except as would directly contravene the express requirements of Section 5.9(a) through Section 5.9(c), establish or affect the terms of, or preclude the Parent, the Surviving Corporation or any of their subsidiaries from establishing the terms of, or amending in its sole discretion, any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan, program or arrangement at any time on or after the Effective Time.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company may take steps reasonably necessary to cause dispositions of Shares, Options, Restricted Shares and Warrants pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder in accordance with procedures in such rule or under that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.11 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control or have decision-making authority with respect to, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby prior to the Effective Time.

Section 5.12 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein, and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.13 Voting of Shares. Parent and its subsidiaries shall vote all shares of Company Common Stock beneficially owned by them in favor of adoption of this Agreement at the Stockholders Meeting.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval;

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c) Approval, authorization and consent to the transfer of the DOT Economic Authority shall have been obtained, as may be necessary, and any additional approval, authorization, consent or exemption required to be obtained from the FAA, the DOT and any other governmental authority for the consummation of the Merger shall have been obtained (or the expiration of all applicable waiting periods shall have occurred), except for any such additional approvals, authorizations, consents or exemptions the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect; and

(d) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order, decision or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 2.1(a) (Organization and Qualification) Section 2.3 (Capitalization) and Section 2.4(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, they shall be true and correct in all material respects or in all respects, as the case may be, as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date), except for any such failures of any of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all of its material covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, conditions, states of facts or developments that have had, individually or in the aggregate, a Company Material Adverse Effect, the effects of which are continuing on the Closing Date.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)(i) The representations and warranties of Parent and Merger Sub contained in Section 3.1 (Organization and Qualification) and Section 3.2(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Parent Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, they shall be true and correct in all material respects or in all respects, as the case may be, as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, they shall be true and correct as of such earlier date), except for any such failures of any of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) that would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed in all material respects all of its material covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, conditions, states of facts or developments that have had, individually or in the aggregate, a Parent Material Adverse Effect, the effects of which are continuing on the Closing Date.

Section 6.4 Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the prior receipt of the Company Stockholder Approval:

(a) by mutual written agreement of Parent, Merger Sub and the Company; or

(b) by Parent or the Company, if:

(i) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining, prohibiting or otherwise preventing the Merger; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall have complied in all material respects with its obligations in Section 5.6; or

(ii) the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote at the Stockholders Meeting or, if the Stockholders Meeting is adjourned or postponed, at the last such Stockholders Meeting held after such adjournment(s) or postponement(s); or

(c) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided, however, that Parent shall have no right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii)(A) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or an exchange offer, failed to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) of the Exchange Act; (B) the Company Board of Directors fails to reconfirm its authorization, approval or recommendation of the Merger within three business days after a written request by Parent to do so; or (C) if the Company Board of Directors resolves to do any of the foregoing; or

(iii)(A) the conditions set forth in Section 6.1(b) and Section 6.1(c) shall have been satisfied and (B) the Merger shall not have been consummated on or before January 15, 2011 (the “Outside Date”); provided, however, that Parent shall not be entitled to terminate this Agreement under this Section 7.1(c)(iii) if Parent’s or Merger Sub’s material breach of any of its representations, warranties or covenants in this Agreement was the proximate cause of the Merger’s not being consummated on or before such date; or

(iv) if, prior to the Effective Time, the Company shall have breached, in any material respect, any of its obligations set forth in Section 5.3; or

(v) as a condition to obtaining approval of the transactions contemplated hereby under the HSR Act, Parent shall be required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in an effect that is materially adverse to the business, assets, financial condition or results of operations of either of (A) SkyWest Airlines, Inc., together with its subsidiaries, or (B) Atlantic Southeast Airlines, Inc., together with its subsidiaries; provided, however, that for such termination to be effective, the Parent Termination Fee shall have been paid to the Company; or

(d) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal; provided, however, that for such termination to be effective, the Company Termination Fee shall have been paid to Parent; or

(iii) the Merger shall not have been consummated on or before the Outside Date; provided, however, that if (A) the Effective Time has not occurred by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 6.1(b) or Section 6.1(c) and (B) all other conditions in Article VI have theretofore been satisfied or, to the extent legally permissible, waived, or are then capable of being promptly satisfied, then the Outside Date shall be April 15, 2011; and provided, further, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(iii) if the Company’s material breach of any of its representations, warranties or covenants in this Agreement was the proximate cause of the Merger’s not being consummated on or before such date.

Section 7.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any Party exercising its rights to terminate this Agreement pursuant to this Article VII, then this Agreement shall be null and void and, except as provided in Section 7.3 and Section 8.1 or as otherwise expressly provided herein, no Party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any Party from liability for damages for any willful and material breach of any representation, warranty, agreement, obligation or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any representation, warranty, agreement, obligation or covenant herein, then the Parent Parties or the Company, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) or Section 7.1(d)(ii) then, in any such event, the Company shall pay Parent a fee in the amount of $4,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid to Parent in cash by wire transfer of immediately available funds not later than two business days after the occurrence of such termination.

(b) If (i)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii), (B) Parent terminates this Agreement pursuant to Section 7.1(c)(iii) or (C) the Company terminates this Agreement pursuant to Section 7.1(d)(iii) (ii) prior to the Stockholders Meeting there shall have been publicly announced or publicly disclosed a bona fide Acquisition Proposal (provided, however, that for purposes of this Section 7.3(b) any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50%) that shall not have been withdrawn prior to the Stockholders Meeting and (iii) within 12 months after the date of such Stockholders Meeting, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(c) If Parent terminates this Agreement pursuant to Section 7.1(c)(v), Parent shall pay the Company a fee in the amount of $4,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid to the Company in cash by wire transfer of immediately available funds not later than two business days after the occurrence of such termination.

(d) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3. In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.

Section 7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all Parties; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the Company stockholders without such further approval.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or the Company, on the other hand, may (i) extend the time for the performance of any obligation or other act of the Company or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of the Company or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable to the Company or the Parent Parties, respectively. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. The agreements in Article I, this Article VIII, Section 5.4 and Section 5.9 of this Agreement shall survive the Merger. The agreements in this Article VIII, Section 5.2(b), Section 7.2 and Section 7.3 shall survive the termination of this Agreement. The remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.1.

Section 8.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(b) Except as and to the extent expressly set forth in this Agreement, neither Merger Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Merger Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of Merger Sub or Parent or any other person), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(c) Any representation “to the Knowledge” of a Party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such Party and any manager or managers of such Party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers, in each case after reasonable inquiry.

Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight FedEx delivery, by facsimile (with confirmed receipt and with a confirming copy by overnight FedEx delivery), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Merger Sub:

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Attention:	Chief Executive Officer and
Chief Financial Officer
Telephone:	(435) 634-3200
Facsimile:	(435) 634-3205

with a copy, which shall not constitute notice, to:

Parr Brown Gee & Loveless, P.C.

185 S. State St., Suite 800

Salt Lake City, Utah 84111

Attention:	Brian G. Lloyd
Dale T. Hansen
Telephone:	(801) 532-7840
Facsimile:	(801) 532-7750

if to the Company:

ExpressJet Holdings, Inc.

700 North Sam Houston Parkway West, Suite 200

Houston, TX 77067

Attention:	President and CEO
General Counsel
Telephone:	(832) 353-1000
Facsimile:	(832) 353-1141

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:	John B. Clutterbuck
Timothy C. Langenkamp
Telephone:	(713) 220-4200
Facsimile:	(713) 220-4285

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of securities (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding, upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Houston, Texas are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(e) “governmental authority” means any U.S. federal, state, local or foreign governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a Party’s best efforts in accordance with reasonable commercial practices, without incurring unreasonable expense;

(h) “subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; and

(i) “United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, incapable of being enforced by any rule of law or contrary to public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal, incapable of being enforced or contrary to public policy, the Parties shall negotiate in good faith to modify in a mutually acceptable manner this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.6 Entire Agreement; Assignment. This Agreement, the Company Schedule, the Parent Schedule, the Certificate of Merger, and the certificates to be delivered by the Company and Parent pursuant to Section 6.2(c) and Section 6.3(c), respectively, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, provided, however, that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise. Notwithstanding the foregoing, Parent may substitute any other directly or indirectly wholly owned subsidiary of Parent for Merger Sub; provided, however, that such other subsidiary must execute a counterpart to this Agreement pursuant to which it explicitly assumes all of the representations, warranties, agreements, obligations and covenants of Merger Sub hereunder; and provided, further, that no such assignment shall relieve Parents of any of its agreements, obligations and covenants hereunder.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.4, from and after the Effective Time, Section 1.6 and Section 1.7 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not to be performed in accordance with the terms hereof, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement, and any and all disputes arising out of or relating in any way to this Agreement, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles. Any action or proceeding arising out of or relating in any way to this Agreement, or to enforce any of the terms of this Agreement, shall (i) be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Court”) (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware) and (ii) not be litigated or otherwise pursued in any forum or venue other than the Court (or, if subject matter jurisdiction is unavailable in the Court, then in any forum or venue other than any other state or federal court sitting in Wilmington, Delaware). Each of the Company, Parent and Merger Sub hereby (A) irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the Court for such litigation (but not other litigation); (B) consents to service of process by registered mail upon such Party and/or such Party’s registered agent; (C) waives any objection to the laying of venue of any such litigation in the Court and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum; (D) waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding, including any appeal thereof; and (E) EXPRESSLY WAIVES ANY RIGHT TO DEMAND A JURY TRIAL AS TO ANY DISPUTE DESCRIBED IN THIS PARAGRAPH.

Section 8.10 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement is not intended, and shall not be deemed, to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SKYWEST, INC.

By:	/s/ Bradford R. Rich
Name:	Bradford R. Rich
Title:	Executive Vice President and
Chief Financial Officer

EXPRESS DELAWARE MERGER CO.

By:	/s/ Bradford R. Rich
Name:	Bradford R. Rich
Title:	Executive Vice President

EXPRESSJET HOLDINGS, INC.

By:	/s/ Thomas M. Hanley
Name:	Thomas M. Hanley
Title:	President and Chief Executive Officer

ANNEX B

Opinion of Goldman, Sachs & Co.

August 3, 2010

Board of Directors

ExpressJet Holdings, Inc.

700 North Sam Houston Parkway West

Suite 200

Houston, TX 77067

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than SkyWest, Inc. (“SkyWest”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ExpressJet Holdings, Inc. (the “Company”) of the $6.75 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 3, 2010 (the “Agreement”), by and among SkyWest, Express Delaware Merger Co., an indirect wholly owned subsidiary of SkyWest, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, SkyWest and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon announcement of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the offer from SkyWest to acquire the Company in June 2008 and as financial advisor to the Company in connection with the

Board of Directors

ExpressJet Holdings, Inc.

August 3, 2010

Page Two

amendment of its 4.25% convertible notes due 2023 (aggregate principal amount $128,200,000) in August 2008. We may also in the future provide investment banking services to the Company and SkyWest and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”) We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the U.S. airline industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $6.75 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the

Board of Directors

ExpressJet Holdings, Inc.

August 3, 2010

Page Three

Company, or class of such persons, in connection with the Transaction, whether relative to the $6.75 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or SkyWest or the ability of the Company or SkyWest to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $6.75 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, §255, §256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on                     , 2010.

EXPRESSJET HOLDINGS, INC.	INTERNET http://www.proxyvoting.com/xjt Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼    FOLD AND DETACH HERE    ▼

				Please mark your votes as indicated in this example		☒

FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.   The adoption and approval of the Agreement and Plan of Merger, dated as of August 3, 2010, among SkyWest, Inc., Express Delaware Merger Co., an indirect wholly owned subsidiary of SkyWest, Inc., and ExpressJet Holdings, Inc.

☐	☐	☐	2. The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 1.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your ExpressJet Holdings, Inc. account online.

Access your ExpressJet Holdings, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for ExpressJet Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice of Special Meeting and Proxy Statement are available at: http://www.expressjet.com

▼    FOLD AND DETACH HERE    ▼

EXPRESSJET HOLDINGS, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                    , 2010

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Thomas M. Hanley and Suzanne L. Johnson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Special Meeting of Stockholders to be held on         , 2010, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of special meeting and proxy statement with respect to such special meeting. Pursuant to federal law and the Certificate of Incorporation of ExpressJet Holdings, Inc., voting stock is subject to certain foreign ownership restrictions. By signing below, the undersigned represents that it is a “U.S. Citizen” as that term is defined in the company’s proxy statement or that the shares of stock represented by this Proxy have been registered on the company’s Foreign Stock Record.

Whether or not you expect to attend the special meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 3, 2010, AMONG SKYWEST, INC., EXPRESS DELAWARE MERGER CO., AN INDIRECT WHOLLY OWNED SUBSIDIARY OF SKYWEST, INC., AND EXPRESSJET HOLDINGS, INC. (PROPOSAL 1) AND “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES TO APPROVE PROPOSAL 1 (PROPOSAL 2).

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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